As filed with the U.S. Securities and Exchange Commission on February 11, 2025.

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

_____________________________________

Qinhui Technology International Co., Ltd.
勤惠科技国际有限公司
(Exact name of Registrant as specified in its charter)

_____________________________________

Not Applicable
(Translation of Registrant’s name into English)

_____________________________________

Cayman Islands	3714	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11 Mt. Henglang Road
Wuhu, Anhui Province
People’s Republic of China
+86 553-3022021
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Thomas A. Mauro

611 North Carolina Avenue S.E.

Washington, DC 20003

(202) 258-4392

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

James Zhang, Esq. Rita Y. Wang, Esq. APAC Legal PLLC 1717 K Street N.W. Suite 900 Washington, DC 20006 202-349-1430	Jason T. Simon, Esq. Yangyang Jia, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard, Suite 1000 McLean, VA 22102 703-749-1300

_____________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED February 11, 2025

1,250,000 Ordinary Shares

Qinhui Technology International Co., Ltd

勤惠科技国际有限公司

This is an initial public offering of our ordinary shares. We are offering on a firm commitment basis our ordinary shares, par value $0.0000625 per ordinary share. Prior to this offering, there has been no public market for our ordinary shares. We expect the initial public offering price to be in the range of US$5 to US$6 per ordinary share. We have reserved the symbol “QHT” for purposes of listing our ordinary shares on the Nasdaq Stock Market under the symbol “QHT”. At this time, the Nasdaq Stock Market has not yet approved our application to list our ordinary shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our ordinary shares will be approved for listing on the Nasdaq Stock Market.

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying our ordinary shares.

Our issued and outstanding share capital consists of our ordinary shares. Each ordinary share is entitled to one vote. Mr. Xin Zhang, the chairman of our board of directors will beneficially own [__]% of our total issued and outstanding shares, representing [__]% of our total voting power, assuming the option to purchase additional [__] ordinary shares is executed by the underwriters in full. Mr. Zhucheng Zhang, our founder and director and Mr. Xin Zhang’s father, will beneficially own [__]% of our total issued and outstanding ordinary shares, representing [__]% of our total voting power, assuming the option to purchase additional [__] ordinary shares is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules. Although as a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements, we will not take advantage of such exemptions.

We are an “emerging growth company” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements. Please read the disclosures beginning on page 12 of this prospectus for more information.

There are certain legal and operational risks associated with having our operations in China. The government of People’s Republic of China (the “PRC” or “China”) has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business. Therefore, investors of our company and our business face potential uncertainty from the PRC government. Changes in China’s economic, political or social conditions or government policies could materially adversely affect our business and results of operations. These risks could result in a material change in our operations and/or the value of our ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. In particular, recent statements and regulatory actions by China’s government, such as those related to data security or anti-monopoly concerns, as well as the ability of Public Company Accounting Oversight Board (United States) (the “PCAOB”) to inspect our auditors, may impact our Company’s ability to conduct our business, accept foreign investments, or be listed on a U.S. or other foreign stock exchange. See “Risk Factors — Risks Relating to Doing Business in the PRC.” On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Administrative Measures,” and five supporting guidelines, which came into effect on March 31, 2023. Our submission of a listing application will fall into the scope of overseas offering and listing provisions in the Administrative Measures. After the effectiveness of the Administrative Measures, we will be required to file with the CSRC in accordance with the Administrative Measures and complete the filing before the overseas issuance and listing. As of the date of this prospectus, we have not submitted but will submit a report, other required materials, and additional materials as requested by the CSRC in connection with the CSRC filing according to Administrative Measures. However, if our filing procedures were not completed according to the Administrative Measures or if our filing materials contain false records, misleading statements or material omissions, the CSRC may order us to rectify such non-compliance, issue a warning, and impose a fine of not less than RMB1 million and not more than RMB10 million. These risks could completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. Unless we obtain approval from the CSRC, we will not proceed with our initial public offering. See “Risk Factors — Risks Relating to Doing Business in the PRC — The rules and regulation from Chinese government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities and may intervene or influence their operations at any time, which could result in a material change in their operations and the value of our ordinary shares.”

We are not a Chinese operating company but a Cayman Islands holding company with operations conducted by our operating subsidiaries based in China. Investors in our ordinary shares thus are purchasing equity interest in a Cayman Islands holding company, and may never hold equity interests in the Chinese operating companies. This structure involves unique risks to investors. Additionally, Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our ordinary shares, and could cause the value of our ordinary shares to significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — The rules and regulation from Chinese government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities and may intervene or influence their operations at any time, which could result in a material change in their operations and the value of our ordinary shares.”

As used in this prospectus, (i) “we,” “us,” “our company,” “our Cayman Islands holding company,” or “our” refers to Qinhui Technology International Co., Ltd 勤惠科技国际有限公司 (“International Co.”), and, when describing International Co.’s consolidated financial information, also includes its subsidiaries; (ii) “our operating subsidiaries” refers to the indirect subsidiaries of International Co. with operating activities, namely, (a) Wuhu City Qinhui Auto Parts Manufacturing Co., Ltd. (“Auto Parts Co.”) and (b) Wuhu Qinhui Technology Co., Ltd. (“Technology Co.”); (iii) “our Mainland PRC subsidiaries refers to the indirect subsidiaries formed in Mainland PRC, namely, (a) Auto Parts Co., (b) Technology Co., and (c) Anhui Qinhui Intelligent Machinery Co., Ltd. (“Machinery Co.”); (iv) “our PRC subsidiaries” refers to (a) Auto Parts Co., (b) Technology Co., (c) Machinery Co., and (d) Qinhui Technology (HK) Limited (“HK Limited”), a Hong Kong entity; and (v) “our subsidiaries” refers to all direct and indirect subsidiaries of International Co., i.e., all of the above referenced subsidiaries plus Qinhui Development International Limited, a British Virgin Islands (“BVI”) entity.

The legal and operational risks associated with operating in Mainland China also apply to our operations in Hong Kong, including the risk that the PRC government has significant authority to intervene or influence our Hong Kong subsidiary, HK Limited, at any time, which could result in a material adverse change to our business, prospects, financial condition, and results of operations, and the value of our securities. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). Further, according to Article 5 of the Basic Law, the capitalist system and the way of life in Hong Kong shall remain unchanged for 50 years since the handover on July 1, 1997. However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, our Hong Kong subsidiary may become subject to PRC laws or authorities. See “Risk Factors — Risks Relating to Doing Business in the PRC — We may be subject to uncertainty about any changes in the economic, political and legal environment in Hong Kong, and it is possible that most of the legal and operational risks associated with operating in Mainland PRC may also apply to operations in Hong Kong in the future”

We directly hold 100% equity interests in our subsidiaries, and we do not currently use a variable interest entity (“VIE”) structure.

To date, no cash flows have occurred between our Cayman Islands holding company and our subsidiaries. Such cash transactions for the six months ended June 30, 2023 were included in net cash generated from operating activities together with our Cayman Islands holding company’s other operational cash transactions in its financial statements. See “Note 17 Condensed Financial Information of the Parent Company — Condensed statements of cash flows” in our financial statements appearing elsewhere in this prospectus. For disclosure on cash flows that have occurred between our subsidiaries to date, see “Prospectus Summary — Cash Transfers and Dividend Distributions.” To the extent cash in the business is in the PRC, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash. See “Risk Factors — Risks Relating to Doing Business in the PRC — To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash.”

To date, our Cayman Islands holding company has not declared or paid dividends or made distributions to its subsidiaries or to investors in the past, nor any dividends or distributions were made by a subsidiary to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. We do not have any current plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our operating subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. See “Risk Factors — Risks Relating to Our Ordinary Shares and This Offering — We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.” If needed, our Cayman Islands holding company can transfer cash to our PRC subsidiaries through loans and/or capital contributions, provided such funding is in the best interests of the Cayman Islands holding company, and our PRC subsidiaries can transfer cash to our Cayman Islands holding company through loans and/or issuing dividends or other distributions. In addition to certain requirements of Cayman Islands, law, cash transfers from our Cayman Islands holding company are also subject to applicable PRC laws and regulations on loans and direct investment. For details, see “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Use of Proceeds.” In addition, current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. For details, see “Risk Factors — Risks Relating to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.” Other than the legal and regulatory restrictions as described above, cash and capital contributions may be transferred among our Cayman Islands holding company and our subsidiaries.

In addition, our ordinary shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act (“HFCAA”) if the PCAOB is unable to inspect our auditor for two consecutive years. Our auditor is subject to inspection by the PCAOB, with the most recent inspection conducted in March 2023, and it is subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our ordinary shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, the Nasdaq Stock Market may determine to delist our ordinary shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to AHFCAA and reduced the period of time for foreign companies to comply with PCAOB audits to two consecutive years, instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCAA. Our auditor, YCM CPA INC., is headquartered in Irvine, California, and is subject to inspection by the PCAOB, with the most recent inspection in March 2023. See “Risk Factors — Risks Relating to Our Business and Industry — Recent joint statement by the U.S. Securities and Exchange Commission (the “SEC”) and the PCAOB proposed rule changes submitted by Nasdaq, and the recently enacted Consolidated Appropriations Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

	Per Ordinary Share		Total
Initial public offering price(1)	US$	[_____]	US$	[_____]
Underwriting discounts(2)	US$	[_____]	US$	[_____]
Proceeds, before expenses, to us(3)	US$	[_____]	US$	[_____]

____________

(1)      The table above assumes that the underwriters do not exercise their over-allotment option. For more information, see “Underwriting” beginning on page 140 of this prospectus.

(2)      An underwriting discount equal to seven percent (7%) of the offering price will be provided to underwriters. This table does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Kingswood Capital Partners, LLC, the representative of the several underwriters (the “Representative”), or certain other expenses for which we have agreed to reimburse the underwriters. See the section titled “Underwriting” beginning on page 140 of this prospectus for additional disclosure regarding Representative compensation and offering expenses.

(3)      We expect our total cash expenses for this offering (including cash expenses payable to the Representative for its out-of-pocket expenses) to be approximately $[__________________], exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the ordinary shares if any such ordinary shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our ordinary shares to be offered by us pursuant to this offering on the same terms as the other ordinary shares being purchased by the underwriters from us to cover over-allotments, at the public offering price less the underwriting discounts. If the underwriters exercises the option in full and assuming that investors introduced by the underwriters will purchase 100% of the ordinary shares offered hereby, the total underwriting discounts payable will be US$[_____________] based on an assumed offering price of US$[______] per [________] ordinary share, and the total gross proceeds to us, before underwriting discounts, non-accountable expense allowance, and expenses, will be $[____________].

The underwriters expect to deliver our ordinary shares against payment as set forth under “Underwriting,” on or about [___________], 2025.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Kingswood Capital Partners, LLC.

Prospectus dated [_______________], 2025.

You should rely on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy our ordinary shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

Neither we nor the underwriters have taken any action to permit a public offering of our ordinary shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of our ordinary shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Until [_____________], 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ordinary shares discussed under “Risk Factors,” before deciding whether to invest in our ordinary shares. This prospectus contains information from an industry report which we commissioned Frost and Sullivan, a third-party independent research firm, to prepare, entitled “Independent Market Study on China’s Automotive Parts and Accessories, and Automotive Structural Components Markets. We refer to this report as the “F&S Report.”

Overview

Our Mission

Our mission is to manufacture and supply competitive products, i.e., structural components and accessories of passenger vehicles, trucks, and trains, through innovative computer numerical control (“CNC”) sheet metal cutting, stamping, die casting, molding, and wielding processes, as well as optimized economy of scale, effective quality control, and efficient production plant management.

Who we are

Through our operating subsidiaries, we manufacture and sell components and accessories of passenger automobiles, trucks and train cars in China. In 2002, Mr. Zhucheng Zhang founded the Auto Parts Co. in Wuhu City, Anhui Province, China. In 2009, Mr. Zhucheng Zhang founded Technology Co., also in Wuhu City, Anhui Province. Since their inceptions, Auto Parts Co. and Technology Co. have manufactured automotive parts and accessories, specifically, automotive structural components. Mr. Zhucheng Zhang served as the chairman of the board of directors, legal representative, and general manager of both companies since their inceptions. In 2016, Auto Parts Co. expanded its product lines to include parts and accessories of railroad cars. June 2024 Mr. Xin Zhang replaced Mr. Zhucheng Zhang as the chairman of the board of directors, legal representative, and general manager, of Auto Parts Co. and Technology Co. In 2016, Auto Parts Co. expanded its product lines to include parts and accessories of railroad cars.

Through a series of additional equity investments and transfers, Mr. Xin Zhang eventually also acquired substantial equity interests in both companies. In 2024, as part of a reorganization, International Co. became the ultimate holding company of both Auto Parts Co. and Technology Co.

What we have accomplished

We have experienced significant growth since our inception. In addition to our ability to develop and maintain customers, our growth is also attributable to our high standards in the management of our operations, in the quality control of our products, in our customer service, in establishing and maintaining our reputations, and in expanding our brand recognition, as well as in striving to be innovative in the technologies that we applied to our manufacturing process.

As the date of this prospectus, we have 37 unexpired registered patents in the PRC, including six invention patents and 31 utility model patents, and three trademarks registered in the PRC.

Our notable products include a liquefied natural gas (“LNG”) cylinder frame for trucks, which is lightweight, easy to install and uninstall, cost-effective, and has a good safety profile, compared to conventional LNG cylinder frames. Because our LNG cylinder frame is not as heavy as conventional LNG cylinder frames, it also improves the fuel efficiency and consequently reduces the carbon emissions, of the trucks equipped with it instead of conventional heavy LNG cylinder frames. In 2019 alone we manufactured more than 28,000 units of our LNG cylinder frames. According to the F&S Report, as of 2023 we are the largest supplier in China’s LNG cylinder frame market, occupying 22.7% of the market share with a sales revenue of RMB115.6 million. Technology Co. also co-developed a sliding welder cargo with China Railway First Group Material, Trade and Machinery Co., Ltd. When the set is plugged into an external electricity source, it allows workers to perform welding of transported materials inside the cargo before hoisting the materials out. When used to assemble box beams of highspeed railroads, this set reduces the difficulty and labor intensity in the construction of highspeed railroad tracks.

Since 2002, we have expanded our manufacturing facilities multiple times, increased the number of our employees to over 200, and increased our annual revenue to approximately US$30 million in the year ended December 31, 2023. In 2009, 2012, 2013, and 2015, we were named a superior supplier by Chery Automobile Co., Ltd., one of the top 10 automobile manufacturers in terms of total sales volume and the largest automobile manufacturer in terms of total export volume in China in 2023, according to the F&S report.

Competitive Strengths

•        Our operating subsidiaries’ strong design, research and development capabilities and patent portfolio provide significant competitive advantages over their industry peers.

•        We have a good sales network and have been able to generate purchase orders outside our production capacity (either in terms of volume or in terms of technical capacity) to other automotive parts and accessories manufacturers.

•        Our operating subsidiaries are dedicated to ensuring quality of their products and delivering excellent customer service.

•        We have a strong, stable and experienced senior management team.

Challenges and Weaknesses

•        Substantial investments in our operating subsidiaries, which we may be unable to make, may be required for our operating subsidiaries to keep up with the latest developments in the automobile and railroad transportation markets.

•        The constant changing demand in electric vehicles (“EVs”) may create misalignment between EV sales and our productions. If the production of EVs significantly exceeds the demand for EVs at any point of time, our future sales could be negatively impacted.

•        Our costs are affected by the cost of raw materials, but we may not be able to mitigate entirely the increase of raw material costs without negatively affecting demands for our products, and this could cause either reduced demands, reduced profit margins, or both.

•        The operations of our leased plants may be impeded if the leases are not renewed or extended on commercially reasonable terms or at all, and we are unable to find alternative properties to relocate the plants to.

Growth Strategies

•        Strengthen our research and development efforts and stay innovative.

•        Upgrade our production facilities and equipment.

•        Increase our market share in LNG cylinder frames.

•        Increase our presence in the highspeed railroad construction industry.

•        Increase our market share in battery pack accessories.

•        Expand horizontally in the automobile parts and accessory production through acquisitions.

Summary of Risk Factors

An investment in our ordinary shares is subject to a number of risks, including risks relating to the business and industry of our operating subsidiaries, risks relating to doing business in China and risk relating to our ordinary shares in this offering. You should carefully consider all the information in this prospectus before making an investment in the ordinary shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to the Business and Industry of our Operating Subsidiaries

•        If our operating subsidiaries’ products fail to meet the demands of their customers or to reflect the latest developments in the automobile and railroad transportation market, the operating subsidiaries may be unable to retain existing customers or attract new customers, and our business, financial condition and results of operations may be materially and adversely affected.

•        Our operating subsidiaries’ facilities and operations may require continuous and substantial investment and upgrading.

•        Our operating subsidiaries may be exposed to risks of obsolete inventories.

•        Our revenues and profits may be significantly reduced if our customers lose all or part of their government contracts.

•        Future demands for EVs are uncertain and there may be a misalignment between EV production and sales.

•        Demand for vehicles may decline if vehicles becomes less affordable.

•        Raw material purchase prices are subject to fluctuation; our operating subsidiaries may not be able to maintain or increase the selling price of their products, and could face shortage in supply of their raw materials.

•        Our operating subsidiaries’ ability to compete effectively may be hampered if their intellectual property rights are infringed on by third-parties, or if they are alleged or found to have infringed on the intellectual property rights of others.

•        Our operating subsidiaries may incur costs associated with warranty and recall and may be subject to claims by their customers in respect of product quality and compliance with relevant health and safety standards if they fail to maintain an effective quality control system.

•        Our operating subsidiaries may be subjected to product liability claims.

•        Our operating subsidiaries may experience delays or interruptions in the shipments of their products due to factors outside of their control, and such delays or interruptions could lead to lost revenue and customer dissatisfaction.

•        Our operating subsidiaries may incur losses due to losses or damages of products during shipment.

•        Any interruption in the normal operations of our operating subsidiaries’ warehouses and production facilities may have an adverse impact on the operating subsidiaries’ ability to fulfill orders from their customers and business operations.

•        Our operating subsidiaries rely entirely or almost entirely on the Chinese market. Any changes in the economic and regulatory conditions in China may have an adverse effect on our business.

•        Our operating subsidiaries may be unable to maintain their relationship with the customers and they may fail to engage new customers.

•        Our operating subsidiaries face intense competition in the compatible automotive parts and accessories industry.

•        Our performance depends on our operating subsidiaries’ favorable labor relations with their employees. Any deterioration in these relations or a shortage of labor or a rise in labor costs may have an adverse effect on our operating results.

•        We are subject to customer credit risk in collecting trade receivables.

•        Our operating subsidiaries’ insurance coverage may not be sufficient to cover all risks in relation to their business operations.

•        Our business is dependent on the continuous operation of our operating subsidiaries’ production facilities.

•        One of our operating subsidiaries’ plants is on a leased property and we cannot ensure that our operating subsidiaries will be able to renew or find suitable premises to replace this plant if the landlord refuses to renew the lease agreements upon the expiry of the lease term.

•        Our success depends on the continuing efforts of our senior management team and other key employees, and our operations could be materially and adversely affected if any member of our senior management team leaves us.

•        Failure or security breach of our operating subsidiaries’ information technology system may disrupt their operations.

•        Non-compliance with existing and future fire protection, health, safety and environmental policies, laws, rules and regulations may lead to imposition of fines penalties and other liabilities and our compliance costs may increase if environmental protection laws become more onerous.

•        Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and Consolidated Appropriations Act recently enacted all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

•        Natural disasters, health epidemics, and other outbreaks could significantly disrupt our operations and have a material adverse impact on our operations and profitability.

•        Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Risks Relating to Doing Business in the PRC

•        Adverse changes in economic, political and social policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

•        Changes to the PRC legal system could have an adverse effect on us.

•        The rules and regulation from Chinese government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities and may intervene or influence their operations at any time, which could result in a material change in their operations and the value of our ordinary shares.

•        We may rely on dividends and other distributions on equity paid by our Mainland PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our Mainland PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.

•        PRC regulations of loans and direct investment by offshore holding companies to Mainland PRC subsidiaries may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our Mainland PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

•        Restrictions on the remittance of Renminbi (“RMB” and “Renminbi” refer to the legal currency of Mainland China) into and out of Mainland China and government control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

•        Fluctuations in exchange rates could result in foreign currency exchange losses.

•        The enforcement of the PRC Labor Contract Law and other labor-related regulations in Mainland PRC may adversely affect our business and results of operations.

•        Mainland PRC laws and regulations establish more complex procedures for some acquisitions of Mainland PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in Mainland China.

•        It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

•        PRC regulations relating to the establishment of offshore special purpose companies by Mainland PRC residents may subject our Mainland PRC resident beneficial owners or our Mainland PRC subsidiaries to liability or penalties, limit our ability to inject capital into our Mainland PRC subsidiaries, limit our Mainland PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

•        If we are classified as a Mainland PRC resident enterprise for Mainland PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-Mainland PRC shareholders.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the prospectus based on foreign laws.

•        We may be subject to uncertainty about any changes in the economic, political and legal environment in Hong Kong, and it is possible that most of the legal and operational risks associated with operating in Mainland PRC may also apply to operations in Hong Kong in the future.

•        Our operations in Hong Kong are governed by the laws and regulations in Hong Kong. If there is significant change to current political arrangements between Mainland China and Hong Kong, the PRC government may intervene or influence our Hong Kong operations, which could result in a material change in our operations in Hong Kong.

•        To the extent cash in the business is in the Mainland PRC/Hong Kong or a Mainland PRC/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the Mainland PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability to transfer cash by the PRC government.

Risks Relating to Our Ordinary Shares and This Offering

•        Without a successful offering, we may not be able to fully implement our business plan and growth strategies discussed in this prospectus.

•        There is no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

•        The trading price of our ordinary shares is likely to be volatile, which could result in substantial losses to investors.

•        We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

•        We may not be able to attract the attention of securities or industry analysts in our efforts to raise capital, and if securities or industry analysts do not publish research or reports about our business, or if they publish unfavorable opinions regarding our ordinary shares, the market price and trading volume of our ordinary shares could decline.

•        We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.

•        Because our initial public offering price is substantially higher than our net tangible book value per ordinary share, you will experience immediate and substantial dilution.

•        Substantial future sales or perceived potential sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

•        Certain judgments obtained against us by our shareholders may not be enforceable.

•        There can be no assurance that we will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our ordinary shares to significant adverse United States federal income tax consequences.

•        For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

•        If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

•        Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

•        As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

•        We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

•        We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

•        The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

•        Cayman Islands economic substance requirements may have an effect on our business and operations.

We also face other challenges, risks and uncertainties that may materially adversely affect our operating subsidiaries’ business, and our financial condition, results of operations and prospects. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ordinary shares.

We face risks arising from the legal system in China including risks and uncertainties regarding the enforcement of laws, and that rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operating subsidiaries’ operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operating subsidiaries’ operations and/or the value of our ordinary shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — The rules and regulation from Chinese government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities and may intervene or influence their operations at any time, which could result in a material change in their operations and the value of our ordinary shares.”

We and our subsidiaries are required to obtain the following requisite licenses and approvals for our operations in the PRC:

Company	Scope of Business Operation	Governmental Permission Required	Status
Auto Parts Co.	Automobile stamping, welding, milling, and die casting parts and accessories fabrication	Stationary pollution source discharge registration	To be renewed on March 22, 2025
Technology Co.	Automobile stamping, welding, milling, and die casting parts and accessories fabrication	Stationary pollution source discharge registration	To be renewed on March 22, 2025

We believe that each of our PRC subsidiaries has all requisite permissions or approvals to conduct its business in the manner presently conducted and described in this prospectus. Other than the licenses and approvals disclosed in this prospectus that our PRC subsidiaries have obtained for a domestic company in China to engage in the similar businesses, as of the date of this prospectus, neither we nor any of our PRC subsidiaries are required to obtain any permission from any PRC authorities to conduct its operations. If we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by relevant regulators, fines or penalties, ordered to suspend our relevant business and rectify, prohibited from engaging in relevant business, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 17, 2023, the China Securities Regulatory Commissions (“CSRC”) released Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (hereinafter referred to as the “Administrative Measures”, which came into force on March 31, 2023), five supporting guidelines, as well as Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises (hereinafter referred to as the “Notice”). According to the Administrative Measures and the Notice, overseas offering and listing refers to overseas offerings by domestic companies of equity shares, depository receipts, convertible corporate bonds, or other equity-like securities, and overseas listing of the securities for trading. Overseas offering and listing, which is specifically divided into direct overseas offerings and listing and indirect overseas offerings and listing, shall be filed in accordance with the Administrative Measures. According to the Notice, the domestic companies that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Administrative Measures can reasonably arrange the timing of filing applications and should complete the filing before the overseas issuance and listing. Our submission of a listing application will fall into the scope of overseas offering and listing provisions in the Administrative Measures. After the effectiveness of the Administrative Measures, we will be required to file with the CSRC in accordance with the Administrative Measures and complete the filing before the overseas issuance and listing. As of the date of this prospectus, we have not submitted but will submit a report and other required materials in connection with the CSRC filing according to the Administrative Measures. However, if our filing procedures were not completed according to the Administrative Measures or if our filing materials contain false records, misleading statements or material omissions, the CSRC may order rectify such non-compliance, issue a warning, and impose a fine of not less than RMB1 million and not more than RMB10 million. Unless we obtain approval from the CSRC, we will not proceed with our initial public offering. These risks could completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Provisions on Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing, or the Confidentiality Provisions, which came into effect on March 31, 2023 with the Administrative Measures. The Confidentiality Provisions require that, among other things, (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by the company or its PRC subsidiary to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions, and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

For details on the above-mentioned matters, see “Risk Factors — Risks Relating to Doing Business in the PRC — The rules and regulation from Chinese government exert substantial influence over the manner in which our PRC subsidiaries must conduct their business activities and may intervene or influence their operations at any time, which could result in a material change in their operations and the value of our ordinary shares.” Other than the filing requirement under the Administrative Measures, we and our PRC subsidiaries are not required to obtain any permission or approval from the Chinese authorities under current PRC laws and regulations for the offering of securities being registered hereunder to foreign investors.

The legal and operational risks associated with operating in Mainland China also apply to our operations in Hong Kong, including that the PRC government has significant authority to intervene or influence our Hong Kong subsidiaries at any time, which could result in a material adverse change to our business, prospects, financial condition, and results of operations, and the value of our securities. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. Pursuant to the Basic Law, which was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). Further, according to Article 5 of the Basic Law, the capitalist system and the way of life in Hong Kong shall remain unchanged for 50 years since the handover on July 1, 1997. However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, our Hong Kong subsidiaries may become subject to PRC laws or authorities. See “Risk Factors — Risks Relating to Doing Business in the PRC — We may be subject to uncertainty about any changes in the economic, political and legal environment in Hong Kong, and it is possible that most of the legal and operational risks associated with operating in Mainland PRC may also apply to operations in Hong Kong in the future” and “— Our operations in Hong Kong are governed by the laws and regulations in Hong Kong. If there is significant change to current political arrangements between Mainland China and Hong Kong, the PRC government may intervene or influence our Hong Kong operations, which could result in a material change in our operations in Hong Kong.”

In addition, trading in our securities may be prohibited under the HFCAA, if the PCAOB, determines that it cannot inspect the workpapers prepared by our auditor, and that as a result an exchange may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the AHFCAA and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to AHFCAA and reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Mainland China and in Hong Kong because of positions taken by Mainland PRC and Hong Kong authorities in those jurisdictions. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCAA.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Irvine, California, and is subject to inspection by the PCAOB, with the most recent inspection in March 2023. Additionally, our auditor is subject to the determination announced by the PCAOB on December 16, 2021. See Risk Factors — Risks Relating to Our Business and Industry — Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the HFCAA passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

Cash Transfer and Dividend Distributions

Cash Transfers To Date

We conduct our business operations in China through our PRC subsidiaries. If needed, our Cayman Islands holding company can transfer cash to its PRC subsidiaries through loans and/or capital contributions, provided each funding is in the best interests of the Cayman Islands holding company, and our PRC subsidiaries can transfer cash to our Cayman Islands holding company through loans and/or issuing dividends or other distributions. Cash flows have not occurred between our Cayman Islands holding company and our subsidiaries. See “Note 17 Condensed Financial Information of the Parent Company — Condensed statements of cash flows” in our financial statements appearing elsewhere in this prospectus.

Restrictions and Limitations on Cash Transfers and Dividend and Other Distributions

From our PRC subsidiaries to their parent companies

Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. A PRC subsidiary of ours is required to set aside 10% of its after-tax profits to fund a statutory reserve until such reserve reaches 50% of its registered capital if it distributes its after-tax profits for the current financial year. For details, see “Risk Factors — Risk Relating to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.” In addition to certain requirements of Cayman Islands law, cash transfers from our Cayman Islands holding company are also subject to applicable PRC laws and regulations on loans and direct investment. For details, see “Risk Factors — Risk Relating to Doing Business in the PRC — PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of Mainland China. We receive all of our revenues in Renminbi, and under our current corporate structure, we may still rely on dividend payments from our Mainland PRC subsidiaries to fund any additional cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares. See “Risk Factors — Risk Relating to Doing Business in the PRC — Restrictions on the remittance of Renminbi into and out of the PRC and government control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.”

From our Cayman Islands holding company to U.S. investors

Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Our Cayman Islands holding company has not declared or paid dividends or made distributions to its subsidiaries or to investors in the past, nor any dividends or distributions were made by a subsidiary to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. We do not have any current plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. Even if our board of directors decides to declare or pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our operating subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. See “Risk Factors — Risks Relating to Our Ordinary Shares and This Offering — We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.”

U.S. investors will not be subject to Cayman Islands or the PRC taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them, while they may be subject to U.S. federal income tax for receiving dividends, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. See “Taxation.”

From our Cayman Islands holding company to our PRC subsidiaries

In addition to certain requirements of Cayman Islands law, cash transfers from our Cayman Islands holding company are subject to applicable PRC laws and regulations on loans and direct investment. We may transfer funds to our PRC subsidiaries or finance our PRC subsidiaries by means of shareholders’ loans or capital contributions, provided such funding is in the best interests of the Cayman Islands holding company, after completion of this offering. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the SAFE, or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiaries shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the Ministry of Commerce (“MOFCOM”) or its local counterparts. On March 30, 2015, the SAFE promulgated the Circular on Reforming the Administrative Measures on Conversion of Foreign Exchange Registered Capital of Foreign-invested Enterprises (“SAFE Circular 19”). SAFE Circular 19, however, allows foreign invested enterprises in China to use their registered capital settled in RMB converted from foreign currencies to make equity investments, but the registered capital of a foreign invested company settled in RMB converted from foreign currencies remains not allowed to be used, among other things, for investment in the security markets, or offering entrustment loans, unless otherwise regulated by other laws and regulations. On June 9, 2016, the SAFE further issued the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“SAFE Circular 16”), which, among other things, amended certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign invested company is regulated such that Renminbi capital may not be used for purposes beyond its business scope or to provide loans to non-affiliates unless otherwise permitted under its business scope. On October 23, 2019, the SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment (“SAFE Circular 28”), which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering and the concurrent private placements to our PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations. See “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Use of Proceeds.”

From our non-Mainland PRC subsidiaries to their parent companies

Other than our subsidiaries in the PRC, we have intermediary subsidiaries formed in Hong Kong and the BVI. The following are descriptions of the restrictions and limitations on our subsidiaries formed in these jurisdictions to distribute earnings to the parent company and U.S. investors.

Hong Kong.    For our Hong Kong subsidiary to distribute earnings outside Hong Kong, certain daily remittance limits will be imposed by Hong Kong laws and processing banks. Additionally, such remittances should not be used for money laundering or terrorist financing purposes. Registered institutes, such as banks, have their own internal policies, procedures and controls in the relevant operational areas so as to meet their anti-money laundering and counter-financing of terrorism statutory and regulatory requirements and guard against money laundering and terrorist financing.

British Virgin Islands.    In the event of distributions, our operating subsidiaries will first distribute to their PRC parent company, which may in turn distribute to its direct and indirect parent companies in Hong Kong, the BVI, and Cayman Islands. In the BVI, dividends and distributions are governed by Section 56 to 58 of the BVI Business Companies Act, which provides that subject to the memorandum and articles of a company, the company’s directors may authorize a distribution to members if in the opinion of the directors, the company will satisfy the solvency test immediately after the distribution. A company satisfies the solvency test if the value of the company’s assets exceeds its liabilities, and the company is able to pay its debts as they fall due.

Other than the legal and regulatory restrictions as described above, cash and capital contributions may be transferred among our Cayman Islands holding company and our subsidiaries.

Corporate History and Structure

We commenced our operations in 2002 as an autobody manufacturer through Auto Parts Co., a limited liability company established under the laws of the PRC. In 2009, Technology Co., was incorporated in the PRC. In January 2024, Qinhui Technology International Co., Ltd 勤惠科技国际有限公司 was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. As a result of reorganization, Qinhui Technology International Co., Ltd 勤惠科技国际有限公司 became the ultimate holding company of our subsidiaries.

The following diagram illustrates our corporate structure as of the date of this prospectus. For more detail on our corporate history, please refer to “Corporate History and Structure.”

Zhucheng Zhang
100%
Zhuo Cheng Technology Limited (a BVI entity)
100%
Zhuo Cheng International Limited (a BVI entity)
20%
Xin Zhang
100%
Xin Zhuo International Limited (a BVI entity)
80%
Qinhui Technology International Co., Ltd.
100%
Qinhui Development International Limited (a BVI entity)
100%
Qinhui Technology (HK) Limited (a Hong Kong entity)
100%
Anhui Qinhui Intelligent Machinery Co., Ltd. (a PRC entity)
100%
Wuhu Qinhui Technology Co., Ltd.
100%
Wuhu City Qinhui Auto Parts Manufacturing Co., Ltd.

Currently, we directly hold 100% equity interests in our subsidiaries, and we do not currently use a VIE structure.

Corporate Information

Our principal executive offices are located at 11 Mt. Henglang Road, Wuhu, Anhui Province, People’s Republic of China. Our telephone number at this address is +86 553-3022021. Our registered office in the Cayman Islands is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands, and the phone number of our principal executive office is +86 553-3022021.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is [________________]. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is located at 611 North Carolina Avenue S.E., Washington, DC 20003.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As long as we remain an emerging growth company, we may rely on exemptions from some of the reporting requirements applicable to public companies that are not emerging growth companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A;”

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

Upon the completion of this offering, Mr. Xin Zhang, chairman of our board of directors, will continue to beneficially own [____]% of our total issued and outstanding ordinary shares, representing [_____]% of our total voting power, assuming the option to purchase additional [______] ordinary shares is exercised by the underwriters in full. Mr. Zhucheng Zhang, our founder and director and Mr. Xin Zhang’s father, will beneficially own [        ]% of our total issued and outstanding ordinary shares, representing [        ]% of our total voting power, assuming the option to purchase additional ordinary shares is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Xin Zhang will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. We will not take advantage of these exemptions.

Conventions that Apply to this Prospectus

We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic sum of the figures that precede them.

The functional currency for International Co. and all its subsidiaries outside of the PRC are U.S Dollar. International Co. and its subsidiaries outside of the PRC currently only serve as holding companies and do not have active operation as of the date of this prospectus. Our functional currency for our PRC subsidiaries is RMB. Figures in this prospectus have been translated into U.S. Dollars. Assets and liabilities are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	December 31, 2023	December 31, 2022
Year-end spot rate	US$1 = RMB7.0999	US$1 = RMB6.8972
Average rate	US$1 = RMB7.0809	US$1 = RMB6.7290

The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from foreign currency transactions are reflected in the results of operations.

The RMB is not freely convertible into foreign currencies and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or were, converted into U.S. Dollars at the rates used in translation.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost and Sullivan, a third-party industry research term, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these public sources. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

THE OFFERING

Offering Price	We currently estimate that the initial public offering price will be between US$5.00 and US$6.00 per ordinary share.
Ordinary shares offered by us	1,250,000 ordinary shares (or [_______] ordinary shares if the underwriters exercise in full the over-allotment option).
Ordinary shares outstanding prior to the completion of this offering	16,000,000 ordinary shares
Ordinary shares outstanding immediately after this offering

[________] ordinary shares excluding up to [______] ordinary shares underlying the Underwriter Warrants (or [________] ordinary shares if the Representative exercises in full the over-allotment option).

Over-Allotment Option

We have granted to the Representative an option, exercisable within 45 days after the closing of this offering, to purchase up to an aggregate of 15% additional ordinary shares at the initial public offering price, less underwriting discounts.

Underwriter Warrants

We have agreed to issue to the Representative or its designees warrants (the “Underwriter Warrants”) to purchase up to a total of [______] ordinary shares (equal to 3% of the aggregate number of the ordinary shares sold in the offering, including ordinary shares issued pursuant to the exercise of the over-allotment option) at a price equal to 115% of the price of our ordinary shares offered hereby. The Underwriter Warrants will be exercisable during the period of four and half years after six months from the closing of this offering. See “Underwriting — Underwriter Warrants.”

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$[______] (or US$[_______] if the underwriters exercise their options to purchase ordinary shares in full) from this offering, assuming an initial public offering price of US$[___] per ordinary share, which is the mid-point of the estimated range of the initial public offering price, and assuming that investors introduced by the underwriters will purchase 100% of the ordinary shares offered by this prospectus, after deducting estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for (i) upgrade and update of our production facilities and equipment; (ii) increase our fabrication capacity for LGN cylinder frames; (iii) increase our capacity to support the highspeed railroad construction industry; (iv) increase our fabrication capacity for battery pack accessories; (v) horizontal acquisitions of other automobile parts and accessories manufacturers; and (vi) general corporate purposes.

See “Use of Proceeds” for more information.

Lock-up

We, our directors and executive officers, and our existing holders of outstanding ordinary shares (and securities exercisable for or convertible into our ordinary shares) have agreed with the Representative, subject to certain exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares, for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”

Listing

We have applied to have our ordinary shares listed on the Nasdaq Stock Market under the symbol “QHT.” At this time, the Nasdaq Stock Market has not yet approved our application to list our ordinary shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our ordinary shares will be approved for listing on the Nasdaq Stock Market.

Payment and settlement	The underwriters expect to deliver our ordinary shares against payment on [___________], 2025, through the facilities of The Depository Trust Company (“DTC”).
Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ordinary shares.
Capital Structure and Voting Rights

Our authorized share capital is US$50,000 divided into 800,000,000 ordinary shares of a nominal or par value of US$0.0000625 each.

Holders of our ordinary shares are entitled to one vote per ordinary share. See “Description of Share Capital.”

Mr. Xin Zhang, chairman of our board of directors, will beneficially own [__]% of the total issued and outstanding ordinary shares upon the completion of this offering, representing [__]% of our total voting power, assuming the option to purchase additional [___] ordinary shares is exercised by the underwriters in full.

Mr. Zhucheng Zhang, our founder and director, will beneficially own [__]% of the total issued and outstanding ordinary shares upon the completion of this offering, representing [____]% of our total voting power, assuming the option to purchase additional [___] ordinary shares is exercised by the underwriters in full.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Relating to the Business and Industry of Our Operating Subsidiaries

If our operating subsidiaries’ products fail to meet the demands of their customers or to reflect the latest developments in the automobile and railroad transportation market, the operating subsidiaries may be unable to retain existing customers or attract new customers, and our business, financial condition and results of operations may be materially and adversely affected.

Our primary customers include manufacturers of automobiles. The automobile industry may experience rapid turnover in vehicle models, including constant shifting in the models of electric vehicles, hybrid vehicles, and other types of vehicles. Customer demands and preferences may be difficult to predict, in part influenced by pursuit of fuel efficiency and environmental factors, as well as availability of government subsidies for certain types of vehicles over others. Likewise, train models may also experience rapid improvement and turnover, such as newer and updated models of highspeed trains. As a manufacturer of automobile and train components and accessories, our future success in part depends on (i) our ability to continually update and launch new products that can be used in updated or new vehicle models that come to the market from time to time, (ii) the demands for products offered by our customers, and (iii) the price that our customers are willing to pay for our products, which in turn is influenced by the price that their customers are willing and able to pay. There may also be substantial expenses associated with refitting and updating our production facilities and machinery in order to meet our customers’ demands for new products. If our operating subsidiaries’ products fail to meet customer demands in terms of product quality, functionality or costs, or to respond to the latest trends in the market, the operating subsidiaries may not be able to maintain their existing customer base or attract new customers. In addition, the operating subsidiaries may not be able to maintain the current selling prices of their products.

Some factors that may affect the ability of our operating subsidiaries to meet customer demands and to attract customers include: their ability to (i) develop or acquire the necessary technical know-how to design and manufacture new products and enhance or adapt existing products to respond to changes in the automotive and railroad industries, market trends and customer demands, and do so in cost-effective manners; (ii) manage their growth while maintaining the consistency of their product quality, promote their products to a broader base of prospective customers; and (iii) provide satisfactory customer support and after-sale services in a timely manner. If the operating subsidiaries are unable to meet the evolving needs of existing customers and continue to attract new customers, our business, financial condition and results of operations may be materially and adversely affected.

Our operating subsidiaries’ facilities and operations may require continuous and substantial investment and upgrading.

Our operating subsidiaries have continued to invest and upgrade their production facilities to improve their production capabilities, increase their production lines, enhance the quality of their products, and increase the automation and cost-effectiveness of their products. Our operating subsidiaries’ research and development team develops new products and optimizes their existing products, and our operating subsidiaries require substantial investment and upgrading to apply these research results and to expand their production capacity and enhance the automation processes. If our investment and upgrading costs are higher than anticipated, or our business does not develop as anticipated to appropriately utilize new or upgraded facilities, our costs and financial performance could be negatively affected.

Our operating subsidiaries may be exposed to risks of obsolete inventories.

Relatedly, our operating subsidiaries may be exposed to risks of obsolete inventories because of the upgrades or updates of the models of the motor vehicles, trucks, and/or trains of their customers, or due to their failure to manage inventories efficiently. If this occurs, the operating subsidiaries may incur losses of value of the obsolete inventories and additional expenses in the disposal or repurpose of the obsolete inventories, as well as additional expenses in the research and development of replacement products, the refitting of production equipment and machineries, and other potential related production and marketing costs.

Our revenues and profits may be significantly reduced if our customers lose all or part of their government contracts.

Some of our customers, including but not limited to Chery Automobile Co. Ltd. and Chery New Energy Automobile Co., Ltd., are state-owned corporations. All or almost all of our customers design and manufacture automobile vehicles, trucks, and/or railroad cars, and/or provide construction services to highspeed railroads under government contracts. Our operating subsidiaries in turn fabricate and sell components of such automobile vehicles, trucks, and railroad cars, as well as cargos for the purposes of construction, to them. If our customers fail to renew or receive further government contracts in the future, their demand for our products will diminish or be discontinued, and our revenues, profits, and operating results will suffer materially adverse impacts. The renewal or continuation of government contracts could be affected by many factors outside our control, including but not limited to changes in government budgets, policies, priorities, and the larger political climates, as well as the relationship between our customers and the relevant government agencies.

Future demands for EV are uncertain and there may be a misalignment between EV production and sales.

There has been a push to transition the automotive industry from vehicles powered by internal combustion engines (“ICEs”) to EVs, including significant, industry-wide capital investment in EV-related production capacity, as well as various government subsidies in connection with EV production and purchases. At the same time, uncertainty remains as to consumer acceptance of EVs due to issues such as affordability of EVs, costs of repairing EVs, reliability of the current battery technologies, potential fire hazards associated with battery-powered vehicles, adequacy of charging infrastructure, relative inconvenience associated with charging the vehicle compared to refueling, proliferation of new EV models and parts suppliers with little to no operating and warranty history, etc. Although the sales of EVs has been growing, the rate of growth may not be sustained. Consequently, there could be a misalignment between EV supply and demand, particularly with respect to certain markets and certain models. Many of our significant customers are EV and/or hybrid vehicle manufacturers. If their EV or hybrid vehicle sales volume declines, their demand for automobile parts and accessories may be reduced as well, and consequently our financial condition and results of operations would be negatively affected.

Demand for vehicles may decline if vehicles becomes less affordable.

Vehicle affordability to consumers is becoming more challenged due to a combination of factors, such as: higher prices for new vehicle models, including EVs, hybrid vehicles, and vehicles equipped with advanced electronic systems; increasing vehicle finance costs due to rising interest rates; increased costs of materials and labor to produce a vehicle due to inflation. A material sustained decline in consumer demand for automobiles due to deteriorating vehicle affordability could result in reductions to vehicle production by our customers, which in turn would lead to reduction of our sales of automobile parts and accessories, resulting in a material adverse effect on our profitability and financial condition.

Raw material purchase prices are subject to fluctuation; our operating subsidiaries may not be able to maintain or increase the selling price of their products, and could face shortage in supply of their raw materials.

Our products are made with raw materials such as steel, aluminum, resin, and plastic. We purchase various sheets, rolls, plates, and pipes made with these raw materials from our suppliers. The prices for these key raw materials and commodities can be volatile. We may not be able to offset commodity price increases by passing such increases to our customers without affecting the demands for our products. As a result, a significant increases in the costs of key raw materials could have a material adverse effect on our profitability.

Additionally, since February 2022, the global markets have experienced volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine, which has impacted global prices of some of our major raw materials such as steel. Our operation has not been impacted by the ongoing military conflict. However, due to the significant uncertainties around the further development of the conflict, the potential additional sanctions and other volatilities that could be brought to the global market, it is impossible to predict the extent to which our operation and business may be impacted.

If our operating subsidiaries are unable to obtain raw materials in quantities and of the quality the operating subsidiaries require at commercially reasonable prices, our production volume, product quality, and/or profitability may deteriorate, and we could suffer shortages or significant cost increases which in turn may have a material adverse impact on our business, financial condition and results of operations.

Our operating subsidiaries’ ability to compete effectively may be hampered if their intellectual property rights are infringed on by third-parties, or if they are alleged or found to have infringed on the intellectual property rights of others.

In their business operations, our operating subsidiaries have developed trademarks, patents, proprietary information, industry know-how, production processes, technologies and other intellectual property rights that we believe are of significant value to our operations. As of the date this prospectus, through our operating subsidiaries, we currently own 37 registered active patents (not including expired patents and pending patent applications) in the PRC, including six invention patents and 31 utility model patents, and three trademarks registered in the PRC. See “Business — Intellectual Property” for details.

It may be possible for third parties to obtain and use information and technologies under intellectual property rights owned by our operating subsidiaries or to copy or imitate products and technologies under our operating subsidiaries’ intellectual property rights without authorization, thereby causing confusion and mislead end-users to believe the counterfeit products, which are usually of inferior quality, are products of our operating subsidiaries. This may adversely affect the sales, damage the reputation, and tarnish the brand of our operating subsidiaries. We may also incur additional expenses in the detection and investigation of actual or potential infringements, as well as in connection with legal proceedings to enforce our intellectual property rights. There is no assurance that our operating subsidiaries’ intellectual property rights will not be misappropriated by third parties and, if such misappropriations do occur, we will be able to detect and address them timely and effectively.

On the other hand, we cannot assure you that our operating subsidiaries’ intellectual property rights will not be challenged by third parties, whether with or without merit. Third parties may own intellectual property rights that may be considered to be similar to those of our operating subsidiaries. We may incur material expenses or be confronted with other obstacles in our future operations or expansion due to the existence of any similar patents owned by unrelated third parties.

We and/or our operating subsidiaries may from time to time be required to initiate or defend lawsuits, arbitrations, or other forms of proceedings, to enforce or defend our operating subsidiaries’ intellectual property rights, which would likely be costly and time-consuming, and may divert our management’s time and attention regardless of their outcome. If we and/or our operating subsidiaries fail to defend against such litigations, we and/or our operating subsidiaries may be ordered to pay a material amount as penalty or judgment, refrain from using such patents, trademarks, or other intellectual properties, require pre-approvals of future products, and stop selling our products that are related to such intellectual properties in particular regions or countries. We may also determine, correctly or incorrectly, that the benefits of settling any particular legal proceedings outweigh the benefits of pursuing such legal proceedings to a conclusion, even when we have strong intellectual property claims. The occurrence of any of the foregoing events may materially and adversely affect our business, financial condition and results of operations.

For the years ended December 31, 2022 and 2023, the total patent and trademark registration cost we incurred amounted to approximately US$651 and US$2,967, respectively.

Our operating subsidiaries may incur costs associated with warranty and recall and may be subject to claims by their customers in respect of product quality and compliance with relevant health and safety standards if they fail to maintain an effective quality control system.

Our operating subsidiaries are responsible for repair and replacement costs of defective products they supply to their customers. Furthermore, our operating subsidiaries provide certain contractual product warranties. Additionally, government regulators can initiate recalls of unsafe or regulated products. In the events of repair, replacement, or recall, our operating subsidiaries will incur the administrative costs and reputational damages in addition to the repair or replacement costs, even where we dispute the need for the responsibility for any alleged defect, the scope of product warranties, or the need for a recall. The obligation to repair or replace products could have a material adverse effect on our operations and profitability. Warranty claims that exceed warranty scopes could also have a material adverse effect on our operations and profitability.

Our operating subsidiaries may be subjected to product liability claims.

We cannot guarantee that the design, engineering, testing, validation, and manufacturing measures our operating subsidiaries employ to ensure high quality products will be completely effective, particularly as product complexity increases and/or as our operating subsidiaries launch new or novel products. If our subsidiaries’ products fail to perform as expected or as required by governmental regulations, our customers or government regulators may initiate a product recall, and third party product liability claims may be brought against us to the extent any such failure results in, or is alleged to result in, bodily injury, property damage, and/or other losses. Such recall and/or product liability claims could impair our reputation, and the defense of product liability claims may be costly and judgments. Consequently, such recalls and product liability claims could have a material adverse effect on our operations and profitability.

Our operating subsidiaries may experience delays or interruptions in the shipments of their products due to factors outside of their control, and such delays or interruptions could lead to lost revenue and customer satisfaction.

Our operating subsidiaries rely on third-party shipping companies and their services to transport products to the operating subsidiaries’ warehouses and their customers. Such shipping services could become disrupted by adverse weather conditions, natural disasters, ground logistics issues, and other interruptions. Any delays in shipping services could result in untimely delivery of our operating subsidiaries’ products to their customers. If our operating subsidiaries are unable to deliver their products in a timely manner, our revenues could be negatively impacted and our operating subsidiaries’ reputation with their customers could suffer, resulting in materially adverse impact to our business operations, financial position, and results of operations.

Our operating subsidiaries may incur losses due to losses or damages of products during shipment.

Our operating subsidiaries are responsible for loss or damages during the shipment of products before the products arrived at their customers’ warehouses. Therefore, transportation accidents due to human errors or natural disasters leading to product loss or destructions during shipment could result in material adverse impact on our operations and profitability.

Any interruption in the normal operations of our operating subsidiaries’ warehouses and production facilities may have an adverse impact on the operating subsidiaries’ ability to fulfill orders from their customers and business operations.

Our operating subsidiaries’ ability to fulfill customer orders on a timely basis is critical to their business operations and depends on the smooth operation of the operating subsidiaries’ warehouses and production facilities. The warehouses and production plants may be vulnerable to damage caused by fire, floods, power outages, telecommunication failures, break-ins, earthquakes, human error and other events. Any occurrence of the foregoing risks could have a material adverse impact on our business, financial conditions and results of operations.

Our operating subsidiaries rely entirely or almost entirely on the Chinese market. Any changes in the economic and regulatory conditions in China may have an adverse effect on our business.

For each of years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, our revenue solely derived from our operating subsidiaries’ sales within China. Our financial performance depends significantly on general economic conditions in China and their impact on consumer confidence and discretionary consumer spending. Further, economic factors in China such as a reduction in the availability of credit, increased unemployment levels, rising interest rates, financial market volatility, recession, reduced consumer confidence, and other factors affecting consumer spending behavior such as major epidemics, could reduce demand for our operating subsidiaries’ customers’ products. Our operating subsidiaries’ customers are not under contractual obligations to place orders with them, so order quantities may fluctuate depending on the profitability of customers’ businesses and the spending power of the consumers. An economic downturn in China or continued uncertainties regarding future prospects that affect consumer spending habits in China may have an adverse effect on the placing of orders by our operating subsidiaries’ customers. We can offer no assurance that our operating subsidiaries will be able to respond quickly to any economic, market or regulatory changes in China, and any failure to do so may result in an adverse effect on our business performance, financial condition and results of operations.

Our operating subsidiaries may be unable to maintain their relationship with the customers and they may fail to engage new customers.

Our operating subsidiaries do not enter into any long-term sales agreements with their customers, and only engage in purchases of goods with the customers on an annual, quarterly, or one-off basis by purchase orders based on these customers’ demand. These purchase orders typically include key terms about the products to be sold such as product specifications, pricing, credit terms, and delivery and warranties. We have experienced large fluctuations in the sales volume to each particular customer. For example, for the year ended December 31, 2023, our top four customers accounted for approximately 21.1%, 16.5%, 11.9%, and 10.9% of our total revenue, respectively; for the year ended December 31, 2022, our top four customers accounted for approximately 21.9%, 14.8%, 14.0%, and 10.7% of our total revenue, respectively. However, with the exception of one customer, which was among the top four customers in both year 2022 and year 2023, there is no other overlap among the top four customers in 2022 and the top four customers in 2023. Our key customers constantly change, and no single customer accounts for more than 12.0% of our total revenue in any two consecutive years. Our operating subsidiaries may not be able to obtain new purchase orders with their customers as the customers may choose to enter into arrangements with the competitors of our operating subsidiaries, who may offer those customers access to a stronger product portfolio or more favorable economic terms. Alternatively, our customers may decide to phase out the models of the vehicles that we currently support. The loss of customers could adversely affect the sales of our operating subsidiaries. There is no assurance that our operating subsidiaries’ current or future purchase orders with customers could be negotiated or obtained on terms equivalent to or better than current terms. Any disruption in our operating subsidiaries’ relationships with their customers could affect our operating subsidiaries’ ability to maintain and grow their sales, which could materially and adversely affect our business, financial position and results of operations. In addition, there can be no assurance that our operating subsidiaries would be able to develop new relationships with additional customers, in order to expand their sales network.

Our operating subsidiaries face intense competition in the compatible automotive parts and accessories industry.

The automotive supply industry is highly competitive. In China alone, there are many manufacturers of automotive parts and accessories producing products similar to those offered by our operating subsidiaries. Some of those competitors may have been introducing novel products and service solutions, or offering more cost-competitive products, product packages, and/or services. Failure to successfully compete against existing and new competitors court affect our operations, potential growth, and profitability.

Our performance depends on our operating subsidiaries’ favorable labor relations with their employees. Any deterioration in these relations or a shortage of labor or a rise in labor costs may have an adverse effect on our operating results.

Our operating subsidiaries’ manufacturing process is labor intensive and relies heavily on know-how and experience of their employees. Our subsidiaries’ production lines require workers with relevant experience and expertise. As such, our operating subsidiaries rely on skilled workers and experienced automated production line operating personnel to support their product development and manufacturing processes. As of the date of this prospectus, our operating subsidiaries have over 200 employees for manufacturing. Our success is dependent on our operating subsidiaries’ ability to hire, train, retain and motivate their employees. If the employees of the operating subsidiaries are not satisfied with what the operating subsidiaries offer, such as remuneration package or working environment, the operating subsidiaries may not be able to retain them, or to replace them with personnel of appropriate skill set at comparable costs. In such event or in the event that the regions near our operating subsidiaries’ production facilities do not have a sufficiently sizable labor force, the operating subsidiaries may need to expend additional resources to attract and recruit suitable employees. Favorable labor relations are essential to our performance, and any material increase in our labor costs may have an adverse effect on our results of operations.

We are subject to customer credit risk in collecting trade receivables.

Our operating subsidiaries’ products are generally sold on credit terms ranging from 30 to 90 days. There is no assurance that all such amounts due to us will be settled on time or at all. Accordingly, we face credit risk in collecting the trade receivable due from customers. Our liquidity and profitability will be adversely affected if substantial amounts due to us are not settled on time or at all. The bankruptcy or deterioration of the credit condition of any significant customers could also materially and adversely affect our business, financial condition and results of operations.

Our operating subsidiaries’ insurance coverage may not be sufficient to cover all risks in relation to their business operations.

Our operating subsidiaries maintain various insurance policies to safeguard against risks and unexpected events. Our operating subsidiaries have purchased property insurance which covers all risks of physical loss, destruction or damage to their production facilities, the inventory of their products and their fixed assets. However, there are certain types of losses, such as losses from war, acts of terrorism, outbreak of diseases, earthquakes, typhoons, flooding and other natural disasters for which our operating subsidiaries cannot obtain insurance at a reasonable cost or at all. See “Business — Insurance.” If we experience events for which the operating subsidiaries are not insured, we would incur the resulting financial losses, and such losses may be substantial, particularly if the operating subsidiaries’ products are found to cause widespread injury, illness or death. Moreover, our operating subsidiaries’ insurance policies include coverage limits with respect to the losses from events for which they are insured. If we experience uninsured losses or losses in excess of the operating subsidiaries’ insurance coverage, it could materially and adversely affect our business, financial condition and results of operations.

Our business is dependent on the continuous operation of our operating subsidiaries’ production facilities.

Our operating subsidiaries’ production facilities are located in Wuhu City of Anhui Province in the PRC. These facilities are subject to operational risks, such as the breakdown or failure of major equipment, power supply or maintenance, performance below expected levels of output or efficiency, obsolescence, labor disputes, natural disasters, industrial accidents and the need to comply with the directives of relevant government authorities. Where events that limit our operating subsidiaries’ ability to operate their facilities occur, the operating subsidiaries may need to incur substantial additional expenses to repair or replace the damaged equipment or facilities. The temporary closing down of the operating subsidiaries’ production facilities would severely affect the operating subsidiaries’ daily production and business operation. If the operating subsidiaries’ production facilities were to be temporarily closed down, their ability to manufacture and supply products and ability to meet delivery obligations to their customers would be significantly disrupted, and the operating subsidiaries’ relationships with their customers could be damaged, which could materially and adversely affect our business, financial condition and results of operations. In order to conduct maintenance, statutory inspections and testing, the operating subsidiaries may carry out planned shutdowns from time to time. The operating subsidiaries may also shut down production lines from time to time to allow for capacity expansion and equipment upgrades. Although the operating subsidiaries take precautions to minimize the risk of any significant operational problems at their facilities, our business, financial condition and results of operations may be adversely affected by any disruption of operations at the operating subsidiaries’ facilities, whether caused by any of the factors mentioned above or otherwise.

One of our operating subsidiaries’ plants is on a leased property and we cannot ensure that our operating subsidiaries will be able to renew or find suitable premises to replace this plant if the landlord refuses to renew the lease agreements upon the expiry of the lease term.

Auto Parts Co. currently owns long-term exclusive right to use the properties where three of its plants are situated: Plants Nos. 23, 25, and 27 located at Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China. In 2023, Auto Parts Co. signed a lease for Plant No. 28 at Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China for the lease term of April. 1, 2023 to March 31, 2026. If Auto Parts Co. is unable to successfully extend or renew the lease upon expiration of the current term on commercially reasonable terms or at all, Auto Parts Co. may incur significant increase in rental cost, may be forced to relocate the production facilities located at this plant, and may not be able to find desirable alternative locations without incurring significant time and financial costs. If this occurs, our operating subsidiaries’ operations may be disrupted and our results of operations could be materially and adversely affected.

Our success depends on the continuing efforts of our senior management team and other key employees, and our operations could be materially and adversely affected if any member of our senior management team leaves us.

We depend on the continued contributions of our senior management and other key employees, including, in particular, Mr. Xin Zhang, our chairman of the board of directors and the manager of our operating subsidiaries. Mr. Xin Zhang has extensive experience in the automotive industry. Our future success also depends on our other key personnel, including financial, sales and marketing and research and development staff. If any of our senior executives or key personnel leaves us and we fail to effectively manage a transition to new personnel in the future, or if we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial condition and results of operations could be adversely affected. Moreover, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, our operating subsidiaries may lose customers, key professionals and sales staff members. If this occurs, our operating subsidiaries’ operations may be disrupted ad our results of operations could be materially and adversely affected.

Failure or security breach of our operating subsidiaries’ information technology system may disrupt their operations.

Our operating subsidiaries increasingly rely on information technology systems to process, transmit and store information in relation to their operations to maximize efficiencies and minimize costs. The operating subsidiaries’ information technology systems may be vulnerable to interruption due to a variety of events beyond their control, including but not limited to, natural disasters, telecommunications failures, computer viruses, hacking and other security issues. Any such interruption to the operating subsidiaries’ information technology system could disrupt their operations and negatively impact their production capacity and ability to fulfill sales orders, which could have an adverse effect on our business, financial condition and results of operations.

Non-compliance with existing and future fire protection health, safety and environmental policies, laws, rules and regulations may lead to imposition of fines penalties and other liabilities and our compliance costs may increase if environmental protection laws become more onerous.

Our operating subsidiaries’ operations are subject to the fire protection, health, safety and environmental policies, laws, rules and regulations of the local jurisdiction where the operating subsidiaries operate. For instance, applicable PRC laws and regulations, among other things, require manufacturers to ensure that the production plants and facilities meet the requirements of the relevant production safety laws, regulations and standards, conduct an environmental impact assessment before engaging in new construction projects, receive approval and pass environmental acceptance check before the commencement of production, pay fees in connection with activities that discharge waste materials, properly manage and dispose of hazardous substances, and impose fines and other penalties on activities that threaten or contaminate the environment.

In addition, we may be required to obtain additional permits or make additional filings or registrations for construction works done on certain of our owned or leased properties, depending on the scope of the construction and the location of the properties. This may include but not limited to obtaining construction permits, filing for as-built inspection on the projects, obtaining required fire protection inspections, and complying with other filing procedures. As of the date of this prospectus, we have not completed all necessary construction permits, fire protection inspections, and filing procedures for certain of our owned or leased properties in a timely manner. We may be subject to fines and/or orders to make rectification. We may also be required to terminate or demolish the remodeling/alterations of our owned/leased properties within a timeframe set by relevant government authorities. If any of our remodeling/alterations are ordered to be terminated or demolished due to the non-compliances discussed above, we would not be able to recover our investment in such construction works, and we would need to seek alternative properties, relocate the relevant functions such as moving our production plants, warehouses, offices and/or service centers to alternative locations, and incur relocating expenses. There is no guarantee that we would be able to find suitable alternative properties on reasonable commercial terms, if at all. Any demolition or relocation could lead to disruptions of our operations and may have a material adverse impact on our financial condition, results of operations, and future business prospects.

Any other violation of the applicable fire protection, health, safety and environmental policies, laws, rules or regulations may also result in orders of corrections, fines, shutdown of production and obligation to take corrective measures. In addition, any violation which is criminal in nature may result in criminal sanction. Moreover, violations of health, safety and environmental policies, laws, rules and regulations or other related incidents may result in liabilities to third parties. Consequently, any non-compliance incidents could materially and adversely affect our business, financial condition and results of operations.

Further, there can be no assurance that any local government will not change existing laws or adopt more stringent practice as to the enforcement of health, safety and environmental regulations. Due to the uncertainty of regulatory developments and interpretation of laws and regulations, and the amount of related expenditures we may need to incur beyond those currently anticipated, we also cannot assure you that we will be in full compliance with the health, safety and environmental regulations at all times. If such costs become prohibitively expensive, we may be forced to adjust, limit or cease certain aspects of our business operations.

Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and Consolidated Appropriations Act recently enacted all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the Senate passed the HFCAA requiring a foreign company to certify it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. Under the HFCAA and the Consolidated Appropriations Act, if the PCAOB is unable to inspect the company’s auditors for two consecutive years, the issuer’s securities are prohibited to trade on a national exchange.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. In May 2021, the PCAOB issued for public comment a proposed rule related to the PCAOB’s responsibilities under the HFCAA, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule was adopted by the PCAOB in September 2021, pending the final approval of the SEC to become effective.

On June 22, 2021, the U.S. Senate passed the AHFCAA and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to AHFCAA and reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. The decrease in non-inspection years would reduce the time period before our securities may be prohibited from trading or delisted.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Mainland China and in Hong Kong because of positions taken by Mainland PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination, as mandated under the HFCAA. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCAA.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets (the “PWG”), issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended that the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The SEC has also announced amendments to various annual report forms to accommodate the certification and disclosure requirements of the HFCAA. There could be additional regulatory or legislative requirements or guidance that could impact us if our auditor is not subject to PCAOB inspection. The implications of this possible regulation or guidance in addition to the requirements of the HFCAA are uncertain.

If for whatever reason the PCAOB is unable to conduct full inspections of our auditor, such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter.” If our securities were unable to be listed on another securities exchange by then, such a delisting or prohibition from trading would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Irvine, California, and is subject to inspection by the PCAOB, with the most recent inspection in March 2023. Additionally, it is subject to the determination issued by the PCAOB on December 16, 2021.

Even though the audit workpapers prepared by our independent registered public accounting firm for auditing our Company can be inspected by the PCAOB according to its December 2022 determination, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Any lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China and the investors may be deprived of the benefits of such PCAOB inspections as a result. Should PCAOB become unable to conduct inspections of auditors in China, it will be more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Furthermore, the HFCAA, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within two years, as amended by the Consolidated Appropriations Act, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

The recent developments would add uncertainties to our offering and may result in prohibitions on the trading of our ordinary shares on the Nasdaq Stock Market, if our auditors fail to meet the PCAOB inspection requirement in time.

Natural disasters, health epidemics, and other outbreaks could significantly disrupt our operations and have a material adverse impact on our operations and profitability.

Our business could be adversely affected by the effects of epidemics. The outbreak of the COVID-19 pandemic has endangered the health of many people and significantly disrupted travel and economic activities in China. For the fiscal years ended December 31, 2022 our business operations and results of operations were significantly negatively impacted by the COVID-19 restrictions, including temporarily suspension of operations, delays in receiving and shipping goods, and delays in collection of payments from customers. Our revenue was approximately US$19.7 million and we incurred a net loss in the amount of approximately US$2.9 million in the year ended December 2022.

In recent years, there have been other breakouts of epidemics in China. Our operations could be disrupted if another epidemic occurs, since it could require our employees to be quarantined and/or our offices to be disinfected. It is also possible for the local or the PRC government to impose severe lockdowns and/or traveling restrictions in response to a new or potential epidemic, as occurred during the COVID-19 pandemic in certain parts of China. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the PRC economy in general.

We are also vulnerable to natural disasters and other calamities. Any future outbreak of contagious diseases, extreme unexpected bad weather or natural disasters would adversely affect our business operations. If there is a recurrence of an outbreak of certain contagious diseases or natural disasters, our production facilities may be temporarily closed and our operations may be suspended. Government guidelines or restrictions in the event of an outbreak of any contagious disease or occurrence of natural disasters may have a material adverse effect on our business and operating results.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, companies operating in Mainland China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where the businesses are operated. During the fiscal years ended December 31, 2021 and 2022 and the six months ended June 30, 2023, our Mainland PRC subsidiaries did not make adequate contributions to social insurance plans for certain employees. With respect to the underpaid employee benefits, the PRC subsidiaries may be required to make up the contributions for these plans as well as to pay late fees and fines. For example, an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of up to 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue. If there is a failure to pay the full amount of housing provident fund as required, the housing provident fund management center may require payment of the outstanding amount within a prescribed period. If the payment is not made within such time limit, an application may be made to the PRC courts for compulsory enforcement. We cannot assure you that these employees will not complain to the relevant authorities regarding the basis of how our Mainland PRC subsidiaries had made the contribution for them, which may in turn result in the relevant authorities ordering our Mainland PRC subsidiaries to make supplemental contribution and/or imposing late fees or fines on our Mainland PRC subsidiaries, among other things. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Risks Relating to Doing Business in the PRC

Adverse changes in economic, political and social policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Our operating subsidiaries’ production facilities are located in Wuhu City, Anhui Province, the PRC. Also, at this time all of our significant customers are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most of the developed countries in many respects, including the level of government involvement, level of development, growth rate and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. Some of our customers rely on government contracts for their businesses and some of our customers are state-owned enterprises.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our operating subsidiaries’ products and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Changes to the PRC legal system could have an adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. The uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims.

The rules and regulation from Chinese government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities and may intervene or influence their operations at any time, which could result in a material change in their operations and the value of our ordinary shares.

The rules and regulations from Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy. Our ability to operate in China through our PRC subsidiaries may be harmed by changes in laws and regulations in China, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The rules and regulation from PRC central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our and our PRC subsidiaries’ compliance with such regulations or interpretations.

Our PRC subsidiaries’ business may be subject to various government and regulatory interference. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our PRC subsidiaries’ operations could be adversely affected, directly or indirectly, by changes to existing laws or implementation of future laws and regulations relating to their business or industry.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council of the PRC (the “State Council”) jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”) promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

On February 17, 2023, the CSRC released Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, five supporting guidelines, as well as Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises, which came into effect on March 31, 2023. According to the Administrative Measures and the Notice, overseas offering and listing refers to overseas offerings by domestic companies of equity shares, depository receipts, convertible corporate bonds, or other equity-like securities, and overseas listing of the securities for trading. Overseas offering and listing, which is specifically divided into direct overseas offerings and listing and indirect overseas offerings and listing, shall be filed in accordance with the Administrative Measures. According to the Notice, domestic companies that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Administrative Measures can reasonably arrange the timing of filing applications and should complete the filing before the overseas issuance and listing. Our submission of a listing application will fall into the scope of overseas offering and listing provisions in the Administrative Measures. After the effectiveness of the Administrative Measures, we will be required to file with the CSRC in accordance with the Administrative Measures and complete the filing before the overseas issuance and listing. As of the date of this prospectus, we have not submitted but will submit a report, other required materials, and additional materials as requested by the CSRC in connection with the CSRC filing. However, if our filing procedures were not completed according to the Administrative Measures or if our filing materials contain false records, misleading statements or material omissions, the CSRC may order rectify such non-compliance, issue a warning, and impose a fine of not less than RMB1 million and not more than RMB10 million. Unless we complete the filing procedures from the CSRC, we will not proceed with our initial public offering. We cannot assure you that the PRC government will publish any further clarifications or detailed rules and regulations on overseas listing, or as to how such rules and regulations will be interpreted or implemented, and we cannot assure you that the PRC regulatory agencies will not adopt any new laws, regulations, rules, or detailed implementation and interpretation. These risks could completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Furthermore, according to the Administrative Measures, an overseas offering and listing is prohibited under any of the following circumstances:(1) if the intended securities offering and listing falls under specific clauses in national laws and regulations and relevant provisions prohibiting such financing activities; (2) if the intended securities offering and listing in an overseas market may endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if, in the past three years, the domestic company or its controlling shareholders and actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) the domestic company is currently under judicial investigation for suspicion of criminal offenses or under investigation for suspicion of major violations, and no clear conclusion has been reached; (5) if there are material ownership disputes over equity held by the controlling shareholder or by shareholders under the control of the actual controllers. As of the date of this prospectus, we do not fall under any of the abovementioned circumstances that might prohibit us from overseas offering and listing.

On February 24, 2023, the CSRC, jointly with other relevant governmental authorities, issued the Confidentiality and Archives Management Provisions, which became effective on March 31, 2023. These provisions expanded the applicable scope of the regulation to indirect overseas offerings and listings by companies based in Mainland China and emphasized the confidentiality and archive management duties of such companies during the process of overseas offerings and listings.

On December 28, 2021, the Cyberspace Administration of China (the “CAC”) and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures which became effective on February 15, 2022, and replaced the original Cybersecurity Review Measures promulgated on April 13, 2020. Pursuant to the Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, their interpretation, application and enforcement are yet to be published by relevant PRC authorities, and the impact of such laws, regulations and policies on the business operations of the PRC subsidiaries are subject to substantial uncertainties. See “— The approval of relevant PRC regulatory authorities and compliance procedures may be required in connection with this offering, and we cannot predict whether we will be able to obtain such approval.”

Under the rules for cross-border provision and examination of auditing records and other materials in connection with overseas securities issuance and listing in the PRC, any failure to comply with the applicable provisions could have a material adverse effect on our business, financial condition and results of operations, and could cause the value of our ordinary shares to significantly decline or become worthless.

On February 24, 2023, the CSRC promulgated the Confidentiality and Archives Administration Provisions, which became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions require that, before providing or publicly disclosing documents and materials involving state secrets or government work secrets to securities companies, securities service institutions, or overseas regulators, the domestic enterprises shall seek approval from the relevant government regulators and make filings with the secret protection administration at the same level.

The Confidentiality and Archives Administration Provisions expand the scope of the regulations from “state secrets” to “state secrets and work secrets of government agencies.” However, the provisions do not define the scope of such secrets, but merely provide that in case where it is unclear or disputed as to whether state secrets are involved, the relevant state secret protection regulator shall make the final determination; in case where it is unclear or disputed as to whether government work secrets are involved, the relevant government regulator shall make the final determination.

The Confidentiality and Archives Administration Provisions mandates that domestic enterprises follow due procedures in compliance with applicable national regulations before furnishing “accounting records or copies of accounting records to relevant securities companies, securities service institutions, and overseas regulators.

Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed.

Since the Confidentiality and Archives Administration Provisions are newly promulgated, and the interpretation and implementation thereof may be subject to change, we cannot assure you that whether we will be required to undergo any approval, filing or other procedures in relation to the provision of auditing records and other materials in connection with this offering or our listing on Nasdaq, or we will be able to receive clearance of such regulatory requirements in a timely manner, or at all, in the future. If the CSRC, the state secret protection regulator or any other relevant government regulator requires that we obtain approval or complete relevant procedure prior to the completion of this offering, the offering will be delayed until we have obtained such approval or completed such procedure. There is also possibility that we may not be able to obtain or maintain such approval, complete such procedure or that we inadvertently conclude that such approval or procedure is not required. If prior approval or procedure is required while we inadvertently conclude that such approval or procedure is not required, or if applicable laws and regulations or the interpretation of such are modified to require us to obtain such approval or procedure in the future, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. These authorities may impose fines and penalties upon our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also require us, or make it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may limit or hinder our ability to offer or continue to offer the ordinary shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the ordinary shares to significantly decline in value or become worthless.

We may rely on dividends and other distributions on equity paid by our Mainland PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our Mainland PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands and we operate our business through our subsidiaries based in the PRC. Therefore, the availability of funds to us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from these subsidiaries. Our subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our Mainland PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business. Under the Law of the PRC on Enterprise Income Tax and Regulations for the Implementation of the Law on Enterprise Income Tax, dividends, interests, rent or royalties payable by a foreign-invested enterprise, such as our PRC subsidiaries, to any of its foreign non-resident enterprise investors, and proceeds from any such foreign enterprise investor’s disposition of assets (after deducting the net value of such assets) are subject to a 10% withholding tax, unless the foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax. The Cayman Islands, where our Company, the ultimate parent company of our PRC subsidiaries was incorporated, does not have such a tax treaty with China. Hong Kong has a tax arrangement with Mainland China that provides for a 5% withholding tax on dividends subject to certain conditions and requirements, such as the requirement that the Hong Kong resident enterprise own at least 25% of the PRC enterprise distributing the dividend at all times within the 12-month period immediately preceding the distribution of dividends and be a “beneficial owner” of the dividends. HK Limited, which directly and indirectly owns our Mainland PRC subsidiaries, is incorporated in Hong Kong. However, if HK Limited is not considered to be the beneficial owner of dividends paid to it by our Mainland PRC subsidiaries under the tax circulars promulgated in February and October 2009, such dividends would be subject to withholding tax at a rate of 10%. If our Mainland PRC subsidiaries declare and distribute profits to us, such payments will be subject to withholding tax, which will increase our tax liability and reduce the amount of cash available to our Company.

PRC regulations of loans and direct investment by offshore holding companies to Mainland PRC subsidiaries may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our Mainland PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may transfer funds to our Mainland PRC subsidiaries or finance our Mainland PRC subsidiaries by means of shareholders’ loans or capital contributions after completion of this offering. Any loans to our Mainland PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the SAFE or its local counterparts. Furthermore, any capital contributions we make to our Mainland PRC subsidiaries shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the MOFCOM or its local counterparts.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Administrative Measures on Conversion of Foreign Exchange Registered Capital of Foreign-invested Enterprises, or SAFE Circular 19. SAFE Circular 19, however, allows foreign invested enterprises in Mainland China to use their registered capital settled in RMB converted from foreign currencies to make equity investments, but the registered capital of a foreign invested company settled in RMB converted from foreign currencies remains not allowed to be used, among other things, for investment in the security markets, or offering entrustment loans, unless otherwise regulated by other laws and regulations. On June 9, 2016, SAFE further issued SAFE Circular 16, which, among other things, amended certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign invested company is regulated such that Renminbi capital may not be used for purposes beyond its business scope or to provide loans to non-affiliates unless otherwise permitted under its business scope. On October 23, 2019, SAFE promulgated SAFE Circular 28, which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering and the concurrent private placements to our Mainland PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations.

Restrictions on the remittance of Renminbi into and out of Mainland China and government control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and the remittance of currency out of Mainland China. We receive all of our revenues in Renminbi. As such, we rely on dividend payments from our Mainland PRC subsidiaries to fund any additional cash and financing requirements we may have. Shortages in the availability of foreign currency may restrict the ability of our Mainland PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. However, approval from or registration or filings with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of Mainland China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Pursuant to SAFE Circular 19, a foreign-invested enterprise may convert up to 100% of the foreign currency in its capital account into Renminbi on a discretionary basis according to the actual needs. The SAFE Circular 16 provides for an integrated standard for conversion of foreign exchange under capital account items on a discretionary basis, which applies to all enterprises registered in Mainland China. In addition, SAFE Circular 16 has narrowed the scope of purposes for which an enterprise must not use the Renminbi funds so converted, which include, among others, (i) payment for expenditure beyond its business scope or otherwise as prohibited by the applicable laws and regulations, (ii) investment in securities or other financial products other than banks’ principal-secured products, (iii) provision of loans to non-affiliated enterprises, except where it is expressly permitted in the business scope of the enterprise, and (iv) construction or purchase of non-self-used real properties, except for real estate developers. The PRC government may at its discretion further restrict access to foreign currencies for current account transactions or capital account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency needs, we may not be able to pay dividends in foreign currencies to our shareholders. Further, there is no assurance that new regulations will not be promulgated in the future that would have the effect of further restricting the remittance of Renminbi into or out of Mainland China.

Fluctuations in exchange rates could result in foreign currency exchange losses.

The value of Renminbi against the U.S. dollar and other currencies fluctuates, is subject to changes resulting from the PRC government’s policies and depends to a large extent on domestic and international economic and political developments as well as supply and demand in the local market. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

The proceeds from this offering will be received in U.S. dollars. As a result, any appreciation of the Renminbi against the U.S. dollar may result in the decrease in the value of our proceeds from this offering. Conversely, any depreciation of the Renminbi may adversely affect the value of, and any dividends payable on, our ordinary shares in foreign currency. In addition, there are limited instruments available for us to reduce our foreign currency risk exposure at reasonable costs. All of these factors could materially and adversely affect our business, financial condition, results of operations, and prospects, and could reduce the value of, and dividends payable on, our ordinary shares in foreign currency terms.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in Mainland PRC may adversely affect our business and results of operations.

The Standing Committee of the National People’s Congress enacted the Labor Contract Law in 2008, and amended it on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have an unlimited term, subject to certain exceptions. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the PRC governmental authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing funds and employers are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees. If our Mainland PRC subsidiaries fail to make adequate social insurance and housing fund contributions, they may be subject to fines and legal sanctions, and our business, financial conditions and results of operations may be adversely affected. During the fiscal years ended December 31, 2021 and 2022 and the six months ended June 30, 2023, our Mainland PRC subsidiaries did not make adequate contributions to the social insurance and/or housing fund for certain employees as they voluntarily waived the contributions by our Mainland PRC subsidiaries. See “Business — Legal Proceedings.” Our operating subsidiaries received confirmation from relevant local authority that they were not subject to any penalty for failing to make full contributions to the social insurance fund and housing fund from October 2006 to the date of the confirmations, April 11, 2024.

These laws designed to enhance labor protection tend to increase our labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, our Mainland PRC subsidiaries’ employment practices may not be at all times be deemed in compliance with the regulations. As a result, our Mainland PRC subsidiaries could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

Mainland PRC laws and regulations establish more complex procedures for some acquisitions of Mainland PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in Mainland China.

A number of Mainland PRC laws and regulations, including the M&A Rules, the Anti-monopoly Law promulgated by the Standing Committee of the National People’s Congress in August 2007, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the Ministry of Commerce in August 2011, and the Measures for the Security Review of Foreign Investment promulgated by the National Development and Reform Commission of the PRC, or NDRC and the Ministry of Commerce in December 2020 have established procedures and requirements that are expected to make merger and acquisition activities in Mainland China by foreign investors more time-consuming and complex. These include requirements in some instances that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by Mainland PRC enterprises or residents acquire affiliated domestic companies. Mainland PRC laws and regulations also require certain merger and acquisition transactions involving an industry that implicates national security to be subject to merger control review or security review.

In the future, we may further grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the Ministry of Commerce or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in

Mainland China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

The approval of the CSRC or other PRC governmental authorities may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.

We believe the CSRC’s approval under the M&A Rules is not required for this offering (including the offering of ordinary shares to U.S. investors) and the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that: (i) CSRC has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules. (ii) The CSRC already promulgated the New Overseas Listing Rules, which came into effect on March 31, 2023. The New Overseas Listing Rules will apply to overseas securities offerings and/or listings conducted by companies incorporated overseas which are normally treated as overseas special purpose vehicles with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies; and our company was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules. However, if CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC governmental authorities.

We are subject to a variety of laws and obligations regarding data security, cybersecurity, privacy and personal information protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition, results of operations, our listing and the offering.

Our operations are located and conducted in China. As such we are subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These PRC laws apply not only to third-party transactions, but also to transfers of information between us, Machinery Co. and its subsidiaries, and other parties with which we have commercial relations. These laws continue to develop, and the relevant PRC regulatory authorities may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

Pursuant to the Cybersecurity Law of the PRC, which was promulgated by the SCNPC on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. Pursuant to the Cybersecurity Review Measures (the “Cybersecurity Review Measures (2021)”), which was promulgated by the CAC and other relevant PRC governmental authorities on December 28, 2021 and took effect on February 15, 2022, replacing the original Cybersecurity Review Measures promulgated on April 13, 2020, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to the cybersecurity review. In addition, a network platform operator holding more than one million users’ personal information must go through the cybersecurity review if it seeks to list abroad.

Pursuant to the PRC Data Security Law, which was promulgated by the SCNPC on June 10, 2021 and took effect on September 1, 2021, data collection shall be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security, which puts data into different groups according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations in case the data is falsified, damaged, disclosed, illegally obtained or illegally used. If our data processing activities were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits.

On August 20, 2021, the SCNPC approved the Personal Information Protection Law, which became effective on November 1, 2021. The Personal Information Protection Law regulates the processing of personal information, including the collection, storage, use, processing, transmission, provision, disclosure, deletion, etc. Companies in violation of the Personal Information Protection Law may be subject to warnings and admonishments, forced corrections, confiscation of corresponding income, suspension of related services, and fines. We had not collected identifiable or sensitive personal information of individual end-users, such as ID card numbers and real names. However, in the event we inadvertently access or become exposed to customers’ personal identifiable or sensitive information, then we may face heightened exposure to the Personal Information Protection Law.

On February 24, 2023, the CSRC, the MOF, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Confidentiality and Archives Administration Provisions, which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require that, overseas listed PRC domestic enterprises, as well as those to be listed, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals.

Although we have taken measures to comply with all applicable laws and regulations on privacy, data security, cybersecurity and data protection, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. Any failure to comply with these applicable laws and regulations could result in proceedings against us by government authorities or others, including notification for rectification, confiscation of illegal earnings, fines, or other penalties and legal liabilities, which could materially and adversely affect our business, financial condition, results of operations and the value of our Class A Ordinary Shares.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “— Risks Relating to Our Ordinary Shares and This Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

PRC regulations relating to the establishment of offshore special purpose companies by Mainland PRC residents may subject our Mainland PRC resident beneficial owners or our Mainland PRC subsidiaries to liability or penalties, limit our ability to inject capital into our Mainland PRC subsidiaries, limit our Mainland PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, was promulgated by the SAFE in July 2014 that requires Mainland PRC residents or entities to register with SAFE or its local branch, currently with local bank according to Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment issued by SAFE on February 13, 2015, in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, any Mainland PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the local branch of the SAFE, with respect to that offshore company, to reflect any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger or division. These regulations apply to our shareholders who are Mainland PRC residents and may apply to any offshore acquisitions that we make in the future.

We have requested Mainland PRC residents holding direct or indirect interest in our Company, to our knowledge, to make the necessary applications, filings and amendments as required by applicable foreign exchange regulations. We are committed to complying with and to ensuring that our shareholders who are subject to the regulations will comply with the relevant SAFE rules and regulations. However, due to the inherent uncertainty in the implementation of the regulatory requirements by PRC authorities, such registration might not be always practically available in all circumstances as prescribed in those regulations. In addition, we may not always be able to compel them to comply with SAFE Circular 37 or other related regulations. We cannot assure you that the SAFE or its local branches will release explicit requirements or interpret the relevant Mainland PRC Laws otherwise. Failure by any such shareholders to comply with SAFE Circular 37 may result in restrictions on the foreign exchange activities of the relevant Mainland PRC enterprise and may also subject the relevant Mainland PRC resident to penalties under the PRC foreign exchange administration regulations. To the best of our knowledge, our shareholders who are being subject to SAFE regulations have completed all necessary registrations required by the SAFE Circular 37.

If we are classified as a Mainland PRC resident enterprise for Mainland PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-Mainland PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of Mainland PRC with its “de facto management body” within Mainland PRC is considered a “resident enterprise” and will be subject to PRC enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, China’s State Administration of Taxation (“SAT”) issued a circular (“Circular 82”), which provides certain specific criteria for determining whether the “de facto management body” of a Mainland PRC-controlled enterprise that is incorporated offshore is located in China. One of the criteria is that a company’s major assets, accounting books and minutes and files of its board and shareholders’ meetings are located or kept in Mainland PRC. In addition, the SAT issued Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) on July 27, 2011, effective from September 1, 2011, providing more guidance on the implementation of the Circular 82. This bulletin clarifies matters including residence status determination, post-determination administration and competent tax authorities. Although both the Circular 82 and the bulletin only apply to offshore enterprises controlled by Mainland PRC enterprises or Mainland PRC enterprise groups, not those controlled by Mainland PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises.

The tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in Mainland China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that our Company or any of our subsidiaries outside of Mainland China is a Mainland PRC resident enterprise for PRC enterprise income tax purposes, then our Company or such subsidiary could be subject to Mainland PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to Mainland PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to Mainland PRC tax, at a rate of 10% in the case of non-Mainland PRC enterprises or 20% in the case of non-Mainland PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from Mainland PRC sources. It is unclear whether non-Mainland PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a Mainland PRC resident enterprise. Any such tax may reduce the returns on your investment in our ordinary shares.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. In addition, substantial amount of our assets is located in the PRC and all of our senior executive officers, including our chairman of the board of directors, Mr. Xin Zhang and all of our directors, including Mr. Zhucheng Zhang, reside within the PRC. As a result, it may be difficult for you to effect service of process upon us or those persons inside China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the PRC courts would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Mainland PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between Mainland China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Mainland China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a Mainland PRC court would enforce a judgment rendered by a court in the United States.

We may be subject to uncertainty about any changes in the economic, political and legal environment in Hong Kong, and it is possible that most of the legal and operational risks associated with operating in Mainland PRC may also apply to operations in Hong Kong in the future.

Our operating subsidiaries are wholly-owned subsidiaries of Machinery Co., our Hong Kong subsidiary. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” We cannot assure you that there will not be any changes in the economic, political and legal environment in Hong Kong. We may be subject to uncertainty about any future actions of the PRC government and is possible that most of the legal and operational risks associated with operating in Mainland PRC may also apply to our operations in Hong Kong in the future. The PRC government may intervene or influence our current and future operations in Hong Kong at any time and exert more influence over the manner in which we must conduct our business activities. Such government actions, if and when they occur, could result in a material change in our operations in Hong Kong.

Our operations in Hong Kong are governed by the laws and regulations in Hong Kong. If there is significant change to current political arrangements between Mainland China and Hong Kong, the PRC government may intervene or influence our Hong Kong operations, which could result in a material change in our operations in Hong Kong.

In Hong Kong, our operations are governed by applicable Hong Kong laws and regulations. As of the date of this prospectus, our business operations in Hong Kong are only required to comply with the Hong Kong laws and regulations. The PRC government has recently initiated a series of regulatory actions and statements to regulate business operations in Mainland China with little advance notice. We do not currently expect such statements by the PRC government would have any specific impact on our business operations in Hong Kong. If there is any change in political arrangements between Mainland China and Hong Kong, it would affect the business environment in Hong Kong generally and could result in a material change in our operations in Hong Kong.

To the extent cash in the business is in the Mainland PRC/Hong Kong or a Mainland PRC/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the Mainland PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability to transfer cash by the PRC government.

Relevant Mainland PRC laws and regulations permit the companies in Mainland PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with Mainland PRC accounting standards and regulations. Additionally, each of the companies in Mainland PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in Mainland PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we may rely on payments made from our Mainland PRC subsidiaries or Hong Kong subsidiaries to their respective shareholders and then to Qinhui Technology International Co., Ltd. If our Mainland PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of Mainland PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as Mainland China-sourced income and as a result may be subject to Mainland PRC withholding tax. See “Risk Factors — Risks Relating to Doing Business in the PRC — If we are classified as a Mainland PRC resident enterprise for Mainland PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-Mainland PRC shareholders.” The PRC government also imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of Mainland PRC. Shortages in foreign currencies we have may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of Mainland PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this continues to occur in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to Mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, our Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiaries could be subject to similar government controls on the convertibility of foreign currency and the remittance of currency out of Hong Kong as described above.

As a result of the above, to the extent cash in the business is in the Mainland PRC/Hong Kong or a Mainland PRC/Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of the Mainland PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the competent government to the transfer of cash.

Risks Relating to Our Ordinary Shares and This Offering

There is been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our ordinary shares. The initial offering price of our ordinary shares is the result of negotiations between us and the underwriters, and the initial offering price may differ significantly from the market price for our ordinary shares following the offering. We cannot assure you that an active trading market for our ordinary shares will develop or that the market price for our ordinary shares will not decline below the initial public offering price.

The trading price of our ordinary shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•        Actual or anticipated variations in our revenues, earnings, cash flow, and changes or revisions of our expected results;

•        fluctuations in operating metrics;

•        announcements of new investments, acquisitions, strategic partnerships, or joint ventures by us or our competitors;

•        announcements of new products and services and expansions by us or our competitors;

•        changes in financial estimates by securities analysts;

•        announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

•        changes in the economic performance or market valuations of other companies in our industry;

•        detrimental negative publicity about us, our competitors, or our industry;

•        additions or departures of key personnel;

•        regulatory developments affect us or our industry;

•        general economic or political conditions in China or elsewhere in the world;

•        fluctuations of exchange rates between the RMB and the U.S. dollar; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of the issuers. These broad market and industry fluctuations may adversely affect the market price of our ordinary shares. Volatility or a lack of positive performance in the price of our ordinary shares may also adversely affect our ability to retain key employees.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

Share price volatility is not uncommon with initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

In addition, if the trading volumes of our ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our ordinary shares. This low volume of trades could also cause the price of our ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional ordinary shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our ordinary shares will develop or be sustained. If an active market does not develop, holders of our ordinary shares may be unable to readily sell the ordinary shares they hold or may not be able to sell their ordinary shares at all.

We may not be able to attract the attention of securities or industry analysts in our efforts to raise capital, and if securities or industry analysts do not publish research or reports about our business, or if they publish unfavorable opinions regarding our ordinary shares, the market price and trading volume of our ordinary shares could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market, and our competitors. We do not have any control over these analysts. Security and industry analysts may not provide coverage of us. Even if we can attract coverage by security analysts, if one or more of the analysts who cover us downgrade our ordinary shares or change their opinion of our ordinary shares, the price of our ordinary shares will likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we may lose visibility in the financial markets, which may cause the ordinary share price or trading volume of our ordinary shares to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of the ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in the ordinary shares.

Because our initial public offering price is substantially higher than our net tangible book value per ordinary share, you will experience immediate and substantial dilution.

If you purchase our ordinary shares in this offering, you will pay more for the ordinary shares than the amount paid by our existing shareholders for their shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution of US$[__] per ordinary share, representing the difference between the assumed initial public offering price of US$[__] per ordinary share, representing the mid-point of the estimated range of the initial public offering price and our adjusted net tangible book value per ordinary share as of June 30, 2024, after giving effect to the sale of the [____] ordinary shares in this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options, if any. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon completion of this offering.

Substantial future sales or perceived potential sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

Sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. All ordinary shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering and the concurrent private placements will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these ordinary shares may be released prior to the expiration of the lock-up period at the discretion of the underwriters of this offering. To the extent ordinary shares are released before the expiration of the lock-up period and sold into the market, the market price of our ordinary shares could decline.

After completion of this offering, certain holders of our ordinary shares may cause us to register under the Securities Act the sale of their shares. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the public market could cause the price of our ordinary shares to decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Immediately prior to completion of this offering, our corporate affairs will be governed by our post-offering memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands (“Companies Act”), and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and a substantial amount of our assets are located outside of the United States. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Mainland China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Mainland China, see “Enforceability of Civil Liabilities.”

There can be no assurance that we will not be a PFIC for United States federal income tax purposes for any taxable year, which could subject United States holders of our ordinary shares to significant adverse United States federal income tax consequences.

A non-United States corporation will be PFIC for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on average of the quarterly values of the assets) during such year is attributable to assets that that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ending December 31, 2024 or in the foreseeable future. However, the determination of whether or not we are a PFIC according to the PFIC rules is made on an annual basis and depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or value of our assets may cause us to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of our ordinary shares, which is subject to change and may be volatile.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations guidance is potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one of more taxable years.

If we are a PFIC for any taxable year during which a United States person holds our ordinary shares, certain adverse United States federal income tax consequences could apply to such United States person. For more information see “Taxation — Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company.”

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act because we generated less than US$1.235 billion in revenues for our last fiscal year. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to § 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our ordinary shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our ordinary shares to be less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to § 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attention report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weakness in internal control over financial reporting could result in financial statement errors, which, in turn, could lead to error our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with § 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. We will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of our ordinary shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of § 404 of the Sarbanes-Oxley Act, our ordinary shares may not be able to remain listed on the exchange.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged Frost and Sullivan, and independent third-party industry consultant to prepare a commissioned industry report that analyzes automotive parts and accessories and automotive structural components markets in China (the “F&S Report”). Information and data relating to the automobile parts and accessories industry and the automobile industry have been derived from the F&S Report. Statistical data included in the F&S Report also include projections based on a number of assumptions. The automobile parts and accessories industry in China may not grow at the rate projected by market data, or at all. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in the F&S Report, or any third-party publications and reports Frost & Sullivan has relied on in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. Although these industry publications and reports generally indicate that the information contained therein is believed to be reliable, this does not guarantee the accuracy and completeness of such information.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq listing standards that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. We intend to rely on home country practice with respect to our corporate governance after we complete with this offering. If we choose to follow home country practice after we complete this offering, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting, compliance and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of § 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the U.S. or we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of § 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. If we lose our foreign private issuer status, we will incur significant additional legal, accounting, reporting and other expenses that we will not incur as a foreign private issuer in order to maintain a listing on a U.S. securities exchange.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the SEC upon the occurrence of matters that are material to us and our shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with us. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act (Revised) of the Cayman Islands, or the ES Act, that came into force on January 1, 2019, a “relevant entity” conducting a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. There are nine designated “relevant activities” under the ES Act, and for so long as our Company is carrying on activities which falls within any of the designated relevant activities, it shall comply with all applicable requirements under the ES Act. If the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, our Company is a “pure equity holding company” and will therefore only be subject to the minimum substance requirements, which require us to (i) comply with all applicable requirements under the Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:

•        our goals and strategies;

•        our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenues, costs or expenditures;

•        our dividend policy;

•        our expectations regarding demand for and market acceptance of our products and services;

•        our expectations regarding our relationships with our clients, business partners and third-parties;

•        the trends in, expected growth in and market size of the automobile industry, railroad industry, and automotive parts and accessories industry in China and globally;

•        our ability to maintain and enhance our market position;

•        our ability to continue to develop new technologies and/or upgrade our existing technologies;

•        developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations;

•        relevant governmental policies and regulations relating to our businesses and industry;

•        competitive environment, competitive landscape and potential competitor behavior in our industry; overall industry outlook in our industry;

•        our ability to attract, train and retain executives and other employees;

•        our proposed use of proceeds from this offering;

•        the development of the global financial and capital markets;

•        fluctuations in inflation, interest rates and exchange rates;

•        general business, political, social and economic conditions in China and overseas;

•        the future actual and potential epidemics and their impact on our business and industry; and

•        assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, the actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary — Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to foresee or predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains information derived from government and private publications. These publications include forward-looking statements, which are subject to risks, uncertainties and assumptions. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. The automobile industry, railroad industry, and automotive parts and accessories industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. In addition, the rapidly evolving nature of the automobile, railroad, and automotive parts and accessories industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. See “Risk Factors — Risks Relating to Our Business — Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.” Therefore, you should not place undue reliance on these statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$[______], or approximately US$[________] if the underwriters exercise their over-allotment option in full, based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The detailed calculations of the net proceeds under both scenarios are set forth below:

		Net Proceeds (Over-allotment option not exercised)			Net Proceeds (Over-allotment option exercised in full)
Ordinary shares to be issued			1,250,000
Assumed initial public offering price per ordinary share		$			$
Gross proceeds to be received		$			$
Less:	Underwriters’ discount (with discount rate of 7%)		(______	)		(______	)
	Underwriters’ non-accountable expenses ([__]%)		(______	)		(______	)
	Expenses relating to this offering		(______	)		(______	)
Net proceeds		$			$

A US$1.0 increase (decrease) in the assumed initial public offering price of US$[___] per ordinary share would increase (decrease) the net proceeds to us from this offering by US$[___], or by US$[____] if the underwriters exercise their over-allotment option in full, assuming the number of our ordinary shares, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated expenses payable by us.

We plan to use the net proceeds of this offering as follows:

•        Approximately [__]%, or US$[___], to update and upgrade our production facilities and equipment;

•        Approximately [__]%, or US$[___], to increase our production capacity for LNG cylinder frames;

•        Approximately [__]%, or US$[___], to expand our production capacity in support of the highspeed railroad construction industry;

•        Approximately [__]%, or US$[___], to increase our fabrication capacity for battery pack parts and accessories;

•        Approximately [__]%, or US$[___], for acquisitions of other, smaller, automobile parts and accessories manufacturers; and

•        Approximately [__]%, or US$[___], for general corporate purposes, which may include working capital needs and other corporate uses.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

Under PRC laws and regulations, as an offshore holding company we are only permitted to use the net proceeds of this offering to provide loans or make capital contributions to our Mainland PRC subsidiaries. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may extend inter-company loans or make additional capital contributions to our Mainland PRC subsidiaries to fund their capital expenditures or working capital requirements.

Any capital contributions we make to our Mainland PRC subsidiaries shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the MOFCOM or its local counterparts. We are then required to complete a foreign exchange registration change at qualified banks. There is no upper limit as to the registered capital of our Mainland PRC subsidiaries under Mainland PRC laws and regulations, and we may contribute to our Mainland PRC subsidiaries through capital contributions as long as the amount contributed stays within the capital registered.

Any loans to our Mainland PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the SAFE or its local counterparts.

We plan to contribute proceeds from this offering and any future financings to our Mainland PRC subsidiaries through capital contributions.

We may not be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulations of loans and direct investment by offshore holding companies to Mainland PRC subsidiaries may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our Mainland PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has complete discretion as to whether to distribute dividends subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the timing, form and amount of future dividends, if any, will depend upon, among other things, our future operations and cash flow, capital requirements and surplus, general financial condition, the amount of distribution, if any, received by us from our subsidiaries, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

We are an exempted company with limited liability incorporated in the Cayman Islands. We rely principally on dividends distributed by and other payments from our Mainland PRC subsidiaries for our cash requirements, including distribution of dividends to our shareholders. Dividends distributed by our Mainland PRC subsidiaries are subject to Mainland PRC taxes.

In addition, PRC regulations may restrict the ability of our Mainland PRC subsidiaries to pay dividends to us and only allow a Mainland PRC company to pay dividends out of its accumulated distributable after-tax profits as determined in accordance with its articles of association and the Mainland PRC accounting standards and regulations. See “Risk Factors — Risks Relating to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by our Mainland PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our Mainland PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024 presented on:

•        on an actual basis; and

•        on an as adjusted basis to reflect the issuance and sale of our ordinary shares by us in this offering at the assumed initial public offering price of $5.50 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters, non-accountable expense allowance and the estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

You should read this table in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus:

This table is for reference only and may be revised in light of the Company’s equity composition and contribution history.

	As of June 30, 2024
	Actual	Pro Forma As Adjusted (Over-allotment option not exercised)(1)	Pro Forma As Adjusted (Over-allotment option exercised in full)(1)
	(In USD)
Short-term borrowings	$9,191,986	9,191,986	9,191,986
Amount due to related parties	2,800,415	2,800,415	2,800,415

Shareholder’s equity
Ordinary shares, par value $0.0000625, 800,000,000 shares authorized, 16,000,000 shares issued and outstanding(2)	1,000	1,078	1,090
Additional paid-in capital	4,040,134	9,273,502	10,222,240
Accumulated deficit	(3,136,399)	(3,136,399)	(3,136,399)
Accumulated other comprehensive income	191,474	191,474	191,474
Total shareholder’s equity	1,096,209	6,329,655	7,278,405
Non-controlling interests	—	—	—
Total Equity	1,096,209	6,329,655	7,278,405
Total capitalization	$13,088,610	$18,322,056	$19,270,806

____________

(1)      Reflects the sale of shares in this offering at an assumed initial public offering price of $5.50 per ordinary share, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $5.7 million.

(2)      The Group’s authorized and issued ordinary shares were 800,000,000 and 16,000,000, respectively, on a retrospective basis to reflect the share split on February 11, 2025.

A $1.0 increase (decrease) in the assumed initial public offering price of $5.50 per ordinary share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $1.15 million, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated expenses payable by us.

DILUTION

If you invest in our ordinary shares, your interest will be diluted for each ordinary share you purchase to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for the presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2024, was $0.1 million, or $0.01 per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per ordinary share (as adjusted for the offering) from the initial public offering price per ordinary share and after deducting the estimated discounts to the underwriters, non-accountable expense allowance and the estimated offering expenses payable by us.

After giving effect to the sale of 1,250,000 ordinary shares offered in this offering based on the initial public offering price of $5.50 per ordinary share, after deduction of the estimated discounts to the underwriters and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2024, would have been $5.8 million, or $0.34 per outstanding ordinary share. This represents an immediate increase in net tangible book value of $0.33 per ordinary share to the existing shareholders, and an immediate dilution in net tangible book value of $5.16 per ordinary share to investors purchasing our ordinary shares in this offering. The as adjusted information discussed above is illustrative only.

The following tables illustrate calculations on the pro forma net tangible book value per ordinary share and dilution:

		As of June 30, 2024	Pro Forma as adjusted (Over-allotment option not exercised)	Pro Forma as adjusted (Over-allotment option exercised in full)
Numerator:
Consolidated assets		$25,771,896	$25,771,896	25,771,896
Less:	Consolidated intangible assets	(480,038)	(480,038)	(480,038)
	Deferred offering cost	(507,350)	(507,350)	(507,350)
	Consolidated liabilities	(24,675,687)	(24,675,687)	(24,675,687)
Add:	Net proceeds to be received	—	5,740,796	6,689,546
Net tangible book value		$108,821	$5,849,617	6,798,367
Total Ordinary Shares		16,000,000	17,250,000	17,437,500
Net Tangible Book Value per Ordinary Share		$0.01	$0.34	0.39
	Post-Offering	Full Exercise of Over-Allotment Option
Assumed Initial public offering price per ordinary share	$5.50	$5.50
Net tangible book value per ordinary share as of June 30, 2024	$0.01	$0.01
As adjusted net tangible book value per ordinary share attributable to payments by new investors	$0.33	$0.38
Pro forma net tangible book value per ordinary share immediately after this offering	$0.34	$0.39
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$5.16	$5.11

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after the offering would be $0.39, the increase in net tangible book value per ordinary share to existing shareholders would be $0.38, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $5.11.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2024, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration		Average Price per Ordinary Share
	Number	Percent	Amount	Percent
	(US$ in thousands, except number of ordinary shares and percentages)
Existing shareholders	16,000,000	92.8%	$4,041,134	37.0%	US$	0.25
New investors	1,250,000	7.2%	$6,875,000	63.0%	US$	5.50
Total	17,250,000	100%	$10,916,134	100%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ordinary shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•        the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We conduct a substantial amount of our operations in Mainland China, and a substantial amount of our assets are located in Mainland China. Most of our officers and directors, including our controlling shareholder and chairman of the board, Mr. Xin Zhang, our founder and director, Mr. Zhucheng Zhang, and our director appointees, Mr. Kaiyu Ni and Mr. Aijun Huang all reside within Mainland China, and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Thomas A. Mauro located at 611 North Carolina Avenue, S.E. in Washington, D.C. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

There is uncertainty as to whether the courts in the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us based on certain civil liability provisions of the securities laws of the United States and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

AllBright Law Offices, our counsel as to Mainland PRC law, has advised us that there is uncertainty as to whether Mainland PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. Mainland PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between Mainland China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

AllBright Law Offices has further advised us that it will be difficult for U.S. shareholders to originate actions against us in Mainland China in accordance with Mainland PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to Mainland China for a Mainland PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Currently, PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in Mainland PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of Mainland PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a Mainland PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on Mainland PRC law against us in Mainland PRC, if they can establish sufficient nexus to Mainland PRC for a Mainland PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

CORPORATE HISTORY AND STRUCTURE

In January 2002, Mr. Zhucheng Zhang and Mr. Kaijian Zhang incorporated Auto Parts Co. in Wuhu City, Anhui Province, China. In March 2002, Auto Parts Co. leased a factory space from the local government. Auto Parts Co.’s initial capital was RMB500,000, RMB430,000 of which was contributed by Mr. Zhucheng Zhang and the remainder was funded by Mr. Kaijian Zhang. Mr. Zhucheng Zhang served as the chairman of the board of directors, legal representative, and general manager, of Auto Parts Co. since its inception until June 2024, when Mr. Xin Zhang took over these positions.

In May 2004, Auto Parts Co. terminated the lease of its original factory and purchased long term exclusive right to use the property where the first of its current factories sits, located at Plant No. 25, Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China, from the local government at the price of RMB1,180,000. The right to use does not expire until November 25, 2032. The local government credited the rent Auto Parts Co. had paid to lease the original factory space, RMB200,000, against the purchase price of the current factory. In April 2005, Auto Parts Co. received additional RMB2,500,000 investment, of which RMB1,070,000 was from Mr. Zhucheng Zhang, RMB680,000 was from Mr. Kaijian Zhang, and RMB750,000 was from Ms. Liufeng Tang. All of these investments were in the form of debt-converted equity. Upon this conversion of debt to equity, Auto Parts Co. was 50% owned by Mr. Zhucheng Zhang, 25% owned by Mr. Kaijian Zhang, and 25% owned by Ms. Liufeng Tang. In August 2007, Mr. Zhucheng Zhang, Mr. Kaijian Zhang, and Ms. Liufeng Tang each made an additional equity investment in Auto Parts Co., in the amount of RMB3,500,000, RMB1,750,000, and RMB1,750,000, respectively. In March and April 2008, Auto Parts Co. purchased long term exclusive right to use two adjacent factory spaces, Plants Nos. 23 and 27, Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China, at RMB1,200,000 each. The right to use does not expire until November 25, 2032. In April 2009, Kaijian Zhang transferred the entirety of his equity ownership in Auto Parts Co. to Zhucheng Zhang.

In July 2009, Mr. Zhucheng Zhang, Mr. Yinhua Xue, and Mr. Xin Zhang founded Technology Co., contributing equity investment in the amounts of RMB5,500,000, RMB2,500,000, and RMB2,000,000, respectively. Mr. Zhucheng Zhang served as the chairman of the board of directors, legal representative, and general manager of Technology Co. since its inception until June 2024, when Mr. Xin Zhang took over these positions. Technology Co. registered as a manufacturer of automotive parts and accessories. In 2013, Technology Co. purchased long term exclusive right to use two factory spaces, Plants Nos. 1 and 2, No. 11 Mt. Henglang Rd., Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China. The long term exclusive right to use both factory spaces do not expire until October 18, 2060. In 2016, Auto Parts Co. expanded its product lines to include parts and accessories of railroad cars, and Mr. Zhucheng Zhang and Ms. Liufeng Tan each made additional equity investment in Auto Parts Co., in the amounts of RMB7,500,000 and RMB2,500,000, respectively.

In 2023, Auto Parts Co. leased an additional factory space in the same area, Plant No. 28, Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China, for a three year term. In October 2023, Ms. Liufeng Tan sold the entirety of her equity ownership in Auto Parts Co. to Mr. Xin Zhang for RMB2,480,000. In October 2023, Mr. Yinhua Xue sold the entirety of his equity interests in Technology Co. to Mr. Xin Zhang for RMB2,450,000.

In 2024, in anticipation of the proposed initial public offering, we completed a series of reorganizational steps. The following diagram illustrates our corporate structure as of the date of this prospectus, including our principal subsidiaries and other entities that are material to our business:

Except for Auto Parts Co. and Technology Co., the other companies in the above diagram have no operations but instead purely serve as holding companies for the operating companies. Currently, International Co. directly holds 100% equity interests in its subsidiaries and does not use a VIE structure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Through our operating subsidiaries, we are a manufacturer and seller of automotive parts and accessories based in China with the mission to deliver high-quality and cost-effective products to customers with our proprietary technology and research and development capabilities.

Through our operating subsidiaries, we primarily develop and manufacture stamping parts, welding parts, and die casting parts of automobiles, trucks, and trains, including various body panels, panel seams, pillars, chassis components, brackets, frames, mounts, fasteners, nuts, bolts, screws, plates, stiffeners, battery trays, valve body trays, battery trays, battery pack housing, battery management system brackets, junction boxes, cable ducts, rain gutters, nut plate assemblies, rear torsion beam assemblies, front subframe assemblies, beam assemblies, crossmembers arm assemblies, drainage pipe assemblies, threshing cylinders, vibrating sifters, etc.

Our production facilities include various hydraulic pressing, hydraulic shearing, hydraulic press brake bending, stamping, CNC stamping, CNC turret punching, laser cutting, CNC milling, CNC bending, welding, robotic welding, suspension spot welding, and die casting machines and equipment. Our operating subsidiaries currently maintain over 200 employees, and supplement their labor force with independent contractors and temporary laborers hired through staffing agencies. Our operating subsidiaries’ products are sold to customers in the PRC.

Our customers include private and state-owned automobile manufacturers, EV manufacturers, hybrid vehicle manufacturers, truck manufacturers, cryogenic container manufacturers, train manufacturers, and automobile battery pack suppliers. We believe that our business model encompassing research and development as well as manufacturing capacities allows us to capture industry opportunities in a timely manner and provides us with a stable growth potential. During the years ended December 31, 2022 and 2023, our revenue was primarily generated from our customers in the PRC. Our taxable income and revenue for the six months ended June 30, 2024 and 2023, and for the years ended December 31, 2023 and 2022 are as follows:

	For the Six Months Ended June 30, (Unaudited)
	2024	2023
Revenue	$10,401,031	$10,517,337
Net loss	$(582,174)	$(503,853)
	For the Years Ended December 31, (Audited)
	2023	2022
Revenue	$30,037,148	$19,672,723
Net income (loss)	$1,245,680	$(2,859,081)

Major Factors Affecting Our Results of Operations

Our business and results of operations are affected by a number of general factors that impact automotive parts and accessories industry including, among others, economic, political and social conditions in the PRC, trade and environmental regulations or enforcement, changes in the business strategies of our customers and our customers’ customers, any increase or decrease in customer demand for our products, raw material costs, energy costs, and the competitive environment. Unfavorable changes in any of these general factors could adversely affect demand for our products and materially and adversely affect our results of operations.

While our business is influenced by these general factors, our results of operations are more directly affected by the following company-specific factors.

Our Ability to Retain Existing Customers and Attract Additional Customers

Our business success is significantly influenced by our capacity to attract and retain key customers, as our sales of auto parts, accessories, and related services and products are concentrated among a select number of major customers. Specifically, for the six months ended June 30, 2024, three customers accounted for approximately 22.3%, 17.0% and 11.2% of our total revenue, respectively; for the six months ended June 30, 2023, four customers accounted for approximately 21.7%, 17.6%, 16.2% and 12.8% of our total revenue, respectively. For the year ended December 31, 2023, four customers accounted for approximately 21.1%, 16.5%, 11.9%, and 10.9% of our total revenue, respectively; for the year ended December 31, 2022, four customers accounted for approximately 21.9%, 14.8%, 14.0%, and 10.7% of our total revenue, respectively. However, our key customers constantly change, and no single customer accounts for more than 12.0% of our total revenue in any two consecutive years, making our revenue well-diversified. For example, except for one customer, which ranked among our top four customers in both 2022 and 2023, the remaining three of our top four customers in 2022 were not our top four customers in 2023.

The quality of our products, our ability to continuously meet customers’ requirements and specifications, and our competitive positioning are critical to maintaining and expanding our customer relationships. If we fail to retain these key customers or attract new customers, our revenue generation could be adversely impacted. Furthermore, the loss of any of these significant customers, or a significant reduction in their purchases from us, could materially and adversely impact our operating results.

Our Ability to Continually Develop and Expand Our Product Lines

Our growth depends on our ability to continually develop and expand our product lines. This involves investing in research and development to create innovative and high-quality products that meet market demands. Successful launches of new products can enhance our market position and drive revenue growth. Conversely, failure to innovate or expand our product offerings could limit our market share and growth prospects.

Our Ability to Control Costs and Expenses and Improve Our Operational Efficiency

Cost control and operational efficiency are critical to our profitability. Our business growth depends on our ability to manage inventory costs, which include raw materials, labor, and production overhead. Price volatility and inflation in raw materials can impact our profitability. Additionally, it is essential that we manage our labor costs and operating expenses effectively. We have experienced inflationary pressures in terms of fluctuations in the acquisition costs of raw materials. We minimize the impacts of such inflationary pressures by signing most of our sales contracts on a quarterly basis, allowing us the ability to adjust the prices of our products quarterly to reflect increases in raw material costs if needed. However, contracts for sale of LNG cylinder frames are signed on an annual, rather than quarterly, basis, and as such fluctuation in the acquisition costs of raw materials for LNG cylinder frame production may have a greater impact on our operations. Raw materials constitute approximately 30% of our production cost for LNG cylinder frames. Although our profits from sales of LNG cylinder frames have been somewhat impacted by fluctuations in raw material acquisition costs, the impacts have not been material. Our ability to optimize staff productivity and operational processes directly affects our profitability. Failure to control costs and improve efficiency could negatively impact our financial results.

Our Ability to Compete Successfully

The auto parts and accessories market is highly competitive and rapidly evolving. Our ability to compete successfully depends on our capacity to innovate, provide high-quality products, and offer competitive pricing. We face competition from companies with greater financial resources and expertise in areas such as research and development, manufacturing, and marketing. Technologies developed by competitors may render our products obsolete or less competitive. If we do not effectively compete, our operating results could be negatively impacted.

Results of operations

Comparison of Results of Operations for the six months ended June 30, 2024 and 2023

The following table sets forth a summary of our unaudited condensed consolidated results of operations for the periods indicated. This information should be read together with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Six Months Ended June 30, (Unaudited)		Change
	2024	2023	Amount	%
	(in USD)
Net revenue	$10,401,031	$10,517,337	$(116,306)	(1.1)%
Cost of revenue	(9,174,239)	(9,313,368)	139,129	(1.5)%
Gross profit (loss)	1,226,792	1,203,969	22,823	1.9%
Operating expenses:
Selling expenses	(304,652)	(296,298)	(8,354)	2.8%
General and administrative expenses	(801,936)	(652,522)	(149,414)	22.9%
Research and development expenses	(463,990)	(407,314)	(56,676)	13.9%
Total operating expenses	(1,570,578)	(1,356,134)	(214,444)	15.8%
Loss from operations	(343,786)	(152,165)	(191,621)	125.9%
Other income (expense):
Other non-operating income, net	55,521	(103,784)	159,305	(153.5)%
Government subsidies	28,413	22,926	5,487	23.9%
Interest expense, net	(322,322)	(270,830)	(51,492)	19.0%
Total other income (expenses)	(238,388)	(351,688)	113,300	(32.2)%
Income before income taxes	(582,174)	(503,853)	(78,321)	15.5%
Income tax expenses	—	—	—	n/a
Net income (loss)	$(582,174)	$(503,853)	$(78,321)	15.5%

Net revenue

We generate revenue primarily from the sales of auto parts, accessories, processing services, dies, molds and other products. Compared to the six months ended June 30, 2023, in the six months ended June 30, 2024, our revenue decreased slightly by about $116,306 or 1.1%. The following table sets forth our revenues by revenue streams for the periods indicated:

	For the Six Months Ended June 30, (Unaudited)		Change
	2024	2023	Amount	%
	(in USD)
Auto parts and accessories
Passenger auto parts and accessories	$4,493,850	$2,780,353	$1,713,497	61.6%
Truck parts and accessories	5,509,452	7,117,232	(1,607,780)	(22.6)%
Other parts and accessories	56,445	109,545	(53,100)	(48.5)%
Auto parts and accessories subtotal	10,059,747	10,007,130	52,617	0.5%
Processing fees(1), sales of dies/molds and other products	341,284	510,207	(168,923)	(33.1)%
Total revenue	$10,401,031	$10,517,337	$(116,306)	(1.1)%

____________

(1)      “Processing fees” refer to fees charged by our operating subsidiaries for spraying finishing touches on products produced by other manufacturers.

Compared with the six months ended June 30, 2023, revenue generated from sales of auto parts and accessories in the six months ended June 30, 2024 increased by $52,617 or 0.5%. This increase is primarily attributable to the increase of sales of passenger auto parts and accessories of approximately $1.7 million or 61.6%, comparing the six months ended June 30, 2024 with the same period in the prior year. The increase in sales of passenger auto parts and accessories is primarily due to: (1) approximately $0.8 million in sales to new customers acquired after the second half of 2023; (2) approximately $1.3 million in sales to an existing customer, following the introduction of a new product line for a vehicle model launched by that customer in August 2023, which experienced significant market demand.

The increase is partially offset by a decrease of sales of truck parts and accessories of approximately $1.6 million and a decrease in sales of other parts and accessories of $53,617. The significant decrease in sales of truck parts and accessories is primarily due to reduced demand for our LNG cylinder frames, as a result of increased LNG prices in mainland China. From May 2024 to June 2024, LNG prices rose approximately 10.7%, compared to the same period in the prior year, leading to reduced demand for LNG-powered trucks, and consequently a decline in market demand for our LNG cylinder frames. During May and June 2024, we sold 6,142 units of LNG cylinder frames, representing a decline of 5,272 units, compared to the same period in 2023. Additionally, the weighted average unit price of LNG cylinder frames during this period decreased by approximately 20.22%, compared to the prior year. The combined impact of reduced sales volume and decreased unit prices resulted in a revenue decline of approximately $1.8 million from LNG cylinder frame sales in May and June 2024. The decrease in sales of other parts and accessories from the six months ended June 30, 2023 to the six months ended June 30, 2024 is primarily due to the fulfillment of a $36,000 one-time special order of our steel-plastic composite bridge pier products in the six months ended June 30, 2023, which did not recur in the corresponding period in 2024.

Compared with the six months ended June 30, 2023, our revenue generated from processing fees for spraying finishing touches on products produced by other manufacturers and sales of stamping dies and other products decreased by $168,923 or 33.1%. This decline was primarily attributable to reduced demand for our dies, molds, and processing services, driven by a decrease in demand for LNG-powered trucks. Additionally, during the six months ended June 30, 2024, our passenger auto customers did not launch any major new or updated vehicle models, further contributing to the reduced demand for our dies and molds.

Cost of revenue

Our cost of revenue primarily consists of the following components: (i) inventory costs, which primarily include procurement costs for raw materials such as steel, aluminum, plastic and resin in the forms of sheets, rolls, plates, pipes, etc., as well as small parts such as screws and other fasteners; (ii) costs of outsourcing to other auto parts manufacturers; (iii) staff costs, which consist of salaries, wages, and benefits of employees, independent contractors, temp agencies, and temporary workers; (iv) freight charges incurred by us for delivering products to our customers; (v) rent and property taxes associated with our production plants; and (vi) other miscellaneous costs such as research and development expenses, electricity used to run our factories and for production, depreciation of our plant, property and equipment used for production, etc. Compared with the six months ended June 30, 2023, in the six months ended June 30, 2024, cost of revenue decreased by $139,129 or 1.5%. The decrease in cost of revenue is primarily due to decreased sales comparing the two periods. The following table sets forth our cost of revenue-by-revenue streams for the periods indicated:

	For the Six Months Ended June 30, (Unaudited)				Change
	2024		2023		Amount		%
	(in USD)
Auto parts and accessories	$		$		$
Passenger auto parts and accessories		3,804,588		$2,518,134		$1,286,454	51.5%
Truck parts and accessories		4,994,735		6,259,570		(1,264,835)	(20.2)%
Other parts and accessories		42,623		84,900		(42,277)	(49.8)%
Auto parts and accessories subtotal		8,841,946		8,862,604		(20,658)	(0.2)%
Processing fees, sales of dies/molds and others products		332,293		450,764		(118,471)	(26.3)%
Total cost of revenue		$9,174,239		$9,313,368		$(139,129)	(1.5)%

For the six months ended June 30, 2024, the cost of revenue for our sales of auto parts and accessories decreased by $20,658, or 0.2%, compared to the same period in the prior year. As a percentage of revenue, the cost of revenue for sales of auto parts and accessories was approximately 87.9% in six months ended June 30, 2024, compared to 88.6%% in the same period in the prior year.

The decrease in the cost of revenue in absolute terms is primarily due to the decrease of cost associated with the manufacturing of truck parts and accessories of approximately $1.3 million comparing the six months ended June 30, 2024 to the six months ended June 30, 2023 and the decrease of cost associated with the manufacturing of other parts and accessories of $42,277, comparing the two periods. The decrease in truck parts and accessories costs is primarily due to the significant decrease in the sales volume from the six months ended June 30, 2023 to the corresponding period in 2024. The cost of revenue of truck parts and accessories represented 90.7% of revenue in the six months ended June 30, 2024, slightly increased from 87.9% in the same period in the 2023. This increase in cost as a percentage of revenue is primarily attributable to the overall decrease in the sales volume of truck parts and accessories, as a significant portion of the costs associated with the manufacturing of the truck parts and accessories are fixed costs that do not decrease with the decreased production volume. The decrease in cost of other parts and accessories is primarily due to decrease in sales comparing the two periods. Cost of revenue of other parts and accessories amounted to 75.5% and 77.5% as a percentage of revenue for the six months ended June 30, 2024 and 2023, respectively.

The decrease in cost of revenue for truck parts and accessories and other parts and accessories is partially offset by an increase in the cost of revenue for passenger auto parts and accessories of approximately $1.3 million or 51.5%, comparing the six months ended June 30, 2024 with the same period in 2023. The increase in cost of revenue for passenger auto parts and accessories is primarily due to increased sales. Cost of revenue of passenger auto parts and accessories amounted to 84.7% and 90.6% as a percentage of the revenue for the six months ended June 30, 2024 and the six months ended June 30, 2023, respectively. The decrease in cost of revenue as a percentage of revenue of passenger auto parts and accessories is primarily due to: (1) increased sales volume, which led to lower average per unit cost, as a significant portion of our cost is fixed; and (2) the implementation of advanced manufacturing processes and more efficient raw material planning. See Liquidity and Capital Resources section, pp. 70–71, infra.

For the six months ended June 30, 2024, the cost of revenue from our processing service fees for spraying finishing touches on products produced by other manufacturers and sales of dies/molds and other products decreased by approximately $0.1 million or 26.3%, compared to the same period in the prior year. The decrease in the cost of revenue is primarily due to the decrease in sales comparing the two periods. Cost of revenue from processing fees and sales of dies, molds and other products accounted to approximately 97.4% and 88.3% as a percentage of revenue for the six months ended June 30, 2024 and the six months ended June 30, 2023, respectively. The increase in cost of revenue as a percentage of revenue is primarily due to changes in mix of the products sold, with products/services with lower profit margins constituting a larger proportion of our sales in this category in the six months ended June 30, 2024, compared to the corresponding period in 2023.

Gross profit and gross profit margin

Gross profit represents our revenue less cost of revenue. Our gross profit margin represents our gross profit as a percentage of our revenue. For the six months ended June 30, 2024 and 2023, our gross profit was US$1.2 million and US$1.2 million, respectively, and our gross profit margins were 11.8% and 11.5%, respectively.

The following table sets forth our gross profit and gross profit margin by revenue streams for the periods indicated.

	For the Six Months Ended June 30, (Unaudited)
	2024		2023
	Amount	As a % of Revenue	Amount	As a % of Revenue	Change
					Amount	%
	(in USD)
Auto parts and accessories
Passenger auto parts and accessories	$689,262	15.3%	$262,219	9.4%	$427,043	162.9%
Truck parts and accessories	514,717	9.3%	857,662	12.1%	(342,945)	(40.0)%
Other parts and accessories	13,822	24.5%	24,645	22.5%	(10,823)	(43.9)%
Auto parts and accessories subtotal	1,217,801	12.1%	1,144,526	11.4%	73,275	6.4%
Processing fees, sales of dies/molds and others products	8,991	2.6%	59,443	11.7%	(50,452)	(84.9)%
Total Gross profit	$1,226,792	11.8%	$1,203,969	11.4%	$22,823	1.9%

For the six months ended June 30, 2024, our gross profit generated from sales of auto parts and accessories increased by $73,275 or 6.4%, compared to the six months ended June 30, 2023. Although the gross profit generated from sales of passenger auto parts and accessories increased by about $0.4 million or 162.9% from the six months ended June 30, 2023 to the six months ended June 30, 2024, this increase is largely offset by the decrease in gross profit generated from sales of truck parts and accessories and other parts and accessories. Compared to the six months ended June 30, 2023, in the six months ended June 30, 2024, our gross profit generated from sales of truck parts and accessories and from other parts and accessories decreased by $342,945 and $10.823, respectively. The increase in gross profit from sales of passenger parts and accessories is primarily due to: (1) significant increase in sales of passenger auto parts and accessories; and (2) improved profitability as we implemented advanced manufacturing processes and efficient raw material planning. See Liquidity and Capital Resources section, pp. 70–71, infra. The decreases in gross profit generated from sales of truck parts and accessories and from other parts and accessories are primarily attributable to significant decrease in sales of these products due to decrease in market demand and non-recurrence of a one-time contract sales of bridge pier molds.

For the six months ended June 30, 2024, gross profit generated from processing service fees and sales of dies, molds and other products decreased by $50,452 or 84.9%, as compared to the same period in 2023. The decrease in gross profit generated from processing fees and sales of dies, molds and other products is primarily attributable to decrease in sales of these services and products due to decreased market demand and a change in the mix of services and products sold, with products/services with lower profit margins constituting a larger proportion of our sales in this category in the six months ended June 30, 2024, compared to the corresponding period in 2023.

Selling expenses

Our selling expenses primarily consist of salaries and benefits paid to our sales personnel, shipping and delivery fees, business travel expenses, and other expenses related to marketing and product promotion.

Compared to the six months ended June 30, 2023, our selling expenses in the six months ended June 30, 2024 increased slightly by $8,354, or 2.8%. The increase in selling expenses is primarily due to a $29,081 increase in the expenses associated with providing product samples as we actively sought out sales opportunities. The increase is partially offset by a decrease in shipping costs of $25,633 due to decrease in sales.

General and administrative expenses

Our general and administrative expenses primarily consist of employee salaries and benefits, insurance premiums, depreciation, uncollectable debts, office supply and utility expenses, business travel and meals expenses, and professional service fees.

For the six months ended June 30, 2024, our general and administrative expenses increased by approximately $0.1 million, or 22.9%, compared to the same period in 2023. This increase is primarily attributed to an increase in professional service fee of approximately $0.2 million in the six months ended June 30, 2024, compared to the corresponding period in 2023, due to additional expenses incurred in connection with our anticipated IPO. The increase is partially offset by a decrease of approximately $60,000 in bad debts in the six months ended June 30, 2024, compared to the same period in the prior year.

Research and development expenses

Our research and development expenses primarily consist of payroll and related expenses paid to or paid on behalf of our employees who conduct research and development activities, materials and supplies used in the research projects, depreciation of equipment used for research and development purposes, and other miscellaneous expenses.

For the six months ended June 30, 2024, our research and development expenses increased by $56,676, or 13.9%, compared to the six months ended June 30, 2023. The increase is primarily attributable to an increase of $32,818 or 22.4% in payroll expenses, comparing the six months ended June 30, 2024 to the same period in 2023, as we undertook more research and development projects.

Other income

As compared to the six months ended June 30, 2023, our other income increased by $159,305, or 153.5%, in the six months ended June 30, 2024. The increase in net other income is primarily due to decrease in disposal losses attributed to the disposal of equipment in the six months ended June 30, 2024, compared to the corresponding period in 2023.

Government subsidies

The amount of government subsidies we received in the six months ended June 30, 2024 increased slightly by $5,487, or 23.9%, as compared to the corresponding period in 2023. In both periods we received some unrestricted government subsidies, which we recognized as income upon receipt.

Interest expense, net

In the six months ended June 30, 2024, our net interest expense increased by $51,492, or 19.0%, as compared to the corresponding period in 2023. The increase is primarily due to increase in weighted average outstanding loan balances in the six months ended June 30, 2024, as compared to the corresponding period in 2023.

Income tax expenses

Cayman Islands

Our Company was incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act of the Cayman Islands, and the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty.

British Virgin Islands

Our Company’s directly held subsidiary, Qinhui Development International Limited, was incorporated in the BVI as a business company with limited liability under the BVI Business Companies Act. There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands, and any dividends, interest, rents, royalties, compensations and other amounts paid by Qinhui Development International Limited are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206).

Hong Kong

Our Hong Kong subsidiary, HK Limited, is subject to Hong Kong profit tax at a rate of 8.25% on the first HK$2,000,000 of assessable profits, and 16.5% on the remaining assessable profits. HK Limited did not generate any assessable profits arising in or derived from Hong Kong for the years ended December 31, 2022 and 2023, and accordingly owed no Hong Kong tax in these periods.

Mainland PRC

Generally, our Mainland PRC subsidiaries are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%.

Dividends paid by our Mainland PRC subsidiaries in Mainland China to our Hong Kong subsidiaries will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Double Taxation Avoidance Arrangement and receives approval from the relevant tax authority. If our Hong Kong subsidiaries satisfy all the requirements under the tax arrangement and receive approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiaries would be subject to withholding tax at the standard rate of 5%. Effective November 1, 2015, the above-mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file application package with the relevant tax authority and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority.

If we or any of our subsidiaries outside of Mainland China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, we or our subsidiaries would be subject to enterprise income tax on its worldwide income at a rate of 25%.

Under the PRC Enterprise Income Tax Law and the Notice on Improvements to Policies of Weighted Pre-tax Deduction of Research and Development Expenses, research and development expenses incurred by an enterprise in the course of carrying out research and development activities that have not formed intangible assets and are included in the profit and loss account for the current year. Starting from January 1, 2021, besides deducting the actual amount of research and development expenses incurred, an enterprise is allowed an additional 100% deduction of the amount in calculating its taxable income for the relevant year, the rate of which was 75% before 2021. For research and development expenses that have formed intangible assets, the tax amortization is based on 200% of the costs of the intangible assets, the rate of which was 175% before 2020.

For the six months ended June 30, 2024 and 2023, we owed no income taxes in China. The nil effective income tax rate in the six months ended June 30, 2024 and 2023 was primarily due to: (a) research and development tax credits received; and (b) change in the valuation allowance for deferred tax assets.

Net income

As a result of the foregoing, our net loss increased by $78,321, or 15.5%, from net loss in the amount of $503,853 for the six months ended June 30, 2023 to net loss in the amount of $582,174 for the six months ended June 30, 2024.

Comparison of Results of Operations for the years ended December 31, 2022 and 2023

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,		Change
	2023	2022	Amount	%
	(in USD)
Net revenue	$30,037,148	$19,672,723	$10,364,425	52.7%
Cost of revenue	$(25,698,509)	$(19,744,189)	$(5,954,320)	30.2%
Gross profit (loss)	$4,338,639	$(71,466)	$4,410,105	6170.9%
Operating expenses:
Selling expenses	$(710,849)	$(357,565)	$(353,284)	98.8%
General and administrative expenses	$(1,405,686)	$(1,504,258)	$98,572	6.6%
Research and development expenses	$(1,024,884)	$(489,042)	$(535,842)	109.6%
Total operating expenses	$(3,141,419)	$(2,350,865)	$(790,554)	33.6%
Income from operations:	$1,197,220	$(2,422,331)	$3,619,551	149.4%
Other income (expense):
Other non-operating income, net	$55,667	$90,648	$(34,981)	38.6%
Government subsidies	$619,814	$36,470	$583,344	1599.5%
Interest expense, net	$(627,021)	$(563,868)	$(63,153)	11.2%
Total other income (expenses)	$48,460	$(436,750)	$485,210	111.1%
Income before income taxes	$1,245,680	$(2,859,081)	$4,104,761	143.6%
Income tax expenses	—	—	—	n/a
Net income (loss)	$1,245,680	$(2,859,081)	$4,104,761	143.6%

Net revenue

We generate revenue primarily from the sales of auto parts, accessories, processing services, dies, molds and other products. Compared to the year ended December 31, 2022, in the year ended December 31, 2023, our revenue increased by about $10.4 million or 52.7%. The following table sets forth our revenues by revenue streams for the periods indicated:

	For the years ended December 31,		Change
	2023	2022	Amount	%
	(in USD)
Auto parts and accessories
Passenger auto parts and accessories	8,876,785	16,255,730	(7,378,945)	(45.4)%
Truck parts and accessories	19,879,238	2,847,738	17,031,500	598.1%
Other parts and accessories	179,615	73,397	106,218	144.7%
Auto parts and accessories subtotal	28,935,638	19,176,865	9,758,773	50.9%
Processing fees(1), sales of dies/molds and other products	1,101,510	495,858	605,652	122.1%
Total revenue	$30,037,148	$19,672,723	$10,364,425	52.7%

____________

(1)      “Processing fees” refer to fees charged by our operating subsidiaries for spraying finishing touches on products produced by other manufacturers.

Compared with the year ended December 31, 2022, revenue generated from sales of auto parts and accessories increased by approximately $9.8 million, or 50.9%. This increase is primarily attributable to the increase in the amount of approximately $17.0 million in the sales of truck parts and accessories. This significant increase in the sales of truck parts and accessories is primarily attributable to a significant increase in the sales of our patented LNG cylinder frames and recovery from COVID-19 related restrictions.

In March 2023, we successfully introduced our LNG cylinder frame to the market. The launch of this LNG cylinder frame was well-received by both our existing and new customers, contributing significantly to the increase in our revenue from sales of auto parts and accessories in 2023, compared to 2022.

Additionally, in 2022, various local Chinese governments, including our local Wuhu government, implemented stringent measures to control the spread of SARS-CoV-2. These measures included city lockdowns, quarantines, travel bans, etc., which had a substantial negative impact on our operations and sales activities. However, starting from the end of 2022, the Chinese central government announced the loosening of the zero-COVID policy. As a result, these stringent restrictions were lifted, allowing our operations to fully return to normal in 2023, leading to a recovery in the sales of auto parts and accessories. The recovery is partially offset by a decrease in the sales of passenger auto parts and accessories in the amount of approximately $7.4 million, or 45.4%, in 2023, compared to 2022. The decrease in the sales of passenger auto parts and accessories is primarily due to a change of our business strategy in 2023. As the passenger automobile models produced by our operating subsidiaries’ customers and supported by our operating subsidiaries began to be considered older models, parts and accessories of these passenger automobile models were sold at reduced profit margins. Therefore, our operating subsidiaries decided to downsize their sales and production of passenger auto parts and accessories in order to utilize a significant portion of their manufacturing capacity to manufacture our patented LNG cylinder frames, which generated a significantly higher gross profit margin than our existing passenger auto parts and accessories. As a result of the aforementioned changes, in total our revenue generated from auto parts and accessories increased by approximately $5.7 million, or 29.3%, from approximately $19.4 million in 2022 to approximately $25.1 million in 2023.

Compared with the year ended December 31, 2022, our revenue generated from processing fees for spraying finishing touches on products produced by other manufacturers and sales of stamping dies and other products increased by approximately $0.6 million or 122.1%. This increase is primarily due to the recovery from the COVID-19 related restrictions as discussed above.

Cost of revenue

Our cost of revenue primarily consists of the following components: (i) inventory costs, which primarily include procurement costs for raw materials such as steel, aluminum, plastic and resin in the forms of sheets, rolls, plates, pipes, etc., as well as small parts such as screws and other fasteners; (ii) costs of outsourcing to other auto parts manufacturers;

(iii) staff costs, which consist of salaries, wages, and benefits of employees, independent contractors, temp agencies, and temporary workers; (iv) freight charges incurred by us for delivering products to our customers; (v) rent and property taxes associated with our production plants; and (vi) other miscellaneous costs such as research and development expenses, electricity used to run our factories and for production, depreciation of our plant, property and equipment used for production, etc. Compared with the year ended December 31, 2022, in the year ended December 31, 2023 cost of revenue increased by approximately $6.0 million or 30.2%. The increase in cost of revenue is primarily due to increased sales in 2023, as compared to 2022. The following table sets forth our cost of revenue by revenue streams for the periods indicated.

	For the Years Ended December 31,
	2023		2022
	Amount	As a % of Revenue	Amount	As a % of Revenue	Change
					Amount	%
Auto parts and accessories
Passenger auto parts and accessories	$8,219,885	92.6%	$15,815,162	97.3%	$(7,595,277)	(48.0)%
Truck parts and accessories	16,713,271	84.1%	2,816,893	98.9%	13,896,378	493.3%
Other parts and accessories	154,769	86.2%	768,201	1046.6%	(613,432)	(79.9)%
Auto parts and accessories subtotal	25,087,925	86.7%	19,400,256	101.2%	5,687,669	29.3%
Processing fees, sales of dies/molds and others products	610,584	55.4%	343,933	69.4%	266,651	77.5%
Total cost of revenue	$25,698,509	85.6%	$19,744,189	100.4%	$5,954,320	30.2%

For the year ended December 31, 2023, the cost of revenue generated by our sales of auto parts and accessories increased by approximately $5.7 million, or 29.3%, compared to the year ended December 31, 2022. As a percentage of revenue, the cost of revenue for sales of auto parts and accessories was approximately 86.7% in 2023, compared to 101.2% in 2022. The increase in the cost of revenue in absolute terms is primarily due to an increase of costs associated with the manufacturing of truck parts and accessories in the amount of approximately $13.9 million in 2023, compared to 2022. The increase in truck parts and accessories cost of revenue is primarily due to the significant increase in sales in 2023, compared to 2022. Cost of revenue of truck parts and accessories amounted to 84.1% of the revenue from the sales of truck parts and accessories in 2023, down from 98.9% in 2022. This decrease in cost as a percentage of revenue is primarily attributable to the successful launch of our patented LNG cylinder frame, which carried a higher profit margin than our older products and was well-welcomed by both our existing and new customers.

The increase in the cost of revenue associated with truck parts and accessories is partially offset by a decrease in the cost of revenue associated with passenger auto parts and accessories in the amount of approximately $7.6 million, a 48.0% decrease, from 2022 to 2023. This decrease is primarily due to a decrease in the production and sales of passenger auto parts and accessories, as our operating subsidiaries reallocated a significant portion of their production capacity to the manufacturing of our new truck parts and accessories that carried higher profit margins in 2023. The cost of revenue of passenger auto parts and accessories amounted to 92.6% of the revenue in 2023 and 97.3% of the revenue in 2022.

For the year ended December 31, 2023, the cost of revenue generated by our processing service fees for spraying finishing touches on products produced by other manufacturers and sales of dies/molds and other products increased by approximately $0.3 million or 77.5%, compared to the year ended December 31, 2022. The increase in the cost of revenue is primarily due to the recovery of sales volume after the COVID-19 related restrictions were lifted. As a percentage of revenue, the cost of revenue generated by our processing service fees and sales of dies/molds and other products was approximately 55.4% and 69.4% for the years ended December 31, 2023 and 2022, respectively. The slightly decrease in cost of revenue as a percentage of revenue in processing service fees and sales of dies/molds and other products is primarily due to decrease of costs of certain key raw materials such as cold plate and hot rolled coil and increase of sales volume of products with higher profit margins in 2023 as compared to 2022.

Gross profit and gross profit margin

Gross profit represents our revenue less cost of sales. Our gross profit margin represents our gross profit as a percentage of our revenue. For the years ended December 31, 2022 and 2023, our gross profit (loss) was US$(0.7) million and US$4.4 million, respectively, and our gross profit margins were (0.4)% and 14.4%, respectively.

The following table sets forth our gross profit and gross profit margin by revenue streams for the periods indicated.

	For the year ended December 31,
	2023		2022
	Amount	As a % of Revenue	Amount	As a % of Revenue	Change
					Amount	%
	(in USD)
Auto parts and accessories	$3,847,713	13,3%	$(223,391)	(1.2)%	$4,071,104	1,822.4%
Processing fees, sales of dies/molds and other products	$490,926	44.6%	$151,925	30.6%	$339,001	223.1%
Total	$4,338,639	14.4%	$(71,466)	(0.4)%	$4,410,105	6,170.9%

For the year ended December 31, 2023, our gross profit generated from sales of auto parts and accessories increased by approximately $4.1 million, and increase of 1,822.4% compared to the year ended December 31, 2022, in which we incurred loss in the approximately amount of $2.2 million. This increase is due to significant increase in sales as the overall economy and demands recovered from the negative impacts of COVID-19 related restrictions in 2022. Our gross profit margin in the sales of auto parts and accessories in 2023 was 13.3%, a significant increase a negative profit margin of negative (1.2)% in the year ended December 31, 2022. This increase is primarily due to (a) sales of our patented LNG cylinder frames, which have significantly higher profit margin than our other products, beginning in March 2023; (b) declined cost of certain key materials such as steel in 2023, as compared to 2022; (c) improvement of the overall economy of scale attributable to an approximately 50.9% increase of the sales of our auto parts and accessories from 2022 to 2023.

For the year ended December 31, 2023, gross profit generated from processing service fees and sales of dies/molds and other products increased by approximately $0.3 million, or 223.1%, compared to the year ended December 31, 2022. The increase in gross profit is primarily attributable to the increase in sales as the overall market and demands recovered from COVID-19 related restrictions. For the year ended December 31, 2023, gross profit margin generated from processing service fees and sales of dies/molds and other products was 44.6%, an increase from 30.6% in the year ended December 31, 2022. The increase in gross profit margin is primarily due to (a) declined costs of certain key materials such as steel in 2023 as compared to 2022; and (b) increase in the sales of higher margin products and services in 2023 as compared to 2022.

Selling expenses

Our selling expenses primarily consist of salaries and benefits paid to our sales personnel, shipping and delivery fees, business travel expenses, and other expenses related to marketing and product promotion.

Compared to the year ended December 31, 2022, our selling expenses in the year ended December 31, 2023 increased by approximately $0.4 million, or 98.8%. The increase in selling expenses is primarily due to increased shipping and delivery fees of approximately $0.4 million due to significant increase in sales in 2023 as compared to 2022.

General and administrative expenses

Our general and administrative expenses primarily consist of employee salaries and benefits, insurance premiums, depreciation, uncollectable debts, office supply and utility expenses, business travel and meals expenses, and professional service fees.

For the year ended December 31, 2023, our general and administrative expenses decreased by approximately $0.1 million, or 6.6%, compared to the year ended December 31, 2022. This decrease is primarily attributed to the following factors: (a) a reduction of approximately $0.1 million in payroll and related expenses due to streamlining our staff and reducing headcount at our headquarters; (b) a reduction of approximately $0.1 million in business entertainment expenses due to reduction of unnecessary in-person meetings and other events. These decreases were partially offset by an increase of approximately $0.1 million in professional services fees, as we engaged professional service providers in connection with our planned initial public offering in the United States.

Research and development expenses

Our research and development expenses primarily consist of payroll and related expenses paid to or paid on behalf of our employees who conduct research and development activities, materials and supplies used in the research projects, depreciation of equipment used for research and development purposes, and other miscellaneous expenses.

For the year ended December 31, 2023, our research and development expenses increased by approximately $0.5 million, or 109.6%, compared to the year ended December 31, 2022. The increase is primarily attributable to: (a) increase in the amount of approximately $0.2 million in payroll and related expenses attributable to increased number of R&D staff in 2023 compared to 2022; and b) increase in the amount of approximately $0.3 million in processing costs attributable to larger number of products tested in 2023 compared to 2022.

Other income

As compared to the year ended December 31, 2022, our other income decreased by $34,981, or 38.6%, in the year ended December 31, 2023. The decrease is primarily due to increase in loss in 2023 as compared to 2022, particularly loss attributable to disposal of equipment in the amount of $38,711 in 2023.

Government subsidies

The amount of government subsidies we received in the year ended December 31, 2023 was increased by approximately $0.6 million, or 1599.5%, as compared to the year ended December 31, 2022. The increase is primarily due to an industry support policy in the amount of RMB 4,000,000 (approximately $564,900) from the Wuhu municipal government for our planned initial public offering.

Interest expense, net

In the year ended December 31, 2023, our net interest expense increased by $63,153, or 11.2%, as compared to the year ended December 31, 2022. The increase is primarily due to increase in weighted average outstanding loan balances in 2023 as compared to 2022.

Income tax expenses

Cayman Islands

Our Company was incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act of the Cayman Islands and the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

British Virgin Islands

Our Company’s directly held subsidiary, Qinhui Development International Limited, was incorporated in the BVI as a business company with limited liability under the BVI Business Companies Act. There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by Qinhui Development International Limited are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206).

Hong Kong

Our Hong Kong subsidiary, HK Limited, is subject to Hong Kong profit tax at a rate of 8.25% on the first HK$2,000,000 of assessable profits, and 16.5% on the remaining assessable profits. HK Limited did not generate any assessable profits arising in or derived from Hong Kong for the years ended December 31, 2022 and 2023, and accordingly owed no Hong Kong tax in these periods.

Mainland PRC

Generally, our Mainland PRC subsidiaries are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%.

Dividends paid by our Mainland PRC subsidiaries in Mainland China to our Hong Kong subsidiaries will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Double Taxation Avoidance Arrangement and receives approval from the relevant tax authority. If our Hong Kong subsidiaries satisfy all the requirements under the tax arrangement and receive approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiaries would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above-mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority.

If we or any of our subsidiaries outside of Mainland China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%.

Under the PRC Enterprise Income Tax Law and the Notice on Improvements to Policies of Weighted Pre-tax Deduction of Research and Development Expenses, research and development expenses incurred by an enterprise in the course of carrying out research and development activities that have not formed intangible assets and are included in the profit and loss account for the current year. Starting from January 1, 2021, besides deducting the actual amount of research and development expenses incurred, an enterprise is allowed an additional 100% deduction of the amount in calculating its taxable income for the relevant year, the rate of which was 75% before 2021. For research and development expenses that have formed intangible assets, the tax amortization is based on 200% of the costs of the intangible assets, the rate of which was 175% before 2020.

For the years ended December 31, 2022 and 2023, we owed income taxes in China in the amounts of $nil and $nil, respectively. The 0% effective income tax rate in 2022 and 2023 was primarily due to: (a) research and development tax credits received; (b) non-taxable governmental grants received; and (c) change in the valuation allowance for deferred tax assets.

Net income

As a result of the foregoing, our net income increased by approximately $4.1 million, or 143.6%, from net loss in the amount of approximately $2.9 million in the year ended December 31, 2022 to net income in the amount of approximately $1.2 million in the year ended December 31, 2023.

Liquidity and Capital Resources

As of June 30, 2024, we had approximately US$0.9 million in cash and cash equivalents and negative working capital of US$3.3 million. As of December 31, 2023, we had approximately US$0.5 million in cash and cash equivalents and negative working capital of US$2.5 million.

Our net cash flow provided by operating activities for the year ended June 30, 2024 was approximately US$0.4 million, which was primarily attributable to our net loss, offset by changes in certain non-cash items. Historically, our principal source of cash came from our operational income and loans from related parties and financial institutions. In assessing the liquidity, our management monitors and analyzes our cash and cash equivalents, our ability to generate sufficient cash flows from operating activities, and our operating and capital expenditure commitments. With respect to capital funding requirements, we budgeted capital spending based on ongoing assessment of needs to maintain adequate cash. We expect to finance our capital requirements and capital expenditures from operating, borrowings from financial institutions and financial support from our related parties.

To mitigate the risk associated with the negative working capital, management has developed specific business plans. Key actions taken from January 1, 2024 through the date of this prospectus include: i) borrowing an additional approximately US$4.1 million (RMB29,100,000) from financial institutions and successfully renewing short-term borrowings with a balance of approximately US$1.2 million (RMB8,600,000) to support our operations and liquidity needs; ii) receiving approximately US$0.5 million in governmental subsidies aimed at supporting our anticipated IPO, which underscores the government’s commitment to advancing our sector.

To further optimize cost efficiency and enhance our liquidity, we have undertaken the following measures:

(i)     Improved inventory management.    We enhanced our inventory processing efficiency by streamlining workflows and reducing lead times for inventory purchases. The Company reduces the number of storage employees from eight to four. This allows us to avoid large prepayments to suppliers and reduce the amount of inventory we need to hold as well as the length of time we need to hold the inventory prior to manufacturing. Consequently, we have achieved a more agile supply chain that better aligns with our production cycles.

(ii)    Enhanced operational efficiency.    Through an in-depth review of our internal processes, we identified and eliminated redundant procedures by using one modern crane equipment to replace every four human workers for handling and carrying packages, resulting in a leaner operational structure that enhances productivity across departments and reduced our overall reliance on dispatched workers. This adjustment not only improves our responsiveness but also reduces unnecessary operational costs.

(iii)   Supplier negotiations.    we have proactively renegotiated payment terms with key suppliers to achieve more favorable conditions by changing our payment term to supplier from monthly cash payment to a 45-day banker’s acceptance so as to reduce the short-term cash flow pressure. This initiative has decreased our short-term cash outflows and provided greater flexibility in managing our working capital.

Taking into consideration all of the actions discussed above, the management has concluded that the Company could continue as a going concern for at least the next 12 months from the date of this prospectus.

Cash Flows for the Six Months Ended June 30, 2024, compared to the Six Months Ended June 30, 2023

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Six Months Ended June 30, (Unaudited)		Change
	2024	2023	Amount	%
	(in USD)
Net cash provided by (used in) operating activities	$(408,742)	$576,662	$(985,404)	(170.9)%
Net cash used in investing activities	(1,164,483)	(805,665)	(358,818)	44.5%
Net cash provided by financing activities	1,972,509	50,228	1,922,281	3827.1%
Adjustment for currency exchange(1)	(15,433)	(16,145)	712	(4.4)%
Net increase in cash and cash equivalents and restricted cash	383,851	(194,920)	578,771	(296.9)%
Cash and restricted cash at the beginning of the period	545,648	493,691	51,957	10.5%
Cash and restricted cash at the end of the period	$929,499	$298,771	$630,728	211.1%

____________

(1)      See “Conventions that Apply to this Prospectus” above.

Operating activities

For the six months ended June 30, 2024, our net cash used in operating activities was approximately US$0.4 million, which was primarily attributable to (i) net loss of approximately US$0.6 million; (ii) an adjustment of added non-cash items of a net amount of approximately US$0.5 million, inclusive of change in credit loss reversal, and depreciation and amortization; (iii) net increase in working capital of approximately US$0.4 million, which primarily consists of increase in accounts receivable in the amount of approximately US$1.9 million and decrease in accounts payable of approximately $2.4 million. The decrease in working capital was partially offset by decrease in notes receivable of approximately US$2.4 million, decrease in advance to suppliers of approximately $0.8 million, and decrease in inventory of approximately $0.5 million.

For the six months ended June 30, 2023, our net cash provided by operating activities was approximately US$0.6 million, which was primarily attributable to (i) net loss of approximately US$0.5 million; (ii) an adjustment of added back non-cash items of a net amount of approximately US$0.5 million, inclusive of credit losses, and depreciation, amortization, and loss on disposal, of property and equipment; and (iii) net decrease in working capital of approximately US$0.6 million, which primarily consists of approximately US$1.8 million increase in accounts payable. The decrease in working capital was partially offset by increase in accounts receivable of approximately US$1.1 million and decrease in accrued expenses and other current liabilities of approximately $0.3 million.

Investing activities

For the six months ended June 30, 2024, our net cash used in investing activities was approximately US$1.2 million, which consists of approximately US$1.2 million cash used in the purchase of properties and equipment.

For the six months ended June 30, 2023, our net cash used in investing activities was approximately US$0.8 million, which consists of approximately $0.3 million cash used in the purchase of properties and equipment and approximately $0.5 million cash used in construction in progress.

Financing activities

For the six months ended June 30, 2024, our net cash provided by financing activities was approximately US$2.0 million, which primarily consists of approximately US$3.0 million net proceeds from short-term bank loans. The increase in cash is partially offset by $1.0 million cash used to repay loans provided by related parties.

For the six months ended June 30, 2023, our net cash provided by financing activities was US$50,228, which primarily consists of US$50,228 net proceeds from loans provided by related parties.

Cash Flows for the Year Ended December 31, 2022, compared to the Year Ended December 31, 2023

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended December 31,		Change
	2023	2022	Amount	%
	(in USD)
Net cash provided by (used in) operating activities	$956,975	$(578,590)	$1,541,206	(263.8)%
Net cash used in investing activities	$(1,206,784)	(627,725)	(579,059)	92.2%
Net cash provided by financing activities	$316,041	1,538,564	(1,222,523)	(79.5)%
Adjustment for currency exchange(1)	$(14,275)	(22,061)	2,145	(13.1)%
Net increase in cash and cash equivalents and restricted cash
Cash and restricted cash at the beginning of the period	493,691	183,503	310,188	169.0%
Cash and restricted cash at the end of the period	$545,648	$493,691	$51,957	10.5%

____________

(1)      See “Conventions that Apply to this Prospectus” above.

Operating activities

For the year ended December 31, 2022, our net cash used in operating activities was approximately US$6 million, which was primarily attributable to (i) net loss of approximately US$2.9 million; (ii) an adjustment of added non-cash items of a net amount of approximately US$0.9 million, inclusive of change in inventory reserves, uncollectable debts, depreciation and amortization and other non-cash items; (iii) net decrease in working capital of approximately US$1.4 million, which primarily consists of decrease in accounts receivable in the amount of approximately US$2.7 million and increase in other non-current liabilities of approximately US$0.7 million. The decrease in working capital was partially offset by increase in notes receivable of approximately US$0.8 million and decrease in accrued expenses and other current liabilities in the amount of approximately US$0.9 million.

For the year ended December 31, 2023, our net cash provided by operating activities was approximately US$1 million, which was primarily attributable to (i) net income of approximately US$1.2 million; (ii) an adjustment of added back non-cash items of a net amount of approximately US$0.9 million, inclusive of change in inventory reserves, uncollectible debts, depreciation and amortization and other non-cash items; (iii) deducted by net increase in working capital of approximately US$1.2 million, which primarily consists of approximately US$3.3 million increase in accounts receivable, approximately US$1.4 million increase in notes receivable, approximately US$1 million increase in advances to suppliers. The increase in working capital was partially offset by increase in accounts payable of approximately US$4.4 million. The increase in accounts payable was primarily due to higher volume of purchases from external suppliers contracted to manufacture parts on our behalf, enabling us to meet the significant rise in sales during the second half of 2023.

Investing activities

For the year ended December 31, 2022, our net cash used in investing activities was approximately US$0.6 million, which consists of approximately US$0.6 million cash used in the purchase of properties and equipment and approximately US$74,305 cash used in loans to related parties.

For the year ended December 31, 2023, our net cash used in investing activities was approximately US$1.2 million, used in the purchase of properties and equipment.

Financing activities

For the year ended December 31, 2022, our net cash provided by financing activities was approximately US$1.5 million, which primarily consists of approximately US$6.7 million proceeds from short-term bank loans and approximately US$2 million cash from related party loans, offset by approximately US$6.9 million cash used for the repayment of short-term bank loans.

For the year ended December 31, 2023, our net cash provided by financing activities was approximately US$0.3 million, which primarily consists of approximately US$8.2 million proceeds from short-term bank loans, offset by approximately US$7.7 million cash used for the repayment of short-term bank loans.

Capital expenditures

Our capital expenditures are incurred primarily in connection with purchase of properties and equipment used for our manufacturing activities. Our capital expenditures were approximately US$ 1.2 million and US$0.8 million for the six months ended June 30, 2024 and 2023, respectively. Our capital expenditures were approximately US$0.6 million and US$1.2 million for the years ended December 31, 2022 and 2023, respectively.

We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, enhance research and development capabilities, and improve operation efficiency and production capacity. We anticipate that our total capital expenditures for executing our present plans would be approximately US$[________], with approximately [____]% of which expenditures expected to come from the proceeds raised from this offering and the rest expected to come from our own funds.

Our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent the proceeds of securities we have issued and cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to make capital expenditures to support the expected growth of our business.

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2024:

	Payment Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in USD)
Borrowings	$9,191,986	9,191,986	—	—	—
Lease obligations	35,303	35,303	—	—	—
Total	$9,227,289	9,227,289	—	—	—

Capital commitments are commitments in relation to the purchase of property and equipment including leasehold improvements. Operating lease obligations consist of leases in relation to certain production plants.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2024.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our ordinary shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates, and assumptions that affect: (i) the reported amounts of our assets and liabilities; (ii) the disclosure of our contingent assets and liabilities at the end of each reporting period; and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these judgments, estimates, and assumptions based on our historical experience, knowledge, assessment of current business and other conditions, and our expectations regarding the future based on available information. This forms our basis for making judgments about matters that are not readily apparent from other sources. Given that the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application. When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies, and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies and practices include: (i) revenue recognition; and (ii) income taxes. See “Note 2 — Summary of Significant Accounting Policies” to our consolidated financial statements for the disclosure of these accounting policies. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements.

We adopted Financial Standards Accounting Board Accounting Standards Codification (“ASC”) 326 “Financial Instruments — Credit Losses” (“ASC 326”) on January 1, 2023 by applying the modified retrospective approach. The adoption of ASC 326 did not have a material impact on our consolidated financial statements.

Our notes receivable, accounts receivable, amounts due from related parties and other receivables which is included in the prepaid expenses and other current assets, net line item in the consolidated balance sheets are within the scope of ASC 326. ASC 326 introduces an approach based on expected credit losses on financial assets at amortized cost. Upon adoption of ASC 326, we estimate the expected credit losses for notes receivable and accounts receivable using the roll-rate method on a collective basis when similar risk characteristics exist. The roll-rate method stratifies the receivables balance by delinquency stages and projected forward in three-month increments using historical roll rate. In each year of the simulation, losses on the receivables are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. The loss rate calculated for each delinquency stage is then adjusted for both current and forecasts of economic conditions. The management then applied the adjusted loss rate to respective receivables balance. For amount due from related parties and other receivables, we use the loss-rate method to evaluates the expected credit losses on an individual basis. When establishing the loss rate, We make the assessment on various factors, including historical experience, credit-worthiness of debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the debtors. We also provide specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are included in general and administrative expenses in the consolidated statements of comprehensive income (loss). After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are stated at lower of cost or net realizable value using the weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. Write-down is recorded when future estimated net realizable value is less than cost, which is recorded in cost of revenue in the consolidated statements of comprehensive income (loss). We periodically evaluate inventories against their net realizable value, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and future demand of each type of inventories. The reversal of inventory written down is prohibited under the U.S. GAAP.

Impairment of long-lived assets

Long-lived assets with finite lives, primarily property and equipment and land use right, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of June 30, 2024 and December 31, 2023.

Income taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended December 31, 2022 and 2023 and for the six months ended June 30, 2024. We do not believe there was any uncertain tax position as of December 31, 2022 and 2023 and as of June 30, 2024.

Our subsidiaries in China are subject to the income tax laws of the PRC. No income was generated outside the PRC for the years ended December 31, 2022 and 2023 and for the six months ended June 30, 2024. As of June 30, 2024, our tax returns of our PRC subsidiaries filed for the calendar years of 2021 through 2023 remain open for statutory examination by PRC tax authorities.

INDUSTRY OVERVIEW

Unless otherwise noted, all the information and data presented in this section have been derived from a July 2024 industry report from Frost and Sullivan entitled “Independent Market Study on China’s Automotive Parts and Accessories, and Automotive Structural Components Markets” (the “F&S Report”). Frost and Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion projections for future growth, which may not occur at the rates that are projected or at all.

Material Assumptions Underlying Market Projections

The F&S Report and its various projections are based on the assumptions: (1) that the social, economic and political conditions in China discussed will remain stable during the forecast periods; (2) that government policies on automotive parts and accessories and structural markets in China will remain consistent during the forecast periods; and (3) that automotive parts and accessories and structural components markets will be driven by factors which are stated in the F&S Report, as discussed below.

Overview of the Automotive Structural Components Industry

Definition of Automotive Structural Components

Automotive structural components are essential parts of an automobile, collectively forming the vehicle’s exterior and interior space, providing safety protections for drivers and passengers. The materials commonly used for automotive structural components typically include steel, aluminum, and plastic. The design of the automotive body structure must consider not only its load-bearing capacities but also meet the requirements for safety, stability, vibration tolerance, durability, etc. Automotive body structure components must conform to and accommodate the overall design and performance of the vehicle.

Categorization of automotive structural components

Type	Descriptions
Body structural components	Frame parts, body mounting parts, A pillars, B pillars, C pillars, etc.
Chassis structural components	Powertrain parts, front longitudinal rails, rear longitudinal rails, suspension system parts, steering system parts, and braking system parts.

Industry value chain of the automotive structural components market

Value chain analysis

The upstream of the automotive structural components industry mainly consists of suppliers of key raw materials, including steel, aluminum, plastics, rubber, etc. and suppliers of production equipment, such as CNC turret punching machines, hydraulic shearing machines, hydraulic press brake bending machines, CNC stamping press machines, etc. To be competitive, an automotive structural components manufacturer must have stable raw material supplies and must deploy advanced equipment to ensure product quality and improve operational efficiency.

The midstream is the manufacturers of automative structural components. They supply components for automobile manufacturers and tier-1 suppliers, i.e., manufacturers that supply products, including making systems/modules using pre-fabricated parts, directly to automobile manufacturers.

The downstream is the automobile manufacturers, original equipment manufacturers (“OEMs”), tier-1 suppliers of auto parts, and the aftermarket such as repair shops.

Automobile industry in China

China is the largest automobile market in the world, with its total vehicle sales volume at 30.1 million units in 2023, increased from 25.8 million units in 2019, a compound annual growth rate (“CAGR”) of 4%. The F&S Report forecasts the sales volume to further increase to 31.0 million units in 2024 and 33.5 million units in 2028, at a CAGR of 2%.

Categorized by propulsion systems, the growth rates of new energy vehicles (“NEVs,” a term used in China to refer to automobiles that are fully or predominantly powered by electric energy, such as battery electric vehicles, plug-in hybrid electric vehicles, and fuel cell electric vehicles) are considerably faster than ICE-powered vehicles. The sales of NEVs increased from 1.2 million units in 2019 to 9.5 million units in 2023, at an average CAGR of 67.6%. The F&S Report projects the sales volume to further increase to 11.9 million units in 2024 and 24.0 million units in 2024, at a CAGR of 19.2%.

Sales Volume and Estimated Sales Volume of Automobiles in China

Source: F&S Report

The overall sales volume of trucks in China experienced a decrease during the pandemic years, but witnessed a strong recovery in 2023 after the COVID19 restrictions were lifted. The sales volume increased from 2.2 million units in 2022 to 2.6 million units in 2023. The F&S Report projects the sales volume to further increase to 2.7 million units in 2024 and 3.1 million units in 2028, at a CGAR of 2.9%.

Due to the development of high-power gas engine, the government support and increasing cost advantage of natural gas over diesel fuel, LNG truck sales experienced strong growth in the recent years. The sales volume of LNG trucks increased from 0.1 million units in 2019 to 0.2 million units in 2023, at a CGAR of 24.6%. The F&S Report projects the sales volume to further increase from 0.3 million units in 2024 and 0.5 million units in 2028, at a CAGR of 17.5%.

Sales Volume and Expected Sales Volume of Trucks and LNG Trucks in China

Source: F&S Report

Automotive structural components industry in China

In China, automotive structural components have experienced a sustained increase in demand due to the growth in automobile sales volumes. The market size of automotive structural components in China has increased from RMB172.4 billion in 2019 to RMB201.7 billion in 2023, at a CAGR of 4%. The F&S Report projects further increase to RMB222.3 billion in 2024 and RMB272.8. billion in 2028, at a CAGR of 5.2%. Compared with ICE-powered vehicles, NEVs have significant structural differences. Due to the addition of battery packs, EVs generally are heavier than ICE-powered vehicles. The additional of battery packs also means new demands for structural components that support the battery packs. At the same time, the creation of new structural components imposes new technical requirements on automotive parts suppliers.

This means that the increase in the sales volumes of NEVs will create growth opportunities for automotive structural component manufacturers that can rise up to meet the challenges of new and changing technical requirements. The market size of NEV structural components increased from RMB10.5 billion in 2019 to RMB61.9 billion in 2023, representing a CAGR of 56.0%. The F&S Report projects the market size to further increase to RMB79.4 billion in 2024 and RMB157.3 billion by 2028, at a CAGR of 18.7%

Total Revenue of Automotive Structural Components in China

Source: F&S Report

The battery pack is a crucial part of NEVs, as it usually accounts for 40% of the total production cost. The NEV battery pack support structure ensures the battery pack’s stability when the NEV is being operated and protects the battery pack from impacts. Therefore, the NEV battery pack support structure plays a critical role in NEV safety. Due to the rapid growth of the NEV industry in China, the market size of NEV battery pack support structure in China has increased from RMB4.5 billion in 2019 to RMB26.5 billion in 2023, representing a CAGR of 56.1%. The F&S Report projects further increases to RMB33.1 billion in 2024 and RMB66.7 billion in 2028, at a CAGR of 19.2%.

Total Revenue and Expected Revenue of NEV Battery Pack Support Structure in China

Source: F&S Report

LNG cylinder frames that are lightweight, durable, and easy to install can significantly enhance the efficiency of LNG trucks, and therefore are preferred by downstream customers. In the recent years, the rapid growth of the LNG truck market has led to an expansion of the sales of LNG cylinder frames.

In China, the market size of LNG cylinder frames used on trucks has increased from RMB308.0 million in 2019 to RMB508.8 million in 2023, representing a CAGR of 13.4%. The F&S Report projects further increases to RMB579.0 million in 2024 and RMB1,028.5 million in 2028, at a CAGR of 15.4%.

Total Revenue and Expected Revenue of LNG Cylinder Frames Used on Trucks in China

Source: F&S Report

Key growth drivers of the automotive structural components market

According to the F&S Report, the following factors are the key growth drivers of the demands for automotive structural components:

Continuous growth of the Automobile Industry.    As the demands for automotive structural components are generated by the demands for automobiles, the continuous growth of the automobile industry is the foundation of the growth of the automotive structural components market. The popularization of domestic-brand automotives has led to an increase in demands for automotive structural components made by domestic suppliers. Additionally, the push to replace traditional ICE-powered vehicles with NEVs has also increased new vehicle productions. The F&S Report assumes that the cost of NEVs will continue to decline due to advances in technology, that the energy consumption expense of NEVs is significantly lower than ICE-powered vehicles, that inspection and maintenance costs of NEVs are lower than ICE vehicles, and that natural gas enjoys an increasing cost advantage over diesel fuels;

Technological Advancement.    The production capacity and operating efficiencies of automotive structural components manufacturers rely on their production equipment. The advancement of these equipment, such as automated punching machines, mold and die design simulation software, and industrial robots such as robotic wielders, improves the capacity and efficiency of automotive structural component manufacturers. The F&S Report assumes that there are significant barriers of entry to the automotive structural components industry in China due to high cost of acquiring the latest technologies and adapting to the fast-evolving customer demands.

Favorable Government Policies.    China’s central, provincial and municipal governments have implemented a series of policies to support the development of the automobile and automotive structural components industries in China. The Anhui Province regional government, in particular, has endeavored to establish a comprehensive automobile industry ecosystem locally. Additionally, various policies by the Chinese central and regional governments incentivize consumers to purchase NEVs and replace their ICE-powered vehicles with NEVs, which tend to increase the demand for and therefore the production of new vehicles. The Chinese government’s support for natural gas over diesel fuel also increases the demand for LNG trucks, and therefore the demands for LNG cylinder frames.

Competitive Landscape

In 2023, the combined market share by sales revenue of the top five automotive structural components suppliers in China was 15.1%, indicating a relatively low market concentration. Automobile manufacturers tend to select suppliers that are geographically close to ensure rapid response and service time. This strategy also minimizes delivery times, reduces transportation costs, enhances communication in the supply chain, and facilitates technological innovation through close collaboration. Accordingly, in addition to service and product qualities, an automotive structural components supplier’s geographic location is also crucial for an automobile manufacturer’ supply selection decisions. A automotive structural components supplier’s success and profitability depend in large part on its ability to establish and maintain close working relationship with the leading and fast-growing automobile manufacturers.

In contrast, specifically with respect to NEV battery pack support structure suppliers, the combined market share of the top five suppliers in China amounted to 72.6% in 2023. However, due to the rapid growth of the NEV industry in China, the market landscape of NEV manufacturers is still undergoing swift changes, and therefore the positions and market shares of each battery pack structure supplier are also shifting precipitously. To capture growth opportunities, a battery pack support structure supplier must promptly respond and adjust to customer demands and continuously optimize its products and services.

Our operating suppliers are the largest LNG cylinder frame suppliers for LNG truck manufacturers, with a sales revenue of RMB115.6 million, or 22.7% market share. Our LNG cylinder frames are widely installed on many LNG heavy duty truck models by major natural gas heavy truck manufacturers, including the five largest manufacturers of heavy-duty trucks in terms of sales volume in 2023 according to the F&S Report. The F&S Report projects that our operating subsidiaries will continue to be the leading supplier of LNG cylinder frames in China throughout the projection period, i.e., 2024 to 2028, and we expect to continue to improve and upgrade our LNG cylinder frames.

The LNG cylinder frame market in China exhibits a relatively high degree of concentration. In terms of sales revenue in 2023, the top three suppliers in China accounted for 57.5% of the total market.

Ranking and Market Share of LNG Cylinder Frame Suppliers (by Sales Revenue) in China, 2023

Rank	Company	Sales Revenue (RMB Million)	Market Share
1	Our operating subsidiaries	115.6	22.7%
2	Company A	108.8	21.4%
3	Company B	68.2	13.4%
	Others combined	216.2	42.5%
	Total	508.8	100.0%

Source: F&S Report

BUSINESS

Overview

Our Mission

Our mission is to manufacture and supply competitive products, i.e., structural components and accessories of passenger vehicles, trucks, and trains, through innovative CNC sheet metal cutting, stamping, die casting, and wielding processes, as well as optimized economy of scale, effective quality control, and efficient production plant management.

Who we are

Through our operating subsidiaries, we manufacture and sell components and accessories of passenger automobiles, trucks and train cars in China. In 2002, Mr. Zhucheng Zhang founded the Auto Parts Co. in Wuhu City, Anhui Province, China. In 2009, Mr. Zhucheng Zhang founded Technology Co., also in Wuhu City, Anhui Province. Since their inceptions, Auto Parts Co. and Technology Co. have manufactured automotive parts and accessories, specifically, automotive structural components. Mr. Zhucheng Zhang served as the chairman of the board of directors, legal representative, and general manager of both companies since their inceptions. In 2016, Auto Parts Co. expanded its product lines to include parts and accessories of railroad cars. In June 2024, Mr. Xin Zhang replaced Mr. Zhucheng Zhang as the chairman of the board of directors, legal representative, and general manager, of Auto Parts Co. and Technology Co.

Through a series of additional equity investments and transfers, Mr. Xin Zhang eventually also acquired substantial equity interests in both companies. In 2024, as part of an reorganization, International Co. became the ultimate holding company of both Auto Parts Co. and Technology Co.

What have we accomplished

We have experienced significant growth since our inception. In addition to our ability to develop and maintain customers, our growth is also attributable to our high standards in the management of our operations, in the quality control of our products, in our customer service, in establishing and maintaining our reputations, and in expanding our brand recognition, as well as in striving to be innovative in the technologies that we applied to our manufacturing process.

We have obtained numerous patents in the PRC, 37 of which are still active, including six invention patents and 31 utility model patents, and three trademarks registered in the PRC. Our notable products include an LNG cylinder frame for trucks, which is lightweight, easy to install and uninstall, cost-effective, and has a good safety profile, compared to conventional LNG cylinder frames. Because our LNG cylinder frame is not as heavy as conventional LNG cylinder frames, it also improves the fuel efficiency, and consequently reduces the carbon emissions, of the trucks equipped with it instead of conventional heavy LNG cylinder frames. In 2019 alone we manufactured more than 28,000 units of our LNG cylinder frames. According to the F&S Report, as of 2023, we are the largest supplier in China’s LNG cylinder frame market, occupying 22.7% of the market share with a sales revenue of RMB115.6 million. Technology Co. also co-developed a sliding welder cargo with China Railway First Group Material, Trade and Machinery Co., Ltd. When the set is plugged into an external electricity source, it allows workers to perform welding of transported materials inside the cargo before hoisting the materials out. When used to assemble box beams of highspeed railroads, this set reduces the difficulty and labor intensity in the construction of highspeed railroad tracks.

Since 2002, we have expanded our manufacturing facilities multiple times, increased the number of our employees to over 200, and increased our annual revenue to approximately US$30 million in the year ended December 31, 2023. In 2009, 2012, 2013, and 2015, our operating subsidiaries were named a superior supplier by Chery Automobile Co., Ltd., one of the top ten automobile manufacturers in China in terms of total sales volume and the largest automobile manufacturer in terms of total export volume in 2023.

Competitive Strengths

We believe that the following strengths differentiate our operating subsidiaries from their competitors.

Our operating subsidiaries’ strong design, research and development capabilities and patent portfolio provide significant competitive advantages over their industry peers

We believe our operating subsidiaries’ strong design, research and development capabilities represent a key strength that allows them to provide patent-compliant products with advanced technologies to their customers.

We have obtained numerous patents in the PRC, 37 of which are currently active, including six invention patents and 31 utility model patents, and three trademarks registered in the PRC. Our notable products include an LNG cylinder frame for trucks, which is lightweight, easy to install and uninstall, cost-effective, and has a good safety profile, compared to conventional LNG cylinder frames. Because our LNG cylinder frame is not as heavy as conventional LNG cylinder frames, it also improves the fuel efficiency, and consequently reduces the carbon emissions, of the trucks equipped with it instead of conventional heavy LNG cylinder frames. According to the F&S Report, as of 2023, we are the largest supplier in China’s LNG cylinder frame market, occupying 22.7% of the market share with a sales revenue of RMB115.6 million. In 2019 alone we manufactured more than 28,000 units of our LNG cylinder frames. Technology Co. also co-developed a sliding welder cargo with China Railway First Group Material, Trade and Machinery Co., Ltd. When the set is plugged into an external electricity source, it allows workers to perform welding of transported materials inside the cargo before hoisting the materials out. When used to assemble box beams of highspeed railroads, this set reduces the difficulty and labor intensity in the construction of highspeed railroad tracks.

We believe that our operating subsidiaries’ strong research and development capabilities and extensive patent portfolio provide significant competitive advantages over their industry peers and will be instrumental in their efforts to expand market coverage and increase their overall sales.

We have a good sales network and have been able to generate purchase orders outside our production capacity (either in terms of volume or in terms of technical capacity) to other automotive parts and accessories manufacturers.

We have a good customer base and sales network. Since our inception in 2002, we have increased the number of our production plants from one to six, and yet we still need to outsource substantial number of orders to other automotive parts and accessories manufacturers, either because these orders exceed our production volume capacity or because these orders such as spray-coating and electrophoresis are processes we currently do not have the equipment to fabricate. Therefore, we believe we can increase our profitability by expanding our production capacities through acquiring new production equipment and/or acquiring other automotive parts and accessories manufacturers.

Our operating subsidiaries are dedicated to ensuring quality of their products and delivering excellent customer service

We believe that the quality and reliability of our operating subsidiaries’ products coupled with their customer service are vital in maintaining customer loyalty and upholding the operating subsidiaries’ reputation. Our operating subsidiaries are committed to providing premium customer service to their customers. Our operating subsidiaries implement a process to periodically survey and evaluate customer satisfaction in order to identify critical areas where customer service can be improved and to set annual goals in achieving such improvements. Relevant tasks and responsibility are assigned to the appropriate departments in connection with this process to ensure accountability. Our operating subsidiaries’ quality control department is also staffed with customer service specialists, who answer customers’ phone calls 24 hours a day and are dispatched to the customers’ locations on demand to understand customer complaints, resolve the issues raised by the customers, including arranging for repair and replacement as appropriate, and to solicit customer feedbacks. The operating subsidiaries aim to provide timely, comprehensive, and high-quality customer services to ensure that the operating subsidiaries meet their customers’ needs and expectations for their products. We believe that the operating subsidiaries’ emphasis on product quality and customer service has contributed to their success in gaining their customers’ confidence in their products and enhanced their position in the markets.

We have a strong, stable and experienced senior management team

We have a professional and experienced senior management team with a proven track record of highly successful results. Mr. Zhucheng Zhang, our founder, has expanded our operations substantially, from one production plant in 2002 to six at the present time, while at the same time increasing the number and variety of our operating subsidiaries’ production equipment to enlarge our product portfolio. Mr. Xin Zhang received a computer science and technology degree from Yangzhou University in 2005, and served as a general manager at Chaohu Zhuocheng Machinery Manufacturing Co., Ltd. from 2006 to 2009 before he co-founded Technology Co. Mr. Xin Zhang is a co-inventor of the majority of registered patents held by Auto Parts Co. and Technology Co. Today Mr. Xin Zhang serves as the Chairman of the board and legal representative/general manager of Technology Co. and Auto Parts Co., having overseen a sustained expansion of our operating subsidiaries for well over a decade. We believe that our strong management capability as evidenced by our growth since our inception, together with the extensive intellectual property portfolio and research and development capabilities of the operating subsidiaries, will enable us to strengthen the operating subsidiaries’ operations.

Growth Strategies

We plan to implement the following growth strategies through our operating subsidiaries:

Strengthen our research and development efforts and stay innovative

Competition in the automotive parts and accessories industry in China is fierce, and one of the greatest threats to our profitability is competition from other auto parts makers. We seek to stay competitive and distinguish ourselves through our research and development efforts to continue creating patentable products that are in demand. We also seek to continue incorporating new equipment, new techniques, and new processes to our manufacturing practices to improve our quality and efficiency.

Upgrade our production facilities and equipment

We believe that our operating subsidiaries can further improve their profitability and increase their market reach by upgrading their production facilities and equipment. The automobile industry is experiencing constant renewal and innovation at present time. To stay competitive in the industry, parts and accessories manufacturers like us must constantly maintain state-of-the-art fabrication capacity in order to not only maintain but also grow their market share. Our operating subsidiaries have strived to be innovative and be an industry leader in over two decades, and plan to do the same in the foreseeable future.

Increase our market share in LNG Cylinder Frames

One of our most successful products to date is an LNG cylinder frame for trucks, which is lightweight, easy to install and uninstall, cost-effective, and has a good safety profile, compared to conventional LNG cylinder frames. In 2019 alone we manufactured more than 28,000 units of our LNG cylinder frames. Because our LNG cylinder frame is not as heavy as conventional LNG cylinder frames, it also improves the fuel efficiency, and consequently reduces the carbon emissions, of the trucks equipped with it instead of conventional heavy LNG cylinder frames. According to the F&S Report, as of 2023, we are the largest supplier in China’s LNG cylinder frame market, occupying 22.7% of the market share with a sales revenue of RMB115.6 million. With injection of further resources and investment, we plan to increase our market share in this product in China to 90%.

Increase our presence in the highspeed railroad construction industry

Although we started out as an automobile parts and accessories manufacturer, Technology Co. has broken into the highspeed railroad construction industry. In 2018 Technology Co. co-developed a sliding welder cargo with China Railway First Group Material, Trade and Machinery Co., Ltd. When the set is plugged into an external electricity source, it allows workers to perform welding of transported materials inside the cargo before hoisting the materials out. When used to assemble box beams of highspeed railroads, this set reduces the difficulty and labor intensity in the construction of highspeed railroad tracks. China has been actively improving its transportation network by building highspeed railroads in many locations. According to China Railway Group Limited’s 2023 annual report, whose accuracy we have not verified, the investment in railway infrastructure in China in 2023 amounted to RMB764.5 billion, increased by 7.5% from the previous year.

See https://www.crecg.com/zgztywz/resource/cms/article/10203385/10270077/2023%20Annual%20Report.pdf. We anticipate that the Chinese government’s commitment to railroad infrastructure development will continue in the foreseeable future, and we believe we can leverage our connections with the railroad industry to facilitate our growth in that direction, including supplying highspeed railroad pier molds, if we are able to secure sufficient investment in our production capacity.

Increase our market share in battery pack accessories

As the EV and hybrid vehicle industry expand, demands for battery packs have also increased. Our operating subsidiaries have manufactured various structural support components for vehicle battery packs, including battery pack housing, battery trays, battery management system brackets, battery disconnect unit brackets, battery disconnect unit assembly, etc. According to the F&S Report, in terms of sales volume in 2023, China is the world’s largest EV market. Factors such as favorable government policies, continuous advancements in EV technologies, and ongoing improvements in charging infrastructures continue to drive expansion of the NEV industry in China.

We expect the demand for battery pack accessories such as support structure components to increase along with the growing sales volume of battery packs. With sufficient investment to expand our production capacity, we believe we can increase our market share in battery pack accessories.

Expand horizontally in the automobile parts and accessory production through acquisitions

Both of our operating subsidiaries have been using other automotive parts and accessories manufacturers to fill customer orders, either because the operating subsidiaries do not have sufficient production capacity to fill the order volume or because the operating subsidiaries do not have the equipment to fabricate the parts ordered. We believe this is a good indication that we can increase our presence and competitiveness in the automotive parts and accessories manufacturing industry, as well as maximizing our profits, through acquiring other smaller, relevant manufacturers as a growth path.

Our Business Model

Our operating subsidiaries sell their products to automobile and truck manufacturers and highspeed railroad construction companies. Our operating subsidiaries manufacture and ship the parts and accessories ordered to their customers’ locations. In addition to their own production facilities, our operating subsidiaries also enlist the help of other smaller manufacturers to fabric parts and accessories to fill substantial portions of customer orders.

Our Operating Subsidiaries’ Products

Overview

Our operating subsidiaries fabricate stamping parts, welding parts, and die casting parts of automobiles, trucks, and cargos, including various body panels, panel seams, pillars, chassis components, brackets, frames, mounts, fasteners, nuts, bolts, screws, plates, stiffeners, battery trays, valve body trays, battery trays, battery pack housing, battery management system brackets, cable ducts, rain gutters, etc. Our operating subsidiaries also manufacture related assemblies, such as junction boxes, nut plate assemblies, rear torsion beam assemblies, front subframe assemblies, beam assemblies, crossmembers arm assemblies, drainage pipe assemblies, threshing cylinders, vibrating sifters, etc. In addition to parts and accessories for automobiles, our operating subsidiaries also supply parts for trucks and cargos.

Passenger Automobile Parts and Accessories

Our operating subsidiaries produce various stamping parts, welding parts, and die casting parts for the manufacturers of automobiles, including body panels, chassis components, interior components, engine components, fasteners, and brackets and mounts, such as high strength steel stamped frames, carbon steel welded frames, carbon steel stamped frames, battery pack housing assemblies, battery trays, valve body trays, battery management system brackets, battery disconnect unit brackets, battery disconnect unit assemblies, rear torsion beam assemblies, front cross beam assemblies, front beam assemblies, rear beam assemblies, rear crossmembers, front subframe assemblies, plate spring cross beam assemblies, front lower arm assemblies, junction boxes, spare tire mounts, roof panels, side door pillars, cable ducts, drainage pipe assemblies, inner side panel seams, rain gutters, stiffeners, and various fasteners such as screws, bolts, washers, nuts, flange nuts, flange bolts, and grommets. In the years ended December 31, 2022 and December 31, 2023, sales of parts and accessories for passenger automobiles constituted approximately 81.9%, and 31.1%, respectively, of our revenues.

Truck Accessories

Our operating subsidiaries also fabricate accessories that equip trucks, including but not limited to threshing cylinders, vibrating sifters, LNG cylinder frames, and longitudinal axial flow device brackets. In the years ended December 31, 2022 and December 31, 2023, sales of parts and accessories for trucks constituted approximately 14.9% and 66.2%, respectively, of our revenues.

Trains and highspeed railroad

Technology Co. also supply train parts and parts in support of highspeed railroad construction, including parts of sliding welder cargos, as well as plastic pier molds. In the years ended December 31, 2022 and December 31, 2023 sales in connection with trains and highspeed railroad construction constituted approximately 0% and 0.1%, respectively, of our revenues. Although revenues from this segment have not been significant at this time, we believe substantial growth potentials exist for us in the highspeed railroad construction industry.

Raw Materials and Suppliers

Raw Materials and Procurement

The raw materials our operating subsidiaries procure primarily include steel and aluminum sheets, rolls, and pipes, as such the purchase price of the raw materials may vary due to the fluctuation of the underlying commodity prices and availability.

Concentration of Suppliers

For the year ended December 31, 2022, one supplier, from which we purchased steel sheets, accounted for 11.0% of our total purchases. For the year ended December 31, 2023, two suppliers of accessories and materials, respectively, accounted for 13.4% and 10.3%, respectively, of our total purchases.

One supplier accounted for 49.46% and 21.63% of the accounts payable balance for the years ended December 31, 2022 and 2023, respectively.

Our operating subsidiaries assess suppliers based on several key criteria, such as the quality of their products, quantity available, delivery speed, quality of technical support, and responsiveness.

Purchase agreements with suppliers

Our operating subsidiaries generally enter into legally binding purchase agreements with their suppliers. The principal terms of the procurement agreements are summarized below.

•        Duration:    Purchase agreements are entered on an as-needed basis. Our operating subsidiaries do not have long term supply agreements with their suppliers.

•        Pricing:    As confirmed in each purchase order.

•        Payment terms:    Payments are normally made by our operating subsidiaries to their suppliers through mutually agreed methods, including wire transfer, and bank transfer. Payment due dates vary depending on the suppliers, from within 3 days of invoice, the same day of delivery, up to 90 days from invoice or delivery.

•        Delivery:    Delivery terms also vary among different suppliers, some require our operating subsidiaries to pick up the products from the supplier’s warehouse, others deliver products to our operating subsidiaries’ warehouse. Some suppliers require that our operating subsidiaries pay for the shipping costs, while other suppliers are responsible for shipping costs.

•        Inspection:    The terms for inspection also vary among different suppliers. Some require that our operating subsidiary inspect the products immediately upon delivery, others allow our operating subsidiaries seven days to inspect and object to the quality of the products delivered.

Manufacturing and Quality Assurance

Production Process

Our operating subsidiaries have a number of production lines, including hydraulic press, stamping, welding, robotic welder system, suspension spot welding, and die casting production lines. Our operating subsidiaries utilize various machines and equipment, including CNC turret pinching machine, hydraulic shearing machine, hydraulic press brake bending machine, CNC stamping press machine, CNC milling machines, CNC bending machine, and laser cutting equipment.

Production Facilities

All of our operating subsidiaries’ production facilities are located in Wuhu City, Anhui Province, the PRC and occupy approximately a total of 40,000 square meters. As of June 30, 2024, Auto Parts Co. own long-term exclusive sight to use three of its production plants while leasing one, and Technology Co. owns long-term exclusive right to use both of its production plants. Please see the “Properties and Facilities” section below for further details.

Major production lines

The following table sets out a summary of our operating subsidiaries’ major production machinery and equipment they use for production:

Production Line Type	Annual Production Capacity	Utilization Rate
Stamping	24,960,000 pieces	55%
Hydraulic press	7,488,000 pieces	60%
Welding	16,074,240 pieces	52%
Suspension spot welding	14,037,504 pieces	65%
Robotic welder systems	642,005 meters	48%
Stamping dies production	1,498 sets	50%

Production facilities are managed and supervised by our operating subsidiaries’ staff in manufacturing department. The operating subsidiaries conduct regular maintenance of their machinery and equipment so as to ensure that their business operations will not be disrupted unnecessarily. During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, our operating subsidiaries did not encounter any breakdown of their production facilities that had a material adverse impact on their business operations.

Quality Assurance

Our operating subsidiaries emphasize quality and reliability on their manufacturing process. The operating subsidiaries have been accredited the following international certifications.

Certificate	Issued to	Coverage	Issuing Authority	Date of Grant	Date of Expiration
IATF 16949:2016	Auto Parts Co.	Quality control for metal stamping parts production	NQA Certification Limited	December 6, 2021	December 5, 2024
IATF 16949:2016	Technology Co.	Quality control for metal stamping parts production	NQA Certification Limited	November 22, 2021	November 21, 2024

To closely monitor the operating subsidiaries’ manufacturing process, our operating subsidiaries have a quality assurance department consisting of staff responsible for sampling and inspection of products and testing of production materials. Furthermore, our operating subsidiaries have implemented procedures to the entire manufacturing process to reduce defect rates in their products.

Incoming inspection for raw material

Our operating subsidiaries have implemented a procedure to inspect incoming production materials before putting them to production. Production materials that do not meet certain quality standards are returned to the supplier. If the procurement staff considers that the quality issue will not affect the utilization of the raw material, he or she must apply to an inspector and the manager of quality assurance department for their approval before accepting the materials.

In-process quality assurance inspection

Our operating subsidiaries have implemented a procedure to reduce defective outputs. The first three pieces of each production batch must be inspected to ensure that they meet our quality standards before the production of the batch is allowed to proceed. During the production process, the outputs are inspected at least every two to four hours, depending on the complexity of the products being produced, and each time three to five pieces of products must be inspected to ensure that the outputs still meet our quality standards.

Outsourced production quality assurance inspection

For those products whose production are outsourced to other manufacturers, our operating subsidiaries perform inspection to ensure their quality meets our standards before shipping them to customers.

Research and Development

Our operating subsidiaries engage in ongoing research and development activities to meet their customers’ increasingly sophisticated needs and maintain their leading-edge capabilities. Our operating subsidiaries have a technology center staffed with engineers who are responsible for new product development, modification and adjustment of product designs, and planning of new products. As of December 31, 2023, our operating subsidiaries’ technology center is staffed 11 professional engineers and skilled technicians. Our operating subsidiaries spent approximately US$0.5 million and US$1 million for the years ended December 31, 2022 and 2023, respectively, on research and development activities. We consider the operating subsidiaries’ research and development activities critical to the continuing success of our business. The operating subsidiaries’ research and development efforts are focused on the following areas:

•        continuous update of their products to be in line with their customers new vehicle models;

•        design and development of new products to meet their customers’ requirements and visions;

•        design and development of new products that provide better value for their customers;

•        create innovative patentable new products that meet the market demands and generate larger profit margines; and

•        design and development of new production process to improve production efficiency and reduce overall manufacturing costs while maintaining design reliability.

Our operating subsidiaries adopt a scientific and rigorous testing procedure with advanced equipment to ensure the quality reliability of their products. Our operating subsidiaries’ are equipped with various devices that enable the staff to perform chemical tests, mechanic performance tests, salt spray tests, hardness tests, stretch tests, impact tests, high-low temperature tests, and welding tests.

Additionally, our operating subsidiaries cooperate with higher education institutes and research institutes in China to enhance research and development employees’ training, expand their learning experience, and stimulate their creativity.

Pricing

Our operating subsidiaries implemented a standard procedure for setting prices of their products. Because most of their products are customized, the technology center first estimates the development and production costs of the products, and then the sales department adds inputs regarding the packaging and transportation costs, as well as the pricing of past similar products. The sales department then delivers a pricing proposal to the finance department for approval or revision before sending a price quote to the clients. The pricing may be adjusted thereafter based on customer feedbacks.

We endeavor to maintain profitability while offering competitive pricing by reducing our production costs and improving our efficiency through expanding automation equipment, reducing human labor, improving production processes, and adopting new lower cost materials.

Logistics and Warehousing

Logistics

We believe that reliable and timely product delivery is a critical component of providing a satisfying experience for our operating subsidiaries’ customers. Generally, our products are delivered to the locations designated by the operating subsidiaries’ customers. The cost of shipping and delivery is included in the overall pricing quoted in the invoices. Our subsidiaries do not bill shipping charges to their customers separately. Although our operating subsidiaries sometimes use their own drivers and delivery vehicles to deliver products to their local customers, most orders are shipped and delivered by third-party shipping service providers. The risk of loss and damage is on our operating subsidiaries until the goods are delivered to the location designated in the purchase orders. However, our operating subsidiaries require that the shipping service providers maintain insurance to cover loss and damages during shipment.

Warehouse Operations

Our operating subsidiaries have warehouse management procedures that monitor the planning and allocation of warehouse space and stock of raw materials, work-in-progress and finished products to coordinate with the delivery arrangements and schedules. The operating subsidiaries perform regular monthly checkups and additional checkups after rain and storm on raw materials to ensure that the raw materials do not become rusted or otherwise damages. The operating subsidiaries also perform random sampling on finished products before shipping them out if the finished products has been stored in the warehouse for more than three months.

Sales and Customers

Our operating subsidiaries sell their products and services through their own sales and marketing team based in Anhui Province, Employees at the sales department are responsible for identifying business and market opportunities, engaging in business networking, soliciting customer feedbacks, handling customer complaints, processing purchase orders, and promoting our operating subsidiaries products. Our operating subsidiaries emphasize communication and teamwork skills in the hiring of sales personnel.

Our target customers are automobile manufacturers, train manufacturers, and highspeed railroad contractors.

Geographic Coverage

Our operating subsidiaries’ products are currently sold to customers Anhui Province, Beijing, Shanghai, Hebei, Shandong Province, Jiangsu Province, Shaanxi Province, Fujian Province, and Guangdong Province. Our operating subsidiaries are seeking to expand to neighboring provinces such as Henan, Hubei, Hunan, and Jiangxi.

Development of New Customers

We strive to increase our brand recognition and expand our sales venues by launching new products and new production techniques periodically, attending tradeshows and conferences, cooperating with research institutes, and incorporating new technologies to our products.

Customer Service

Our operating subsidiaries are committed to providing premium customer service to their customers. Our operating subsidiaries implement a process to periodically survey and evaluate customer satisfaction in order to identify critical areas where customer service can be improved and to set annual goals in achieving such improvements. Relevant tasks and responsibility are assigned to the appropriate departments in connection with this process to ensure accountability. Our operating subsidiaries’ quality control department is also staffed with customer service specialists, who answer customers’ phone calls 24 hours a day and are dispatched to the customers’ locations on demand to understand customer complaints, resolve the issues raised by the customers, including arranging for repair and replacement as appropriate, and to solicit customer feedbacks. Our operating subsidiaries aim to achieve 95% positive customer satisfaction rate. We believe that setting a high expectation in customer satisfaction is essential to our success, as high customer satisfaction will encourage customer loyalty and enhance our brand recognition, thereby improving our position in the markets.

Technology

To optimize safety, efficiency, and accuracy of their financial record maintenance and supply chain management, including inventory management, our operating subsidiaries utilize a proprietary software with cloud server licensed and hosted by a local information technology service provider based in Wuhu City, Anhui Province, China.

Intellectual Property

Our operating subsidiaries current have three registered trademarks in the PRC as follows:

Owner	Mark	Registration No.	Class	Registration Date
Auto Parts Co.		42441937	12	August 7, 2020
Technology Co.		10264550	12	February 21, 2013
		10153166	12	December 28, 2012

Our operating subsidiaries have obtained numerous patents in the PRC, 37 of which are currently active, including six invention patents and 31 utility model patents as follows:

Patentee	Application No.	Authorized Patent Publication No.	Application granted	Anticipated Expiration	Description	Type
Auto Parts Co.	201621466892.5	CN206326315U	Jul. 14, 2017	Dec. 29, 2026	A kind of clamping tool for automobile chassis welding	Utility model patent
	201621466859.2	CN206415656U	Aug. 18, 2017	Dec. 29, 2026	A kind of cabin crossbeam die	Utility model patent
	201621465830.2	CN206416254U	Aug. 18, 2017	Dec. 29, 2026	A kind of automobile chassis stamping die	Utility model patent
	201621436792.8	CN206415498U	Aug. 18, 2017	Dec. 26, 2026	Automobile chassis bending stamping die	Utility model patent
	201621367882.6	CN206326273U	July 14, 2017	Dec. 14, 2026	A kind of clamping tool for automobile cabin crossbeam assembly welding	Utility model patent
	201621367819.2	CN206326573U	Jul. 14, 2017	Dec. 14, 2026	automobile chassis front lower arm examining tool	Utility model patent
	201621367855.9	CN206326302U	Jul. 14, 2017	Dec. 14, 2026	Automobile chassis front sub frame unit fixture device	Utility model patent
	201621367837.0	CN206330504U	Jul. 14, 2017	Dec. 14, 2026	Automobile chassis rear torsion beam assembly examining tool	Utility model patent
	201621367870.3	CN206326462U	Jul. 14, 2017	Dec. 14, 2026	A clamping tool for automobile chassis grinding	Utility model patent
	201611216559.3	CN106825235A	Aug. 21, 2018	Dec. 26, 2036	Automobile front subframe lower plate stamping die	Invention patent
	202320982881.6	CN219945134U	Nov. 3, 2023	Apr. 26, 2033	A kind of clamping structure for automobile parts and accessories welding	Utility model patent

Patentee	Application No.	Authorized Patent Publication No.	Application granted	Anticipated Expiration	Description	Type
	202320878431.2	CN219986650U	Nov. 10, 2023	Apr. 14, 2033	A kind of welding positioning device	Utility model patent
	202321215833.0	CN220127918U	Dec. 5, 2023	May 19, 2033	Smoke purification device for welding	Utility model patent
	202320982740.4	CN220128346U	Dec. 5, 2023	Apr. 26, 2033	A kind of grinding and deburring tool for automobile parts and accessories processing	Utility model patent
	202320982693.3	CN220294970U	Jan. 5, 2024	Apr. 26, 2033	A kind of positioning platform for spray coating of automobile parts and accessories	Utility model patent
Technology Co.	201410064213.0	CN103894508B	July 27, 2016	Feb. 26, 2034	A kind of CNC punch press	Invention
	201410096864.8	CN103894483B	June 29, 2016	Mar. 17, 2034	A kind of connecting gussets bending die/mold used in heavy duty truck chassis	Invention
	201410064215.X	CN103896149A	Aug. 17, 2016	Feb. 26, 2034	A kind of hoist tool for transporting steel plates	Invention
	201621363845.8	CN206344682U	Jul. 21, 2017	Dec. 13, 2026	Heavy duty truck LNG cylinder frame	Utility model patent
	201721532453.4	CN207825932U	Sep. 7, 2018	Nov. 16, 2027	Commercial automobile LNG cylinder frame	Utility model patent
	201520195455.3	CN204547759U	Agu. 12, 2015	Apr. 2, 2025	A kind of LNG cylinder frame for trucks	Utility model patent
	201821253039.4	CN208662311U	Mar. 29, 2019	Aug. 3, 2028	A kind of composite die for stamping rear axle brackets	Utility model patent
	201821248428.8	CN208744280U	Apr. 16, 2019	Aug. 3, 2028	A kind of hydraulic press milling, drilling, and taping equipment for rear torsion beam assembling	Utility model patent
	201821402040.9	CN208991577U	Jun. 18, 2019	Aug. 28, 2028	A kind of automatic switching punching die for truck longitudinal beam stiffeners	Utility model patent
	201821429224.4	CN208712992U	Apr. 9, 2019	Sep. 1, 2028	A kind of tool shelf for shifting shearing machine	Utility model patent
	201920596169.6	CN209904528U	Jan. 7, 2020	Apr. 28, 2029	A kind of bottom-beam free frame for commercial vehicle LNG cylinders	Utility model patent
	201821673343.4	CN209109977U	Jul. 16, 2019	Oct. 16, 2028	A kind of composite die for aluminum alloy sheet round hole and square hole punching, flanging, and shearing	Utility model patent
	201420851084.5	CN204432372U	Jul. 1, 2015	Dec. 30, 2024	LNG cylinder for trucks	Utility model patent

Patentee	Application No.	Authorized Patent Publication No.	Application granted	Anticipated Expiration	Description	Type
	201921616763.3	CN211028495U	Jul. 17, 2020	Sep. 26, 2029	Intelligent integrated welding station for high speed railroad box beam positioning mesh sheets	Utility model patent
	201921805839.7	CN211815598U	Oct. 30, 2020	Oct. 25, 2029	A kind of high speed railroad pier plastic mold	Utility model patent
	202020119620.8	CN212105051U	Dec. 8, 2020	Jan. 19, 2030	A kind of foldable construction platform	Utility model patent
	202022131757.8	CN213239369U	May 18, 2021	Sep. 25, 2030	Sealed testing equipment for battery trays of new energy automobiles	Utility model patent
	202010825786.6	CN111942707B	Sep. 24, 2020	Aug, 17, 2040	Foldable logistics station appliance	Invention
	202320395711.8	CN219632419U	Sep. 5, 2023	Mar. 6, 2033	A kind of board feeder with oiling function	Utility model patent
	202320528406.1	CN219636365U	Sep. 5, 2023	Mar. 17, 2033	A kind of fixed sheet metal parts feeding machine	Utility model patent
	202320528404.2	CN219566791U	Aug. 22, 2023	Mar. 17, 2033	A kind of shifting sheet metal parts feeding and discharging device	Utility model patent
	201811017389.5	CN108788289B	Apr. 19, 2024	Sep. 1, 2038	A kind of material shelf for shifting shearing machine	Invention

The above patents are currently active patents with unexpired registration. Our operating subsidiaries also have a number of older patents that have already expired, as well as a number of pending patent registrations.

In addition to patented products listed above, our operating subsidiaries have developed proprietary production processes and techniques that minimize corner cracking of LNG cylinder frames during the stamping process. Our operating subsidiaries have also developed automated stamping processes that eliminate the need for wielding and thereby reducing production costs while improving production efficiency and improving product quality.

We and our operating subsidiaries have not had any lawsuits, which has had a material negative impact on our financial position or results of operations, brought against us or our operating subsidiaries by any third parties claiming that we and/or our operating subsidiaries have infringed any their intellectual property rights. However, from time to time we and/or our operating subsidiaries may be involved in disputes relating to intellectual property rights belonging to or asserted by third parties.

Competition

The overall automotive structural components market in China is highly fragmented, with the top five suppliers’ collective market share at only 15.1% in 2023, according to the F&S Report. Nonetheless, the two primary business segments of our operating subsidiaries, i.e., NEV battery pack support structure parts and accessories and LNG cylinder frames, are relatively concentrated.

According to the F&S Report, the top five suppliers of NEV battery pack support structure parts and accessories suppliers accounted for 72.6% of the market share in that segment in China in 2023. However, as the market landscape of the NEV manufacturers is still undergoing swift changes, we believe that there is a substantial growth potential for other suppliers of NEV battery pack support structure parts and accessories to compete for market share.

According to the F&S Report, the top three LNG cylinder frame suppliers in China collectively captured 57.5% of the market share in that segment in 2023. Our operating subsidiaries are the largest supplier of LNG cylinder frames in China in 2023, with a sales revenue of RMB115.6 million, or 22.7% of the market share in this segment. The F&S Report predicts that our operating subsidiaries will remain the leading supplier of LNG cylinder frames from 2024 to

2028. We believe that our operating subsidiaries can further expand their market share by continuing to innovate and improve our LNG cylinder frame models, as well as maintaining good relationship with our existing customers, among whom the five largest LNG truck manufacturers in China, according to the F&S Report.

Occupational Health and Safety

Our operating subsidiaries are subject to the labor, safety and work-related laws and regulations in the PRC. See “Regulation.” Our operating subsidiaries staff the manufacturing department with an employee responsible for supervising the safety practices in their production plants.

During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, Technology Co. had two work-related injury claims, one of which involved a car accident on the way to work. Both claims have been settled. Our operating subsidiaries had been in compliance with applicable laws and regulations in all material aspects during the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024.

Environmental and Social

Our operating subsidiaries are subject to the PRC environmental laws, regulations and standards where the operating subsidiaries manufacture their products. See “Regulation” for details of applicable environmental laws, regulations and standards.

During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, the operating subsidiaries had complied with the applicable environmental laws and regulations in all material respects, and that the operating subsidiaries were not subject to any material fines or legal actions involving non-compliance with any relevant regulations in the PRC.

The cost of compliance with the applicable environmental protection laws, regulations, policies and standards was not material during the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024. However, environmental laws and regulations have tended to become increasingly stringent and, to the extent regulatory changes occur in the future, they could result in, among other things, increased costs to our Company.

Employees

Our operating subsidiaries had 245 full-time employees as of December 31, 2023. All of the employees are located in China. The following table sets forth the number of our employees as of December 31, 2023:

Function	Number of Employees (Auto Parts Co.)	Number of Employees (Technology Co.)
General manager’s office	2	1
Accounting and Finance	4	4
Sales and marketing	4	4
Manufacturing	1	6
Administration	2	4
Technology Center	1	10
Equipment department	2	2
Preliminary processing/cutting of raw materials	3	3
Quality assurance	5	11
Inventory/warehouse	8	12
Logistics	—	2
Welding workshop	11	23
Stamping workshop	33	23
CNC workshop	—	17
Die/mold production	—	10
Assembling	—	9
Remanufacturing	—	14
Other	7	7
Total	83	162

Our success depends on our operating subsidiaries’ ability to attract, motivate, train and retain qualified personnel. Our operating subsidiaries have entered into employment agreements with their full-time employees. In addition to employees, our operating subsidiaries also hire temporary workers through staffing agencies.

During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, our operating subsidiaries did not experience any material labor disputes with their employees, receive any complaints, notices or orders from relevant government authorities or third parties, or receive any claims from their employees relating to social insurance or housing provident funds. None of the operating subsidiaries’ employees are currently represented by labor unions.

Insurance

Our operating subsidiaries maintain various insurance policies to safeguard against risks and unexpected events, including property insurance which covers all risks of physical loss, destruction or damage to their production facilities and equipment, and first-party property and third-party liability automobile insurance to cover vehicles used in their business.

In line with general market practice, our operating subsidiaries do not maintain any business interruption insurance, which is not mandatory under the relevant laws of the PRC. The operating subsidiaries do not main key-man life insurance or insurance policies covering damages to their IT infrastructure or information technology systems. We believe that our operating subsidiaries are covered by adequate property and liability insurance policies which are customary for similar companies in the PRC. During the fiscal years ended December 31, 2022 and 2023, our operating subsidiaries did not make any material insurance claims in relation to their business. Our management evaluates the adequacy of the operating subsidiaries’ insurance coverage from time to time, and our operating subsidiaries purchase additional insurance policies as needed. However, the operating subsidiaries’ insurance coverage may not be adequate to cover all losses that may occur. Please refer to the section headed “Risk Factors — Our operating subsidiaries’ insurance coverage may not be sufficient to cover all risks in relation to their business operations.”

Properties and Facilities

Our principal executive office is located in Wuhu City, Anhui Province, China. The properties and facilities that our operating subsidiaries operate out of are as follows:

Operating subsidiary	Location	Size(in square meter/m2)	How the asset is held	Encumbrance
Auto Parts Co.	Plant No. 23, Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China(1)	2,185	Purchased exclusive right to use from Yijiang District local government that terminates on November 25, 2032	Pledged as collateral for a loan(3)
	Plant No. 25, Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China(2)	1,850	Purchased exclusive right to use from Yijiang District local government that terminates on November 25, 2032	Pledged as collateral for a loan(3)
	Plant No. 27, Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China(1)	2,185	Purchased exclusive right to use from Yijiang District local government that terminates on November 25, 2032	Pledged as collateral for a loan(3)
	Plant No. 28, Huojuyi Rd, Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China	1,800	Leased (lease term: April 1, 2023 to March 31, 2026; rent: RMB280,000/year)	N/A

Operating subsidiary	Location	Size(in square meter/m2)	How the asset is held	Encumbrance
Technology Co.	Plant No. 1, No. 11 Mt. Henglang Rd., Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China.	9,542	Purchased right to use for the period of October 19, 2010 to October 18, 2060 from the government	Pledged as collateral for a loan(4)
	Plant No. 2, No. 11 Mt. Henglang Rd., Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China.	9,542	Purchased right to use for the period of October 19, 2010 to October 18, 2060 from the government	Pledged as collateral for a loan(4)
	Research and Development Building, No. 11 Mt. Henglang Rd., Wuhu Hi-Tech Industry Development Zone, Yijiang District, Wuhu City, Anhui Province, China.	4,923	Purchased right to use for the period of October 19, 2010 to October 18, 2060 from the government	Pledged as collateral for a loan(4)
	No. 319 Furong Middle Rd., Suite 2206/2207, Kaifu District, Changsha City, Hunan Province, China	116	Leased (lease term: October 8, 2023 to October 7, 2025; rent: RMB8,000 for the first year; RMB8,400 for the second year)	N/A

____________

(1)      Auto Parts Co. purchased the right to use Plant No. 23 in the amount of RMB 1,200,000 with an immediate payment of RMB 930,000 and Plant No. 27 in the amount of RMB1,200,000 with an immediate payment of RMB 1,100,000 in March 2008, but Auto Parts Co. has not received the certificate of property ownership for either property, and as a result, the remaining outstanding balance of the purchase prices of Plants No. 23 and No. 27 is RMB 370,000 as of the date of this Offering.

(2)      Auto Parts Co. paid the entire purchase price in the amount of RMB1,180,000 in full in May 2004, but Auto Parts Co. has not received the certificate of property ownership for this property, because the construction documentation provided by the original seller was incomplete.

(3)      In April 2020, Auto Parts Co. took out a loan from China Construction Bank (Wuhu Changjiang Bridge Branch) in the amount of RMB3,600,000 using Plant Nos. 23, 25, and 27 as collateral.

(4)      In September 2023, Technology Co. took out a loan in the amount of RMB20,000,000 from Postal Savings Bank of China using Plant No. 1, Plant No. 2, and Research and Development Building, all located at the same address, as collaterals.

Except for No. 319 Furong Middle Rd., Suite 2206/2207, which is an office space, and the Research & Development Building, the other six premises are manufacturing plants that produce auto parts and accessories. Their combined production capacities and utilization rates are as follows:

Production Line Type	Annual Production Capacity	Utilization Rate
Stamping	24,960,000 pieces	55%
Hydraulic press	7,488,000 pieces	60%
Welding	16,074,240 pieces	52%
Suspension spot welding	14,037,504 pieces	65%
Robotic welder systems	642,005 meters	48%
Stamping dies production	1,498 sets	50%

Currently there is no known environmental issues that may aﬀect our operating subsidiaries’ utilization of any of the properties described above. However, we believe that our operating subsidiaries’ existing facilities are not sufficient for their current needs. We plan to expand our production capacity in part through acquisition of other automotive parts and accessories manufacturers in China.

Seasonality

The demand for automotive parts and components is affected by the seasonal fluctuations in automobile sales. The peak sales season for automobiles typically occurs in the second half of the year.

Legal Proceedings

In 2015, Anhui Taiye Construction Co., Ltd. commenced a lawsuit against Technology Co., alleging breach of two construction contracts dated September 6, 2010 and October 15, 2011, by which Technology Co. engaged Anhui Taiye Construction Co., Ltd. for a construction project of sewage and a construction project of office building, respectively. The lawsuit was settled via mediation with a third-party defendant pay the plaintiff to settle the lawsuit and Anhui Taiye Construction Co., Ltd. dropped its claims against Technology Co.

Technology Co. commenced a lawsuit against Anhui Taiye Construction Co., Ltd. on August 18, 2022 alleging that Anhui Taiye Contraction Co., Ltd. breached a contract dated October 15, 2011 related to a construction project of Technology Co.’s office building by failing to turn over certain paperwork upon conclusion of the project. The court granted Technology Co. injunctive relief, ordering Anhui Taiye Construction Co., Ltd. to provide Technology Co. with the paperwork that Technology Co. sought. On December 28, 2022, the order was affirmed on appeal.

On October 14, 2019, Technology Co. commenced a lawsuit against Anhui Hualing Automobile Co., Ltd. to collect unpaid invoices in the total amount of RMB136,843.20 plus interests. Anhui Hualing Automobile Co., Ltd. agreed to pay Technology Co. RMB123,158.88 to settle the lawsuit.

On July 4, 2019, Technology Co. commenced a lawsuit against Hefei Debon Freight Forwarding Co., Ltd. and Debon (Wuhu) Transportation Co., Ltd. to recover merchandizes (four bottles of liquor) damaged during shipment. The court awarded Technology Co. the full amount of damages sought (RMB3600).

In 2017, Qicheng (Shanghai) Business Consulting Co., Ltd. (“Qicheng Co.”) subscribed to an equity investment in the amount of RMB526,300.00 in Technology Co, but did not pay for the subscribed shares. As Qicheng Co. had failed to pay for the subscribed shares after demands by Technology Co., Mr. Yinhua Xue and Mr. Zhucheng Zhang agreed to purchase the unpaid shares subscribed by Qicheng Co in September 2023. On September 15, 2023, Technology Co. made a written demand to Qicheng Co. asking its cooperate to complete the share transfer process, but Qicheng Co. did not respond. On September 20, 2023, Technology Co. commenced a lawsuit in the People’s Court of Wuhu City for the Yijiang District seeking injunctive relief that Qicheng Co. cooperate with Technology Co. to complete the share transfer process. On December 28, 2023, Technology Co. voluntarily dismissed the lawsuit. In February 2024, Qicheng Co. transferred the entirety of its equity interests in Technology Co. to Mr. Xin Zhang.

Other than these lawsuits and the two legal proceedings related to claims of work-related injuries discussed above, our operating subsidiaries have no other material legal proceedings in the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024. We and our subsidiaries are not currently a party to any material legal or administrative proceedings. We and our subsidiaries may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

REGULATION

This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirements that have a significant impact on our operating subsidiaries’ operations and business. This summary does not purport to be a complete description of all laws and regulations, which apply to our operating subsidiaries’ business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.

During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, and from July 1, 2024 to the date of this prospectus, our operating subsidiaries did not commit any material non-compliance of the applicable laws and regulations. During the same periods, our operating subsidiaries did not experience any non-compliance, taken as a whole, that would have a materially negative impact on their business, our results of operations, or the operating subsidiaries’ ability to operate their business in a legally compliant manner.

OVERVIEW OF THE MAINLAND PRC LAWS AND REGULATIONS

Foreign Investment

Limited liability companies and joint stock companies established and operated in Mainland China are subject to the Company Law of the People’s Republic of China (“Company Law”), which was promulgated by the Standing Committee of National People’s Congress (“Standing Committee of NPC”) on December 29, 1993 and became effective on July 1, 1994, and was subsequently revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013, October 26, 2018, and December 29, 2023 respectively. Foreign-invested companies must comply with the Company Law, unless otherwise stipulated by foreign investment laws.

Before January 1, 2020, the establishment and operation of foreign wholly-owned enterprises were subject to the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises promulgated by the Standing Committee of NPC on April 12, 1986, and revised on October 31, 2000 and September 3, 2016, respectively, and Implementation Rules for the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises promulgated by the Ministry of Foreign Trade and Economic Cooperation of the People’s Republic of China on December 12, 1990 and revised by the State Council on April 12, 2001 and February 19, 2014.

Since January 1, 2020, foreign wholly-owned enterprises have been subject to the Foreign Investment Law of the People’s Republic of China promulgated by National People’s Congress on March 15, 2019 and became effective on January 1, 2020 with the abolishment of Law of the People’s Republic of China on Wholly Foreign-owned Enterprises. Foreign investors and foreign-owned enterprises undertaking investment activities in Mainland China are subject to the Special Administrative Measures (Negative List) for the Access of Foreign Investment, of which the latest version was promulgated by the NDRC and the MOFCOM on September 6, 2024 and became effective on November 1, 2024, and Catalogue of Encouraged Industries for Foreign Investment, of which the latest version was promulgated by the NDRC and the MOFCOM on October 26, 2022 and became effective on January 1, 2023.

Our operating subsidiaries’ business operations are not subject to the restrictions or prohibitions in the latest version of Negative List.

Company Law

The formation, operation, and management of corporate entities in China is governed by the PRC Company Law, which was promulgated by the SCNPC on December 29, 1993 and became effective on July 1, 1994. The latest amendment of the PRC Company Law is dated December 29, 2023 (“Company Law (2023)”), which became effective on July 1, 2024. The PRC Company Law defines a “company” as a limited liability company or a joint stock limited company, both of which have the status of an enterprise legal person, and the liability of shareholders of a limited liability company or a joint stock limited company is limited to the amount of their capital contributions or shareholdings.

Company Law (2023) further governs the formation, dissolution, organizational structure, capitalization, and social responsibility of a company, as well as the duties of officers and shareholders. Pursuant to Company Law (2023), all registered capital of a PRC limited liability company subscribed to by a shareholder must be fully paid for by such shareholder within five years from the date of the formation of the limited liability company, unless applicable laws or regulations provide otherwise. The State Counsel’s Provisions on Implementing the Registered Capital Recording and Administration System under the PRC Company Law, which was issued on July 1, 2024, allows limited liability companies established on or before June 30, 2024 (“existing LLCs”) until June 30, 2027 to adjust their capital contribution payment timeframe to be in compliance with Company Law (2023) if their existing capital contribution period exceeds five years. If the capital contribution period of an existing LLC ends within five years from June 30, 2027, the existing LLC needs not adjust its capital contribution period. However, if the capital contribution period of an existing LLC ends more than five years from June 30, 2027, it must require all capital contributions to be paid within five years from June 30, 2027, i.e., on or before June 30, 2032, and record such adjustment in the company’s articles of association. If a limited liability company fails to adjust its capital contribution payment period and registered its capital in accordance with these regulations, the relevant authority such as the State Administration for Market Supervision and its local counterparts shall order the company to make corrections; if the company fails to make corrections within the deadline set by the relevant authority, the authority shall publicize the non-compliance. Pursuant to Company Law (2023), where any shareholder fails to make payment for any of their shares prior to the deadline provided in the company’s articles of association, their unpaid equity interests may be forfeited. As of the date of this Prospectus, all registered capital of Auto Parts Co. and Technology Co. has been fully paid, while RMB 10,000,000 of registered capital of Machinery Co. remains to be paid before June 6, 2030.

Relevant Laws and Regulations on Product Quality and Consumer Protection

According to the Product Quality Law of the PRC promulgated on February 22, 1993 and amended on July 8, 2000, August 27, 2009 and December 29, 2018 respectively, and the Law of the PRC on the Protection of Consumer Rights and Interests promulgated on October 31, 1993 and amended on August 27, 2009 and October 25, 2013 to protect the legitimate rights and interests of end-users and strengthen the supervision and control of the quality of products, if the product sold is sub-standard but not defective, the retailer will be responsible for the repair, exchange, or refund of the sub-standard product and for the compensation to the consumer for its losses (if any). In addition, the manufacturer is liable for the sub-standard product. The retailer is entitled to claim reimbursement from the manufacturer for the compensation paid by the retailer to the consumer. If the product is defective and has caused personal injury or damage to assets, the consumer has the option to claim compensation from either the manufacturer, or the distributor or the retailer. A retailer or distributor who has already compensated the consumer is entitled to claim reimbursement from the liable manufacturer.

In addition to the Product Quality Law, there are also other Mainland PRC laws that apply to the product liability. According to the PRC Civil Code, promulgated on May 28, 2020, in the event of damage caused to others due to product defect, the infringed may seek compensation from the manufacturer or the seller of the products. Where the product defect is caused by the manufacturer, the seller may, after paying compensation, claim the same from the manufacturer. Where the product defect is caused by the fault of the seller, the manufacturer may, after paying compensation, claim the same from the seller.

Labor and Social Security

The relevant labor laws of PRC are comprised of Labor Law of the People’s Republic of China (“Labor Law”, which promulgated on July 5, 1994, revised on December 29, 2018 and became effective on the same date), Labor Contract Law of the People’s Republic of China (“Labor Contract Law”) (which became effective on January 1, 2008, revised on December 28, 2012 and became effective on July 1, 2013), the Regulation on the Implementation of the Labor Contract Law of the People’s Republic of China, Social Insurance Law of the People’s Republic of China, Trial Measures for Maternity Insurance of Enterprise Employees, Work-related Injury Insurance Regulation, Unemployment Insurance Regulation, Interim Regulations on the Collection and Payment of Social Insurance Premiums, Regulation on Management of Housing Provident Fund and other relevant laws and regulations promulgated by the PRC government authorities from time to time.

Under the Social Insurance Law of the People’s Republic of China and other relevant requirements, employees are required to participate in five types of social insurance, namely basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance, of which the premiums of maternity insurance and work-related injury insurance shall be paid only by the employer in accordance with national regulations and employees are not required to pay, while premiums of basic pension insurance, basic medical insurance and unemployment insurance shall be paid jointly by employer and employees. If the employer fails to pay the social insurance premiums in full as scheduled, the social insurance authorities may order the employers to make the payments or to make up the difference within a specified time limit, with late payment fees imposed. If the employers fail to make the payments within such time limit, relevant administrative authorities may impose fines on them.

In accordance with the Regulation on Management of Housing Provident Fund promulgated by the State Council on April 3, 1999 (latest revised on March 24, 2019), the employer shall make contributions to the housing provident fund for its employees.

Production Safety

According to the Production Safety Law of the People’s Republic of China promulgate by the Standing Committee of NPC on June 29, 2002, became effective on November 1, 2002 and revised on August 27, 2009, August 31, 2014 and June 10, 2021 respectively, entities that are engaged in the production and business operation activities within the territory of the PRC shall (i) observe the Production Safety Law and other relevant laws and regulations concerning production safety; (ii) strengthen the management and control of production safety; (iii) improve the measures for safety protection of production sites; and (iv) establish and improve the accountability system for safety accidents to ensure the work safety in production sites. The production entities shall implement national standards or industrial standards for safety formulated according to laws, and provide conditions for safe production stipulated by relevant national standards or industrial standards. Entities that do not meet the conditions for safety production shall not be engaged in production and operation activities.

Law on Import and Export Commodity Inspection

According to Law of the People’s Republic of China on Import and Export Commodity Inspection which became effective on August 1, 1989, and subsequently revised on April 28, 2002, June 29, 2013, April 27, 2018, December 29, 2018 and April 29, 2021 and its implementation regulations, the consignee or consignor of imported or exported goods may complete the clearance declaration with the customs themselves or entrust commodity clearance agency firms to complete the declaration procedures. The government has adopted a filing and registration administration system for enterprises completing the declaration themselves. The consignee or consignor of imported or exported goods shall file with the relevant entry-exit inspection and quarantine authority according to law when handling the customer clearance procedures.

Others

Circular No. 37

Pursuant to the Notice of the State Administration of Foreign Exchange on Issues Concerning Foreign Exchange Administration of the Overseas Investment and Financing and the Round-tripping Investment Made by Domestic Residents through Special-purpose Companies (“SAFE Circular No. 37”) which became effective on July 4, 2014, domestic resident (including domestic corporate entity and individual domestic resident) which/who, for the purposes of investment and financing, directly establishes or indirectly controls special-purpose company, and directly or indirectly undertakes domestic direct investment activities through such special-purpose company using legitimately held domestic company assets or interests or using legitimately held overseas company assets or equities, i.e., the activity of establishing domestic foreign-invested enterprise or project by merger and acquisition or incorporating new entity while acquiring ownership, control, rights of business operation and management and so on must apply to SAFE for registration of foreign exchange for overseas investment.

M&A Rules

According to the Provisions on the Merger or Acquisition of Domestic Enterprises by Foreign Investors (“M&A Rules”), which were jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, State Administration for Industry and Commerce of the PRC (the “SAIC”), the CSRC and the SAFE on March 7, 2003, became effective on April 12, 2003, and subsequently revised on August 8, 2006 and June 22, 2009 by MOFCOM, a foreign investor is required to obtain necessary approvals, (i) when the non-foreign-invested equities of a domestic company (“domestic enterprise”) is acquired by a foreign investor, transforming the said domestic enterprise into a foreign-invested enterprise; or subscribe the equity of a domestic enterprise through increasing the registered capital, so as to change the domestic enterprises into a foreign-invested enterprise; or (ii) the foreign investor incorporates a foreign-invested enterprise and acquires and operates the assets of a domestic enterprise through the said foreign-invested enterprise, or acquiring the assets of a domestic enterprise as investment capital to incorporate another foreign-invested enterprise, the foreign investor shall be subject to the approval of the MOFCOM of the PRC or the provincial commerce department, and shall file registration of change or registration of establishment with the SAIC or its authorized local industry and commerce bureaus.

The merger and acquisition of a domestic company with or by a domestic company, enterprise or individual, which is associated with the target company, in the name of an overseas company legitimately incorporated or controlled by the domestic company, enterprise or individual shall be subject to examination and approval by the MOFCOM. The parties involved shall not use domestic investment by foreign-invested enterprises or other methods to circumvent the aforesaid requirements.

Regulations on Overseas Listings

On February 17, 2023, the CSRC released Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, five supporting guidelines, as well as Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises, which came into effect on March 31, 2023. According to the Administrative Measures and the Notice, overseas offering and listing refers to overseas offerings by domestic companies of equity shares, depository receipts, convertible corporate bonds, or other equity-like securities, and overseas listing of the securities for trading. Overseas offering and listing, which is specifically divided into direct overseas offerings and listing and indirect overseas offerings and listing, shall be filed in accordance with the Administrative Measures. According to the Notice, domestic companies that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Administrative Measures can reasonably arrange the timing of filing applications and should complete the filing before the overseas issuance and listing. Our submission of a listing application will fall into the scope of overseas offering and listing provisions in the Administrative Measures. After the effectiveness of the Administrative Measures, we will be required to file with the CSRC in accordance with the Administrative Measures and complete the filing before the overseas issuance and listing. As of the date of this prospectus, we have not submitted but will submit a report, other required materials, and additional materials as requested by the CSRC in connection with the CSRC filing according to the Administrative Measures and the Notice. However, if the filing procedures were not completed according to the Administrative Measures or if our filing materials contain false records, misleading statements or material omissions, the CSRC may order rectify such non-compliance, issue a warning, and impose a fine of not less than RMB1 million and not more than RMB10 million.

Furthermore, according to the Administrative Measures, an overseas offering and listing is prohibited under any of the following circumstances:(1) if the intended securities offering and listing falls under specific clauses in national laws and regulations and relevant provisions prohibiting such financing activities; (2) if the intended securities offering and listing in an overseas market may endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if, in the past three years, the domestic company or its controlling shareholders and actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) the domestic company is currently under judicial investigation for suspicion of criminal offenses or under investigation for suspicion of major violations, and no clear conclusion has been reached; (5) if there are material ownership disputes over equity held by the controlling shareholder or by shareholders under the control of the actual controllers. As of the date of this prospectus, we do not fall under any of the abovementioned circumstances that might prohibit us from overseas offering and listing.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Confidentiality Provisions, which came into effect on March 31, 2023 with the Administrative Measures. The Confidentiality Provisions require that, among other things, (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by the company or its PRC subsidiary to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions, and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Environmental Protection

According to the Environmental Protection Law of the People’s Republic of China, which was promulgated by the Standing Committee of NPC on December 26, 1989 and became effective on the same day, and was revised on April 24, 2014 and became effective on January 1, 2015, companies undertaking any project with environmental pollution must comply with regulations on the administration of environmental protection for construction projects. Any anti-pollution infrastructure must be designed, constructed and used in synchronization with principal part of the project. The State adopts pollution discharge permit management system in accordance with the law. Enterprises, public institutions and other producers and business operators that are subject to pollution discharge permit management shall discharge pollutants in accordance with the requirements of their permits; no pollutant discharge is allowed without a pollutant discharge permit.

According to the Environmental Impact Assessment Law of the People’s Republic of China, which was promulgated by the Standing Commission of NPC on October 28, 2002 and became effective on September 1, 2003, and revised on July 2, 2016 and December 29, 2018, respectively, constructors should refer to the Catalogue for the Classified Administration of Environmental Impact Assessments for Construction Projects formulated and issued by administrative departments for environmental protection of the State Council. If any of the construction projects (I) may cause significant environment impact, the constructor shall prepare a report of environmental impacts so as to include a comprehensive assessment of the environmental impacts; (II) may have moderate environmental impacts, the constructor shall prepare a report form of environmental impacts so as to include an analysis or special assessment of the environmental impacts; (III) have minor environmental impacts and environmental impact assessment is not required, the constructor shall fill in a registration form for the environmental impacts. In case the environmental impact assessment document of a construction project fails to pass the examination of the statutory authorities for examination and approval or fails to be approved after examination, such authorities may not approve the construction thereof, and the constructor may not commence construction.

The “13th Five-Year” Environmental Impact Assessment Reform Implementation Plan promulgated by the former Ministry of Environmental Protection on July 15, 2016 clearly called off the administrative permit for the completion acceptance of environmental protection and required the establishment of a coordinated management system for environmental impact assessment, “three synchronizations” and emission permit. Requirements on pollutant emission control in the environmental impact assessment documents and approval of the construction project shall be included in the emission permit. The implementation of “three synchronizations” of an enterprise shall be a pre-condition for emission permit application. Before starting the production or usage, constructor shall authorize a third-party institution to compile the report on the completion acceptance of environmental protection facilities of the construction project based on comments in the environmental assessment and approval documents, which will be open to the public and filed with environmental protection department.

According to the Administrative Measures for Pollutant Discharge Licensing promulgated on April 1, 2024 and implemented on July 1, 2024, enterprises, public institutions and other producers and business operators that exercise the administration of pollutant discharge permits in accordance with the provisions of the law shall apply for pollutant discharge permits in accordance with the law and discharge pollutants in accordance with the provisions of the pollutant discharge permits. Those who have not obtained a discharge permit shall not discharge pollutants.

Property

Land

According to the PRC Civil Code, promulgated on May 28, 2020 and the Land Administration Law of The People’s Republic of China promulgated by the Standing Committee of NPC on June 25, 1986 (latest revised on August 26, 2019 and became effective on January 1, 2020), land in the urban districts shall be owned by the State; land in the rural areas and suburban areas, except otherwise provided for by the State, shall be collectively owned by peasants. The State may, for public interests, make expropriation on land collectively owned by the peasants under circumstances stipulated in the Land Administration Law of The People’s Republic of China and in which expropriation are confirmed to be necessary, but shall give compensations accordingly.

According to the Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of State-owned Land in the Urban Areas promulgated by the State Council on May 19, 1990 and was revised on November 29, 2020 and became effective on the same date, the State implements the system of assignment and transfer of the right to the use of state-owned land in the urban areas in accordance with the principle of separation of ownership and right of use. The maximum terms of granting are varied for different land uses. The relevant terms are generally as follows:

Land use	The maximum term (yrs.)
Business, tourism, entertainment	40
Residence	70
Industry	50
Public facilities	50
Others	50

Land users who have acquired the state-owned land use right may transfer, lease, mortgage or use it in other economic activities within the terms of use, and their legal rights and interests shall be protected by the laws of the State.

Real Estate

According to Urban Real Estate Administration Law of the People’s Republic of China promulgated at the eighth meeting of the Eighth Standing Committee of NPC on July 5,1994, became effective on January 1, 1995, and revised on August 30, 2007 and August 27, 2009 respectively (“Urban Real Estate Law”, the latest amendment of which was announced on August 26, 2019 and became effective on January 1, 2020), the construction of infrastructure and building on the land with the state-owned land use right belong to real estate development. Transfer is permitted for qualified real estates, unless otherwise stipulated by the laws. The ownership of a building acquired in accordance with the law, together with the land use right within the area occupied by the building, may create a mortgage. The owner of building has the right to lease out the building. When real estate is transferred and mortgaged, the ownership of the building and the land use right within the area occupied by the building are transferred and mortgaged at the same time.

Development of Construction Projects

Pursuant to the Regulations on Planning Administration regarding Assignment and Transfer of the Rights to Use of the State-Owned Land in Urban Area promulgated by the Ministry of Construction in December 1992 and amended in January 2011, a construction land planning permit shall be obtained from the competent planning authority with respect to the planning and use of land. According to the Urban and Rural Planning Law of the PRC, promulgated by the SCNPC on October 28, 2007 and latest amended on April 23, 2019, a construction work planning permit must be obtained from the competent urban and rural planning government authority for the construction of any structure, fixture, road, pipeline or other engineering project within an urban or rural planning area.

After obtaining a construction work planning permit, subject to certain exceptions, a construction enterprise must apply for a construction work commencement permit from the construction authority under the local people’s government at the county level or above in accordance with the Administrative Provisions on Construction Permit of Construction Projects, promulgated by the Ministry of Housing and Urban-Rural Development of the People’s Republic of China (the “MOHURD”) on June 25, 2014, implemented on October 25, 2014, and latest amended on March 30, 2021.

Pursuant to the Administrative Measures for Reporting Details Regarding Acceptance Examination upon Completion of Buildings and Municipal Infrastructure, promulgated by the Ministry of Construction on April 7, 2000, and amended on October 19, 2009, and the Provisions on Acceptance Examination upon Completion of Buildings and Municipal Infrastructure, promulgated and implemented by the MOHURD on December 2, 2013, upon the completion of a construction project, the construction enterprise must submit an application to the competent department in the people’s government at or above county level where the project is located, for examination upon completion of building and for filing purpose, and to obtain the filing form for acceptance and examination upon completion of construction project.

House Leasing

Pursuant to the Administration of Urban Real Estate Law of the PRC, which was promulgated by the SCNPC on July 5, 1994 and most recently amended on August 26, 2019, a written lease contract shall be entered into between the lessor and the lessee for leasing a property, and the contract shall include the terms and conditions such as the term, purpose, rent, and liability for maintenance and repair, etc., as well as other rights and obligations of both parties. In March 1999, the NPC passed the PRC Contract Law, of which Chapter 13 governs lease contracts. On May 28, 2020, the Third Session of the 13th NPC passed the Civil Code of the PRC which became effective on January 1, 2021 and replaced the PRC Contract Law. According to the Civil Code of the PRC, subject to the consent of the lessor, the lessee may sublease the leased property to a third-party. Where the lessee subleases the leased property, the leasing contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the contract if the lessee subleases the leased property without the consent of the lessor.

Pursuant to the Administrative Measures on Leasing of Commodity Housing, which was issued by the MOHURD on December 1, 2010 and became effective on February 1, 2011, a building may not be leased under any of the following circumstances: (i) the building is an illegal structure, (ii) the building fails to meet mandatory engineering construction standards with respect to safety and disaster preventions, (iii) building usage has been changed in violation of applicable regulations, or (iv) other circumstances which are prohibited by laws and regulations. The lessor and the lessee shall register and file with the local property administration authority within 30 days after entering the lease contract and make further registration for subsequent amendments of such lease (if any). An enterprise’s non-compliance with such registration and filing requirements shall be subject to fines from RMB1,000 to RMB10,000 if they fail to rectify within required time limits. In addition, the housing and urban-rural development department of provincial governments, autonomous regions, and centrally administered municipalities may promulgate regulations to implement these measures.

Intellectual Property

Patent

According to the Patent Law of the People’s Republic of China, promulgated on March 12, 1984 and recently amended on October 17, 2020, which became effective on June 1, 2021, and the Implementation Rules of Patent Law of the People’s Republic of China revised on January 20,2024, there are three types of patents in Mainland China, which are “invention”, “utility model” and “design”. Invention patents are valid for twenty years from the date of application, while utility model patents and design patents are valid for ten years from the date of application. Patentee shall pay an annual fee from the year in which the patent right was granted. The patent right shall cease when the period of validity expires; where an annual fee is not paid as prescribed or the patentee abandons his or its patent right by a written statement, the patent right shall cease before the expiration of its duration.

Trademark

Trademarks are protected by the Trademark Law of the People’s Republic of China revised in 2019 and Implementation Regulations of Trademark Law of the People’s Republic of China adopted by the State Council in 2002 and revised in 2014. The Trademark Office of the State Administration for Industry and Commerce under the State Council is responsible for trademark registrations and granting a validity period of ten years for registered trademarks which can be subsequently renewed for ten years each time on trademark holders’ demand. The trademark licensing agreement shall be submitted to the Trademark Office for filing. The Trademark Law of the People’s Republic of China has adopted the “first to file” principle with respect to trademark registration. If the subject of the application is a mark identical or similar to the subject of any other prior application which is to be used on identical or similar commodities or service once get registered or pending for primary approval, the application for registration would be rejected. Any applicant may not infringe the existing prior right legitimately obtained by others, nor may any person register in advance a trademark that has already gained a “sufficient degree of reputation.”

Domain Name

Pursuant to the Administrative Measures for Internet Domain Names promulgated by Ministry of Industry and Information Technology on August 24, 2017 and became effective on November 1, 2017 and the Administrative Regulations for Country Code Top-Level Domain Name Registration issued by China Internet Network Information Centre on June 18, 2019 and became effective on the same date, the principle of “first come, first served” applies to domain name registration service. After completing the domain name registration, the applicant will become the holder of the registered domain name. In the case of changes in registered information on the domain name, the domain name holder should apply to the domain name registry for changing the registered information on the domain name within 30 days of the change. Furthermore, the holder shall pay operation fees for registered domain names on schedule. If the domain name holder fails to pay corresponding fees as required, the original domain name registry shall deregister the domain name and notify the holder of deregistration in written forms.

Foreign Exchange

According to the Regulations of the PRC on Foreign Exchange Administration promulgated by the State Council on January 29, 1996 and revised on August 5, 2008, the foreign exchange income and expenditure or foreign exchange business operations of domestic institutions or individuals as well as the foreign exchange income and expenditure or foreign exchange business operations conducted within the territory of Mainland PRC by overseas institutions or individuals shall be subject to foreign exchange administration. The foreign exchange income and expenditure under the current account shall be based on genuine and lawful transactions. An overseas institution or individual that makes direct investments in the territory of Mainland PRC shall carry out registration procedures with foreign exchange administrative authority upon the approval of the competent department.

According to the Notice on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment (Hui Fa [2012] No. 59) promulgated by the SAFE, some administrative permitted items regarding the foreign exchange administration for direct investment shall be canceled and adjusted, for example, canceling the approval procedure for the opening and entry recording of foreign exchange account under direct investment, canceling the approval procedure for foreign investors’ reinvestment with domestic lawful income, simplifying the foreign exchange administration for the domestic reinvestment by foreign-invested companies, simplifying the foreign exchange registration formalities for acquisitions of Chinese parties’ equities by foreign investors, canceling the approval procedure for foreign exchange purchase and external payment under direct investment, and canceling the approval procedure for domestic foreign exchange transfer under direct investment.

According to the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents (Hui Fa [2013] No. 21) promulgated by the SAFE, direct investment by foreign investors in Mainland PRC shall be conducted by way of registration, and banks shall process foreign exchange business relating to the direct investment in Mainland PRC based on the registration information provided by the SAFE.

According to the Notice on Further Simplifying and Improving the Foreign Exchange Administration Policies in Relation to Direct Investment (Hui Fa [2015] No. 13) promulgated by the SAFE, foreign exchange administration policies for direct investment are further simplified, which specifically include the cancelation of two administrative approvals, i.e., the foreign exchange registration approvals under domestic and overseas direct investments, which shall be verified directly by banks instead; simplifying confirmation registration and administration over a foreign investor’ s capital contribution under domestic direct investment; and canceling the annual foreign exchange inspection of direct investment.

According to the Notice on the Reform of the Administrative Approach for the Settlement of Foreign Exchange Capital Funds of Foreign-invested Enterprises (Hui Fa [2015] No. 19) promulgated by the SAFE, a voluntary settlement mechanism for foreign exchange capital funds to foreign-invested enterprises shall be implemented, and RMB funds from voluntary settlement of capital funds shall be deposited into and managed under an account for foreign exchange fund settled and to be paid.

Taxation

Enterprise Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China (“EIT Law”), which was promulgated by the NPC on March 16, 2007, became effective on January 1, 2008 and revised on February 24, 2017 and December 29, 2018, respectively, and the Regulation on Implementation of the EIT Law of the People’s Republic of China (“Implementation Regulations of the EIT Law”), which was promulgated by the State Council on December 6, 2007, became effective on January 1, 2008 and revised on April 23, 2019, income tax rate of 25% is applied to the resident enterprises (including foreign-owned enterprises) since January 1, 2008. Where non-resident enterprises that have not set up institutions or establishments in Mainland PRC, or where institutions or establishments are set up but there is no actual relationship with the income obtained by the institutions or establishments set up by such enterprises, they shall pay enterprise income tax for the income originating from Mainland PRC, and such income of non-resident enterprises shall be taxed at the reduced rate of 10% and withheld at source, for which the payer thereof shall be the withholding agent.

On the basis of the EIT Law, an enterprise established according to the law of the overseas jurisdictions with its “de facto management body” in Mainland PRC is regarded as a Chinese resident enterprise, and it shall pay the Mainland PRC’s enterprise income tax at a rate of 25% for its income earned globally. A “de facto management body” is an organization who actually implements comprehensive management and control of the enterprise’s production and business operations, personnel and human resources, finance, property, etc. It is provided in the Notice of Related Issues about Determining Overseas Registered and Chinese Holding Enterprises to be Resident Enterprises According to Actual Management Structure Standards (Guo Shui Fa [2009] No. 82) promulgated by the SAT on April 22, 2009 that overseas enterprises invested by enterprises in Mainland PRC as controlling investors which also comply with the following conditions shall be determined to be “resident enterprises” whose “de facto management body” are in Mainland PRC: (a) the place where the enterprises are responsible for the implementation of the daily production and operation management and their senior management departments perform their duties is mainly located in Mainland PRC; (b) financial and personnel decisions of the enterprise are made by organizations or personnel in Mainland PRC, or requires the approval from agencies or officers located in Mainland PRC; (c) main assets, accounting books, company seal and files of minutes of board meetings and shareholders’ meetings are located or kept in Mainland PRC; and (d) more than half of those who have voting rights or senior management of the enterprises reside in Mainland PRC permanently.

In addition, according to the EIT Law, new and high-tech enterprises which need key support of the State shall be levied enterprise income tax a reduced rate of 15%. According to the Implementation Rules of the EIT Law, new and high-tech enterprises which need key support of the State are those have their own core intellectual property rights and meet the following conditions at the same time:

(1)    the product (service) falls within the scope of the High and New Technology Areas Entitled to the Key Support of the State;

(2)    the ratio of research and development expenses to sales revenues is not lower than the prescribed ratio;

(3)    the ratio of the income from high and new technology products (services) to the total income of the enterprise is not lower than the prescribed ratio;

(4)    the ratio of technicians to the total number of staff members of the enterprise is not lower than the prescribed ratio;

(5)    other conditions as stipulated in the Administrative Measures for Determination of High and New Tech Enterprises.

The High and New Technology Areas Entitled to the Key Support of the State and the Administrative Measures for Determination of High and New Tech Enterprises were formulated by the Ministry of Science and Technology, Ministry of Finance and SAT in consultation with the relevant departments under the State Council, and were announced and implemented with the approval of the State Council.

According to the Announcement of State Taxation Administration on Matters Relating to Implementation of Income Tax Incentives for Supporting Development of Small Meagre-profit Enterprises and Individually-owned Businesses issued by the SAT of the People’s Republic of China, during the period from January 1, 2021 to December 31, 2022, for the portion of a small meagre-profit enterprise’s annual taxable income which does not exceed RMB1 million, the enterprise is entitled to the reduction of corporate income tax at a tax rate of 20% on 12.5% of its taxable income.

According to the Notice on Implementation of Inclusive Tax Relief Policy for Small Meagre-Profit Enterprise issued by the Ministry of Finance and the SAT of the People’s Republic of China on January 17, 2019, during the period from January 1, 2019 to December 31, 2021, for the portion of a small meagre-profit enterprise’s annual taxable income which exceed RMB1 million but not exceed RMB3 million shall be reduced by 50% of taxable income and subject to enterprise income tax at a rate of 20%.

According to the Announcement on Further Implementation of Income Tax Incentives for Small Enterprises with Meager Profits issued by the SAT of the People’s Republic of China, for small meagre-profit enterprises, the portion of annual taxable income exceeding RMB1 million but not exceeding RMB3 million shall be reduced by 25% of taxable income and subject to enterprise income tax at a rate of 20% for the period from January 1, 2022 to December 31, 2024. Small meagre-profit enterprises are those engaged in industries that are not restricted or prohibited by the State and which meet the three conditions of having an annual taxable income of not more than RMB3 million, employing not more than 300 people and having total assets of not more than RMB50 million at the same time.

Withholding Tax

According to the EIT Law and Implementation Regulations of the EIT Law, dividends generated after January 1, 2008 and dividends payable by a Chinese foreign-owned enterprise to its foreign investors shall be subject to 10% withholding tax, unless there is a tax agreement between the jurisdiction where the foreign investor is registered and Mainland China that provides for different withholding arrangements. According to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income promulgated by the SAT on August 21, 2006, if the shareholders is a Hong Kong resident holding at least 25% of the registered capital of a Chinese company, the applicable withholding tax rate of any dividend declared by the Chinese company is 5%, or if the shareholder is a Hong Kong resident holding less than 25% of the registered capital, the withholding tax rate applicable is 10%. According to the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements promulgated by the SAT on October 14, 2019, implemented on January 1, 2020, if a non-resident taxpayer meet the conditions for enjoying the treatment under tax agreements, he can enjoy such treatment at the time of tax declaration or through the withholding agent at the time of withholding declaration and accept subsequent management from the tax authorities. In the case of source withholding and designated withholding, if a non-resident taxpayer believes that he meets the conditions for enjoying such treatment and needs to enjoy it, he shall take the initiative to propose to the withholding agent and submit relevant report forms and materials to the withholding agent.

Enterprise Income Tax on Indirect Transfer of Property between Non-Resident Enterprises

According to the Announcement on Several Issues Concerning Enterprise Income Tax for Indirect Transfer of Assets by Non-Resident Enterprises (“Circular 7”) issued by the SAT of the People’s Republic of China and immediately implemented on February 3, 2015, where a non-resident enterprise indirectly transfers equity interests or other assets of a Mainland PRC resident enterprise by implementing arrangements that are not for reasonable commercial purposes to avoid its obligation to pay enterprise income tax, such an indirect transfer shall be redefined and recognized as the direct transfer of equity interests or other assets of the Mainland PRC resident enterprise. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include, inter alia, whether the primary value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets, whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or whether its income is primarily derived from China, and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature that is evidenced by their actual function and risk exposure. Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued SAT Bulletin 37, which became effective on December 1, 2017. Certain provisions of the SAT Bulletin 37 were repealed by the Announcement of the State Administration of Taxation

on Revising Certain Taxation Normative Documents. SAT Circular 698 then was repealed effective December 1, 2017. SAT Bulletin 37 further elaborates on the relevant implementation rules regarding the calculation, as well as reporting and payment obligations, of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of Circular 7. On December 29, 2017, SAT issued Decision of the State Administration of Taxation on Promulgation of the Catalog of Invalid or Repealed Departmental Rules and Regulatory Documents of Tax Authorities to remove certain clause in Circular 7 regarding the accrued interests for unpaid taxes. In addition, pursuant to Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and most recently amended on April 24, 2015, in the event of an indirect transfer, parities obligated to pay the transfer price shall be the withholding agents. Where the withholding agent fails to withhold and the transferor does not discharge its tax liability, the tax authority may impose late payment interest and special tax adjustment interest (if applicable) on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of between 50% to 300% of the unpaid tax amount. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with Circular 7.

Value-added Tax

According to the Interim Regulations of the People’s Republic of China on Value-added Taxes (revised on November 10, 2008, February 6, 2016 and November 19, 2017) promulgated by the State Council on December 13, 1993 and the Detailed Rules for the Implementation of the Interim Regulations of the People’s Republic of China on Value-added Taxes (revised on December 15, 2008 and October 28, 2011) issued by the Ministry of Finance of the People’s Republic of China on December 25, 1993, and became effective after the recent revision on November 1, 2011, if a taxpayer engages in taxable activities, the VAT rates shall be as follows:

(1)    for taxpayers selling goods, labor services, leasing services of tangible movable property or imported goods, other than those stipulated in items 2, 4 and 5 below, the tax rate shall be 17%;

(2)    for taxpayers selling transportation, postal, basic telecommunications, construction, immovable leasing services, selling immovables, transferring the land use rights, selling or importing the following goods, the tax rate shall be 11%:

a.      Agricultural products such as grains, edible vegetable oil and edible salt;

b.      Tap water, heating, air conditioning, hot water, gas, liquefied petroleum gas, natural gas, dimethyl ether, methane gas, coal products for household use;

c.      Books, newspapers, magazines, audio-visual products and electronic publications;

d.      Feed, chemical fertilizer, pesticide, agricultural machinery and agricultural film;

e.      Other goods stipulated by the State Council.

(3)    for taxpayers selling services and intangible assets, other than those stipulated in item 1, 2 above and 5 below, the tax rate shall be 6%.

(4)    for taxpayers exporting goods, the tax rate shall be zero, except as otherwise stipulated by the State Council.

(5)    for domestic entities and individuals who engage in cross-border sales of services and intangible assets within the scope prescribed by the State Council, the tax rate shall be zero.

Urban Maintenance and Construction Tax and Education Surcharges

According to the Circular of the State Council on Unifying the System of City Maintenance and Construction Tax and Education Surtax Paid by Domestic and Foreign Invested Enterprise and Individual issued on October 18, 2010 and became effective on December 1, 2010, the Urban Maintenance and Construction Tax Law of the People’s Republic of China, promulgated on August 11, 2020 and became effective on September 1, 2021, and the Interim Regulations on the Collection of Education Surcharges, promulgated by the State Council in 1986 and amended in 2011, shall be applicable to foreign-invested enterprises, foreign enterprises and foreign persons.

According to the Urban Maintenance and Construction Tax Law of the People’s Republic of China, any entity or individual subject to consumption tax, value-added tax shall also pay the urban maintenance and construction tax. The urban maintenance and construction tax shall be determined according to the consumption tax and value-added tax paid by the taxpayer, and shall be paid together with the consumption tax and value-added tax. In addition, the tax rates of urban maintenance and construction for urban areas, counties or towns and non-urban areas, counties or towns shall be 7%, 5% and 1% respectively.

According to the Interim Regulations on the Collection of Education Surcharges promulgated by State Council in April 1986 and latest amended in 2011, all entities and individuals subject to consumption tax, value-added tax and business tax shall also pay education surcharges. The education surcharges rate is 3% of the value-added tax, business tax and consumption tax actually paid by each entity or individual, which shall be paid together with the value-added tax, business tax and consumption tax.

Customs Law

According to Customs Law of the People’s Republic of China adopted on January 22, 1987, and subsequently revised on July 8, 2000, June 29, 2013, December 28, 2013, November 7, 2016, November 4, 2017 and April 29, 2021, the recipient and sender of import and export goods completing customs declaration formalities must complete filing formalities with the Customs in accordance with the laws.

Regulations Related to Fire Protection

According to the Fire Prevention Law of the PRC which was promulgated by the SCNPC on April 29, 1998 and last amended on April 29, 2021, the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards of project construction. For construction projects that require fire protection design in accordance with national engineering construction fire protection technical standards, a construction project fire protection design review and acceptance system shall be implemented. When the construction project that should apply for fire control approval according to the stipulations of housing and urban-rural construction department of the State Council is completed, the construction unit shall apply to the housing and urban-rural construction department for fire control approval. For a construction project other than one specified in the foregoing, the constructing party shall report to the housing and urban-rural development authority after final inspection for record, and the housing and urban-rural development authority shall conduct spot checks. According to the Interim Provisions on Administration of Fire Control Design Review and Acceptance of Construction Project promulgated by the Ministry of Housing and Urban-Rural Development on April 1, 2020 and became effective on June 1, 2020, and was last amended on August 21, 2023, which amendment became effective on October 30, 2023, the construction entity of a large-scale crowded venue (including the construction of a manufacturing plant whose size is over 2,500 square meters) and other special construction projects must apply for fire prevention design review with fire control authorities, and complete fire assessment inspection and approval procedures after the construction project is completed. Failure to comply with fire protection laws and regulations may result in fines as well as orders suspending construction projects, use of relevant properties, and/or operation of business.

OVERVIEW OF UNITED STATES LAWS AND REGULATIONS

Product Liability Law

U.S. state law generally imposes liability on all manufacturers and retailers (and parties in the supply chain) for injuries that result from unsafe, defective and dangerous products sold to consumers. Product liability claims in the United States are typically based on three theories of law: (1) strict liability, (2) negligence and (3) breach of warranty. In addition, as noted above, U.S. laws and regulations can also obligate manufacturers and retailers (and parties in the supply chain) to remedy product defects, which can include safety recall campaigns.

Parties involved in manufacturing, distributing or selling a product may be subject to liability for harm caused by a defect in that product. There are three types of product defects, namely, design defects, manufacturing defects and defects in marketing. In a negligence claim, a defendant may be held liable for personal injury or property damage caused by the failure to use due care. Strict liability claims, however, do not depend on the degree of carefulness by the defendant. A defendant is liable when it is shown that an injury (personal or to property) occurred as the result of a product’s defect. Breach of warranty is also a form of strict liability in the sense that a showing of fault is not required.

The plaintiff need only establish the warranty was breached, regardless of how that came about. Companies that manufacture, distribute or sell a product in a particular state may be subject to the jurisdiction of such state’s product liability laws, whether the company’s jurisdiction of incorporation or principal place of business is in that state, in another U.S. state or in a non-U.S. jurisdiction.

Product liability legal actions and recall campaigns in the United States could involve personal injury and property damage and could involve claims for substantial monetary damages. The results of any future litigation and claims involving product liability in the United States are inherently unpredictable.

OVERVIEW OF HONG KONG LAWS AND REGULATIONS

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong)

Every person (including a body corporate or an individual) carrying on business in Hong Kong shall make a business registration application with the Commissioner of Inland Revenue within one month of the commencement of the business. The function for business registration is not for regulating business activities or licensing. It only serves to enable members of the public to obtain business information conveniently.

Once the requisite requirements for registration under § 5 are satisfied, a business registration certificate will be issued. The valid business registration certificate must be displayed in a conspicuous place at the address where the business is carried on. According to § 15(1), any failure to make a business registration application within one month from the commencement of the business, in the case of a body corporate, the secretary, manager or director may face a maximum penalty of a fine at level two, i.e., HK$5,000 and imprisonment of one year.

Companies Ordinance (Chapter 622 of the Laws of Hong Kong)

Part 16 of the ordinance concerns companies incorporated outside Hong Kong that have established a place of business in Hong Kong. Such foreign companies are defined by the ordinance as non-Hong Kong companies. Any such foreign company that falls within the definition of a non-Hong Kong company shall apply to the Companies Registry to register as a non-Hong Kong company within one month from the date of establishing a place of business in Hong Kong.

Any failure to register a foreign company which has established a place of business in Hong Kong as a non-Hong Kong company may, according to § 776(6), subject the company in question and its responsible person, including director, to a maximum fine at level five, i.e., HK$50,000 and to a further fine of HK$1,000 for each day during which the offence continues in the case of a continuing offence.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Xin Zhang	41	Chief Executive Officer, Director and Chairman of the Board of Directors
Wenjun Zhang	42	Chief Financial Officer
Zhucheng Zhang	68	Director upon effectiveness of IPO
Aijun Huang	49	Independent Director Appointee
Qi Guo	51	Independent Director Appointee
Kaiyu Ni	57	Independent Director Appointee

Mr. Xin Zhang was born in 1983 in Changzhou City, Jiangsu Province, China. Mr. Xin Zhang received a computer science and technology degree from Yangzhou University in 2005, and served as a general manager at Chaohu Zhuocheng Machinery Manufacturing Co., Ltd. from 2006 to 2009 before he co-founded Technology Co. with Mr. Zhucheng Zhang. Mr. Xin Zhang is a co-inventor of the majority of registered patents held by Auto Parts Co. and Technology Co. Mr. Xin Zhang is dedicated to technology innovation. His inventions included our patented LNG cylinder frame, which has become our most successful product to date, making us the number one supplier of LNG cylinder frames in China as of 2023, with a 22.7% market share, according to the F&S Report. As an accomplished engineer and entrepreneur, Mr. Xin Zhang contributed significantly to the expansion of our operating subsidiaries’ product portfolios to include parts and accessories for commercial vehicles, including trucks and cargos, as well as trains and high-speed railroads, making our operating subsidiaries suppliers and core suppliers of such well-known companies as Chery, China Railway, CRRC, and CIMC. Prior to our reorganization in 2024, which included the formation of International Co. as the ultimate holding company of both Auto Parts Co. and Technology Co., Mr. Xin Zhang had acquired substantial equity interests in both operating subsidiaries through a series of equity investments and transfers. Currently Mr. Xin Zhang serves as Chairman of the Board of Directors of International Co., as well as the chairman of the board, legal representative, and general manager of Technology Co. and Auto Parts Co., having overseen a sustained expansion of our operating subsidiaries for well over a decade. Other than International Co. and its subsidiaries, Mr. Xin Zhang also serves as the chairman of the board of directors and general manager of Anhui Province Jingwei Rail Transit Technology Co., Ltd., where he is a 60% equity owner, the chairman of the board of directors, general manager, and chief financial officer of Wuwei County Zhuoxin Auto Parts Co., Ltd., where he is an 80% equity owner, and executive director and chief financial officer of Anhui Taihao Intelligent Technology Co., Ltd., where he is a 65% equity owner.

Ms. Wenjun Zhang, our Chief Financial Officer, was born in 1982 in Changzhou City, Jiangsu Province, China. Ms. Wenjun Zhang was trained in accounting and finance, having attended Changzhou Accounting School in Jiangsu Province, China from 1997 to 2000, and Nanjing University of Finance and Economics from 2000 to 2004. She served as the accountant of Auto Parts Co. from 2006 to 2013, and has served as the treasurer of Technology Co. since 2013. Ms. Wenjun Zhang is knowledgeable of the Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). She is proficient in various enterprise resource planning, bookkeeping, and accounting software, such as SAP, Oracle, QuickBooks, and UFIDA. Ms. Wenjun Zhang is appointed the Chief Financial Officer of International Co. on February 11, 2025. Ms. Wenjun Zhang is the cousin of the Chief Executive Officer Xin Zhang.

Mr. Zhucheng Zhang, our founder and director-to-be prior to IPO, was born in 1956 in Changzhou City, Jiangsu Province, China. Based on his understanding of the automobile industry and his astute observation of the market, he was able to capture the opportunity to enter the auto parts and accessories industry in China. Mr. Zhucheng Zhang successively founded Auto Parts Co. and Technology Co. in 2002 and 2009, respectively. Mr. Zhucheng Zhang is experienced and well-regarded in the automobile industry, such that he was able to develop business relationship with a number of major automobile manufacturers in China, enabling Auto Parts Co. and Technology Co. to become core suppliers of these automobile manufacturers. Under his leadership, our operating subsidiaries have been recognized as a specialized small/mid-sized high tech enterprise operating on a national level, as they stay at the forefront of technical innovation, while at the same time recognized for their quality control standards, receiving IATF IATF16949:2016 Certificates of quality control for metal stamping parts production. Mr. Zhucheng Zhang has expanded our operations substantially, from one production plant in 2002 to six at the present time, while at the same time increasing the number and variety of our operating subsidiaries’ production equipment to enlarge our production portfolio. Mr. Zhucheng Zhang served as the chairman of the board of directors, legal representative, and general manager of both Auto Parts Co. and Technology Co. since their inceptions until June 2024, when Mr. Xin Zhang, his son, replaced him as the chairman of the board of directors, legal representative, and general manager, of Auto Parts Co. and Technology Co.

Mr. Qi “Henry” Guo is an expert in both finance and engineering. He received double bachelor’s degrees in business administration and automated control engineering from Harbin Institute of Technology, a master’s degree in electrical engineering from the University of Santa Clara, and a Master of Business Administration degree from University of California Berkeley Haas School of Business. Mr. Guo started his career at Intel Corp., where he was the leader of a global team responsible for maintenance of OEM relationship and client development from 1999 to 2008. He contributed to Intel’s development of new clients, including IBM and Dell, as well as substantial increase in revenues. From 2008 to 2022, Mr. Guo served as an analyst for various investment banks, investment advisers, and research and analytics firms, such as Pacific Crest Securities, LLC, ThinkEquity, LLC, ABR Investment Strategy, LLC, W.R. Hambrecht + Co./Summit Research Partners, and M. Science, LLC. As an analyst, Mr. Guo covered various industries, including online advertising, e-commerce, business software, and semiconductors. From 2022 to 2024, Mr. Guo was the executive director of Investment Banking Division of U.S. Tiger Securities, Inc. In 2024, Mr. Guo joined AIME Capital Market, LLC as the Chief Financial Officer, where he still serves today. Mr. Guo is familiar with the financial disclosure and reporting requirements of public companies in the United States, as well as investor relations management. He has also maintained long term contacts with various investment companies in the United States and globally.

Mr. Aijun Huang has approximately 30 years of experience in banking and finance. He was born in Wuhu City, Anhui Province, China in 1975 and received a Bachelor’s Degree in accounting from Jiangnan University in 2005. Mr. Aijun Huang was a senior customer manager at Wuhu Branch of the Bank of Communications from 1995 to 2010, was the deputy manager of business development division of the Wuhu Branch of the Industrial Bank from 2010 to 2012 responsible for developing businesses and maintaining customer relations, was the manager of the business division at the Wuhu Branch of Huaxia Bank from 2012 to 2015 responsible for strategic planning, was the general manager of Wuhu Yaxia Financing and Lease Co., Ltd. from 2015 to 2017 responsible for all aspects of the company’s operations and financial management, and has been the general manager of Wuhu Wanbei Financial Consulting Co., Ltd. since 2017 responsible for providing consulting services to the company’s clients on developing brands and training employees’ team-building skills.

Mr. Kaiyu Ni has over 30 years of experience in the automobile and auto parts industry. He was born in China in 1967 and received a bachelor’s degree in material science from Nanjing College of Aeronautics in 1989. He began his career in Nanjing Automobile, where he started as an associate engineer in 1989 and was later promoted to senior engineer and branch lead engineer. He was in charge of developing material molding, bending, and stamping processes, as well as designing dies and molds used in such processes, in connection with new vehicle model developments. He was also responsible for quality control and business operations. Mr. Ni has won an award for his research in connection with the adaptation of titanium alloy materials for the manufacturing of automobile window frames. From 2007 to 2016, Mr. Ni served as a vice president at C&C Trucks, a joint venture of CIMC and Chery Group, where he was responsible for product design and research, including research of light weight alloys for vehicle manufacturing, as well as business development and manufacturing budgeting. In 2016, Mr. Ni joined Fuyao Glass Industry Group Co., Ltd. as the chief engineer of the company’s Suzhou R&D center, where he was in charge of various projects, including adaptation of high-performance aluminum alloy and other high-polish and/or high purity metal alloys for the manufacturing of auto parts and accessories. He was credited for achieving scalable production of new, lightweight parts and accessories of large-size vehicles. Presently Mr. Ni is still employed with Fuyao Glass Industry Group Co., Ltd.

Controlled Company

Upon completion of this offering, chairman of our board of directors, Mr. Xin Zhang, will beneficially own [__]% of the issued and outstanding ordinary shares and [___]% of our total voting power, assuming no exercise of the over-allotment option, or [__]% of our issued and outstanding ordinary shares and [___]% of our total voting power, assuming full exercise of the over-allotment option. Mr. Zhucheng Zhang, our founder and director and Mr. Xin Zhang’s father, will beneficially own [      ]% of our total issued and outstanding ordinary shares, representing [ ]% of our total voting power, assuming the option to purchase additional ordinary shares is exercised by the underwriters in full. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•        the requirement that our director nominees be selected or recommended solely by independent directors; and

•        the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we intend to rely on the controlled company exemptions under the Nasdaq listing rules, at this time we intend to appoint three independent directors to our board of directors. You will not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of five directors, among whom three will be independent directors, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A person is not required to hold any shares in our company in order to qualify as a director. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors.

Subject to the provisions of the Companies Act and our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles. To the extent allowed by the Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A general notice by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm, shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest.

After such notice, a director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein. If he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Mr. Qi Guo, Mr. Aijun Huang, and Mr. Kaiyu Ni. Mr. Qi Guo will be the chairperson of our audit committee. We have determined that Mr. Qi Guo, Mr. Kaiyu Ni and Mr. Aijun Huang satisfy the “independence” requirements of the Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. Our audit committee will consist solely of independent directors that satisfy the Nasdaq Stock Market and SEC requirements within one year of the completion of this offering. Our board of directors has also determined that Mr. Qi Guo qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq Stock Market Listing Rules.

The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

•        selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and our independent registered public accounting firm;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and our independent registered public accounting firms;

•        reporting regularly to the full board of directors; and

•        performing such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee

Our compensation committee will consist of Mr. Kaiyu Ni, Mr. Qi Guo and Mr. Aijun Huang. Mr. Kaiyu Ni will be the chairperson of our compensation committee. We have determined that Mr. Kaiyu Ni, Mr. Qi Guo and Mr. Aijun Huang satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Listing Rules.

The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing and making recommendations to the board of directors with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Mr. Aijun Huang, Mr. Qi Guo and Mr. Kaiyu Ni. Mr. Aijun Huang will be the chairperson of our nominating and corporate governance committee. We have determined that Mr. Aijun Huang, Mr. Qi Guo and Mr. Kaiyu Ni satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Listing Rules.

The nominating and corporate governance committee will assist the board of directors in selecting directors and in determining the composition of our board and board committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations;

•        making recommendations to our board of directors on corporate governance matters and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

Although under Cayman Islands law, a controlling shareholder of a Cayman Islands company does not owe fiduciary duties to the company or its minority shareholders, a controlling shareholder who serves as a director of a company owes fiduciary duties in his capacity as a director to such company, for as long as he or she serves on the company’s board of directors. Certain shareholders of our controlling shareholder serves on our board of directors and, as a result, owes the aforementioned fiduciary duties to us.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.

The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers; and

•        exercising the borrowing powers of our company and mortgaging the property of our company.

Code of Ethics and Corporate Governance

We will adopt a code of ethics, which will be applicable to all of our directors, executive officers and employees prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will make our code of ethics publicly available on our website or by filing the code as an exhibit to our annual reports.

In addition, our board of directors will adopt a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our post-offering articles of association.

A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months, or (v) is removed from office pursuant to any other provisions of our post-offering memorandum and articles of association.

Interested Transactions

Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

A director may, subject to any separate requirement for audit committee approval under applicable law, the post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering or the Nasdaq Stock Market Listing Rules, or disqualification by the chairman of the relevant board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud, the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, provide that that we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our company’s business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Employment Agreements and Indemnification Agreements

We will enter into employment agreements with our executive officers. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our post-offering articles of association.

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.

Compensation of Directors and Executive Officers

For the year ended December 31, 2023, we paid an aggregate of approximately US$27,909 in cash to our executive officers and directors and an aggregate of approximately US$5,705 in cash to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Our Mainland PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits through a PRC government-mandated multi-employer defined contribution plan and other statutory benefits. Our Hong Kong subsidiaries are required by the Hong Kong Mandatory Provident Fund Schemes Ordinance to make monthly contributions to the mandatory provident fund scheme in an amount equal to at least 5% of an employee’s salary.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of the our ordinary shares offered in this offering for:

•        each of our directors and executive officers who beneficially own our ordinary shares;

•        our directors and executive officers as a group; and

•        each person known to us to own beneficially more than 5% of our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 16,000,000 ordinary shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering**			Ordinary Shares Beneficially Owned After this Offering**†
	Number of shares owned	Percentage of total shares	Percentage of votes held prior to this offering	Number of shares owned	Percentage of total shares	Percentage of votes held after this offering
Directors and Executive Officers:*
Xin Zhang	12,800,000	80%	80%	12,800,000%		%
Zhucheng Zhang	3,200,000	20%	20%	3,200,000%		%
All directors and executive officers as a group:	16,000,000	100%	100%	16,000,000%		%

____________

*        The business address of our directors and executive officers is 11 Mt. Henglang Road, Wuhu City, Anhui Province, People’s Republic of China.

**      Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

†        After giving effect to the issuance and sale of 1,250,000 ordinary shares by us in this offering, assuming the underwriters do not exercise their option to purchase additional shares.

As of the date of this prospectus, none of our shareholders is in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for a description of issuances of ordinary shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Other Related Party Transactions

Related party transactions in the years ended December 31, 2022 and 2023 are summarized as follows.

a. Accounts receivable

Name	Related party relationship	September 30, 2024 (unaudited)	December 31, 2023	December 31, 2022
			(in USD)
Wuhu Dingheng Lanhua Mould Remanufacturing Technology Co., Ltd.	49% equity owned by Xin Zhang, chairman of the board and controlling shareholder of International Co.	$—	$5,949	$17,587
Subtotal		—	5,949	17,587
Less: allowance for doubtful accounts		—	—	—
Total accounts receivable, net – related parties		$—	$5,949	$17,587

b. Due from related parties

Name	Related party relationship	September 30, 2024 (unaudited)	December 31, 2023	December 31, 2022
			(in USD)
Xin Zhang	Chairman of the board and controlling shareholder of International Co.	$—	$100,903	$103,868
Total due from related parties		$—	$100,903	$103,868

As of September 30, 2024, and December 31, 2023 and 2022, the balance due from a related party, Wuhu Dingheng Lanhua Mould Remanufacturing Technology Co., Ltd., which was 49% owned by Mr. Xin Zhang, was $nil, $5,949, and $17, 587, respectively.

As of September 30, 2024, December 31, 2023 and 2022, the balance due from a related party, Mr. Xin Zhang, was $nil, $100,903 and $103,868, respectively. The balance is due upon request and non-interest bearing. Mr. Xin Zhang repaid the loan to the Company in April and June 2024. As of the date of this prospectus, 100% of the balance outstanding as of December 31, 2023 has been fully collected.

c. Due to related parties

Name	Related party relationship	September 30, 2024 (unaudited)	December 31, 2023	December 31, 2022
			(in USD)
Zhucheng Zhang	Director of International Co.; owns more than 5% of International Co.’s voting securities and father of Xin Zhang	$2,448,416	$3,371,933	$3,361,605
Ting Han	Wife of Mr. Xin Zhang, chairman of the board and controlling shareholder of International Co.	—	4,389	—
Wuhu Qinhui Mould Manufacturing Co., Ltd.	25% equity owned by Mr. Xin Zhang, chairman of the board and controlling shareholder of International Co.	300,953	309,453	320,288
Total due to related parties		$2,749,369	$3,685,775	$3,681,893

The balance due to related parties was mainly comprised of advances from related individuals and an entity which Mr. Xin Zhang exercises significant influence over due to his ownership of a 25% interest in the voting power in that entity. The proceeds are used for working capital during our normal course of business. These advances are non-interest bearing and due on demand.

d. Revenue from related parties

Name	Related party relationship	For the period from January 1, 2024 through September 30, 2024 (unaudited)	For the Years Ended December 31,
			2023	2022
			(in USD)
Wuhu Dingheng Lanhua Mould Remanufacturing Technology Co., Ltd.	49% owned by Mr. Xin Zhang, chairman of the board of directors and controlling shareholder of International Co.	$—	$25,888	$52,106
Total revenue from related parties		$—	$25,888	$52,106

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and immediately prior to the completion of this offering, our affairs will be governed by our post-offering memorandum and articles of association, as amended and restated from time to time, the Companies Act, and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital is US$50,000 divided into 800,000,000 ordinary shares of par value US$0.0000625 each. There are 16,000,000 issued and outstanding shares, all of which have not been paid.

The following description of our share capital and provisions of our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering are summaries and are qualified by reference to the post-offering memorandum and articles of association. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

Ordinary Shares

Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

•        the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

•        our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

A resolution put to a vote at a shareholder meeting shall be decided on a poll. Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, if shares are divided into separate classes, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•        either alone or jointly with any other person, whether or not that other person is a shareholder; and

•        whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Companies Act.

Redemption and Purchase of Own Shares

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

•        issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

•        with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•        purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to any applicable requirements set forth in the Articles and provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

•        where the ordinary shares are fully paid, by or on behalf of that shareholder; and

•        where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into our register of members.

Where the ordinary shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        the Ordinary Share transferred is fully paid and free of any lien in favor of us;

•        any fee related to the transfer has been paid to us; and

•        the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they are required, within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Liquidation

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least five clear days’ notice of a general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting. The quorum shall then elect the chairman of the meeting, who may be, but not necessarily is, the chairman of the board of directors.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. A poll should be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting.

In the case of a tie of votes, whether on a show of hands or on a poll, the chairman of the meeting shall be entitled to a second and casting vote.

Register of Members

Under the Companies Act, we must keep a register of members containing the following information:

•        the names and addresses of our shareholders, and, a statement of the shares held by each member, which: (i) distinguishes each share by its number (so long as the share has a number); (ii) confirms the amount paid, or agreed to be considered as paid, on the shares of each member; and (iii) confirms the number and category of shares held by each member; and

•        confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a shareholder; and

•        the date on which any person ceased to be a shareholder.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Companies Act to inspect or obtain copies of our register of members or our corporate records(except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company).

Changes in Capital

Subject to the Companies Act, our shareholders may, by ordinary resolution:

•        increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•        consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•        convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

•        sub-divide our ordinary shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•        cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way permitted under the Companies Act.

Exempted Company

We are an exempted company with limited liability under the Companies Act of the Cayman Islands. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. A Cayman Islands exempted company:

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to make its register of members open to inspection by shareholders of that company;

•        does not have to hold an annual general meeting;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as an exempted limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We intend to rely on home country practice with respect to our corporate governance after we complete with this offering. If we choose to follow home country practice after we complete this offering, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of the United Kingdom.

In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

•        an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•        an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

•        an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, will provide to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and in good faith for what they believe to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our post-offering articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering will provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering will allow any one or more of our shareholders who together hold not less than 10% of the rights to vote to requisition a general meeting of our shareholders, in which case our Board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed by an ordinary resolution of our shareholders. A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months, or (v) is removed from office pursuant to any other provisions of our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. Cayman Islands law has no comparable statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our post-offering memorandum and articles of association, which will become effective immediately prior to completion of this offering, on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances during the past three years:

	Name of Shareholder	Number of Ordinary Shares Issued	Percentage
1	Zhuo Cheng International Limited 卓成国际有限公司	3,200,000	20%
2	Xin Zhuo International Limited 欣卓国际有限公司	12,800,000	80%
	Total	16,000,000	100%

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. We intend to apply to list our ordinary shares on the Nasdaq Stock Market. Upon completion of this offering, assuming no exercise of the underwriters’ over-allotment option, we will have outstanding shares held by public shareholders, representing approximately [__]% of the issued and outstanding ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could materially adversely affect prevailing market prices of our ordinary shares.

Lock-up Agreements

We have agreed not to, for a period of 180 days from the date of this prospectus, subject to certain exceptions, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, except in this offering, any ordinary shares, without the prior written consent of the Representative.

Furthermore, each of our directors and executive officers and any existing holders of our ordinary shares will enter into a similar lock-up agreement for a period of 180 days from the date of the commencement of sales of this offering, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares.

We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of our ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•        1% of the number of our ordinary shares then outstanding, which will equal approximately [__________] ordinary shares immediately after this offering (or [__________] ordinary shares if the underwriters exercise their option to purchase additional shares in full); or

•        the average weekly trading volume of the ordinary shares on the Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased our ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following discussion of material PRC, Cayman Islands, and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local, and other tax laws or under tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Island tax law, it represents the opinion of Ogier, our Cayman Islands legal counsel; to the extent it relates to PRC tax law, it is the opinion of AllBright Law Offices, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Mainland PRC Taxation

Income Tax and Withholding Tax

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, or EIT Law, which became effective on January 1, 2008 (as amended in December 2018). The EIT Law provides that enterprises organized under the laws of jurisdictions outside Mainland China with their “de facto management bodies” located within Mainland China may be considered Mainland PRC resident enterprises and therefore subject to EIT at the rate of 25% on their worldwide income. The Implementing Rules of the EIT Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise.

In April 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a Mainland PRC-controlled enterprise that is incorporated offshore is deemed to be located in Mainland China. Although Circular 82 only applies to offshore enterprises controlled by Mainland PRC enterprises or Mainland PRC enterprise groups, not offshore enterprises controlled by Mainland PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a Mainland PRC tax resident by virtue of having a “de facto management body” in Mainland China and will be subject to Mainland PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of Mainland China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of Mainland China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of Mainland China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of Mainland China.

The Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version), or Bulletin 45, further clarifies certain issues related to the determination of tax resident status. Bulletin 45 also specifies that when provided with a resident Chinese-controlled, offshore-incorporated enterprise’s copy of its recognition of residential status, a payer does not need to withhold a 10% income tax when paying certain Mainland PRC-source income, such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.

We believe that our Cayman Islands holding company, Qinhui Technology International Co., Ltd, is not a Mainland PRC resident enterprise for Mainland PRC tax purposes. Qinhui Technology International Co., Ltd. is a company incorporated outside Mainland China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, within Mainland China. As such, we do not believe that our company meets all of the conditions above or is a Mainland PRC resident enterprise for Mainland PRC tax purposes. For the same reasons, we believe our other entities outside Mainland China are not Mainland PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If we are deemed a Mainland PRC resident enterprise for EIT purposes, we would be subject to the EIT at the rate of 25% on worldwide income and a number of unfavorable PRC tax consequences could follow.

One example is a 10% withholding tax would be imposed on dividends we pay to our non-Mainland PRC enterprise shareholders and with respect to gains derived by our non-Mainland PRC enterprise shareholders from transferring our ordinary shares. It is unclear whether, if we are considered a Mainland PRC resident enterprise, holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between Mainland China and other countries or areas.

According to Circular 7, if a non-resident enterprise transfers the equity interests of a Mainland PRC resident enterprise indirectly by transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a Mainland PRC resident enterprise in the public securities market) without a reasonable commercial purpose, PRC tax authorities have the power to reassess the nature of the transaction and the indirect equity transfer may be treated as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to Mainland PRC withholding tax at a rate of up to 10%.

Under the terms of Circular 7, a transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes if:

•        over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from Mainland PRC taxable properties;

•        at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within Mainland PRC territories, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from Mainland PRC territories;

•        the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; or

•        the foreign income tax imposed on the indirect transfer is lower than the Mainland PRC tax imposed on the direct transfer of the Mainland PRC taxable properties.

On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or Circular 37, which took effect on December 1, 2017. Circular 37 purports to provide further clarifications by setting forth the definitions of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of the withholding amount and the date on which the withholding obligation arises.

Specifically, Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-Mainland PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

There is uncertainty as to the application of Circular 7 and Circular 37. Circular 7 and Circular 37 may be determined by the PRC tax authorities to be applicable to transfers of our ordinary shares that involve non-resident investors, if any of such transactions were determined by the tax authorities to lack a reasonable commercial purpose.

As a result, we and our non-resident investors in such transactions may become at risk of being taxed under Circular 7 and Circular 37, and we may be required to comply with Circular 7 and Circular 37 or to establish that we should not be taxed under the general anti-avoidance rule of the EIT Law. This process may be costly and have a material adverse effect on our financial condition and results of operations.

Value-added Tax

Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business Tax, or Circular 36, which was promulgated by the Ministry of Finance and the SAT on March 23, 2016 and became effective on May 1, 2016, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of Mainland PRC are required to pay value added tax, or VAT, instead of business tax.

According to the Circular 36, our Mainland PRC subsidiaries and consolidated affiliated entity are subject to VAT, at a rate of 6% to 17% on proceeds received from customers.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% tax rates are lowered to 16%.

According to the Circular on Policies to Deepen Value-added Tax Reform, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ordinary shares by a U.S. Holder (as defined below) that acquires the ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, any withholding or information reporting requirements, or any state, local and non-U.S. tax considerations relating to the ownership or disposition of our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        banks and other financial institutions;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a market-to-market method of accounting;

•        certain former U.S. citizens or long-term residents;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities (including private foundations);

•        holders who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        investors that will hold our ordinary shares as part of a straddle, hedging, conversion or other integrated transaction for U.S. federal income tax purposes;

•        persons holding shares in connection with a trade or business outside the United States;

•        persons that actually or constructively own 10% or more of our voting power or value;

•        investors required to accelerate the recognition of any item of gross income with respect to their ordinary shares as a result of such income being recognized on an applicable financial statement;

•        investors that have a functional currency other than the U.S. dollar;

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding our ordinary shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase our ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ordinary shares.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in § 1297(a) of the Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations, current and projected income and assets, and the composition of our income and assets (taking into account the current and expected income generated from our investment products purchased from banks), we do not expect to be treated as a PFIC for the current taxable year or the foreseeable future under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of our ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold our ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold our ordinary shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to our ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold our ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for our ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for our ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of our ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under § 1296 of the Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) our ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “Taxation of Dividends and Other Distributions on Our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If our ordinary shares are regularly traded on Nasdaq and if you are a holder of the ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under § 1295(b) of the Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold our ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of our ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your shares for tax purposes.

§ 1014(a) of the Code provides for a step-up in basis to the fair market value for our ordinary shares when inherited from a decedent that was previously a holder of our ordinary shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ordinary shares, or a mark-to-market election and ownership of those shares are inherited, a special provision in § 1291(e) of the Code provides that the new U.S. Holder’s basis should be reduced by an amount equal to the § 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our ordinary shares from a U.S. Holder to not get a step-up in basis under § 1014 and instead will receive a carryover basis in those shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of distributions made by us to you with respect to our ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if our ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, our ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in the ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ordinary share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held our ordinary shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under § 3406 of the Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold our ordinary shares.

UNDERWRITING

We expect to enter into an underwriting agreement with Kingswood Capital Partners, LLC, as the Representative of the several underwriters named therein, with respect to the ordinary shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters have severally agreed to purchase, and we have agreed to sell to the underwriters 1,250,000 ordinary shares provided below opposite their respective names.:

Underwriter	Number of Ordinary Shares
Kingswood Capital Partners, LLC.

Total

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such ordinary shares are taken. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ option to purchase additional ordinary shares described below.

Over-Allotment Option

We have granted the underwriters an option, exercisable during the 45-day period after the closing of this offering, to purchase up to 15% additional ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

Discounts and Expenses

The underwriters will offer the ordinary shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[____] per ordinary share. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to their receipt and acceptance and subject to their right to reject any order in whole or in part.

The underwriting discounts are equal to 7.0% of the total gross proceeds of this offering.

The following table shows the per ordinary share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional [_____] ordinary shares.

	Per Ordinary Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price
Underwriting discounts to be paid by us
Proceeds, before expenses, to us

We have agreed to pay to the Representative a non-accountable fee of 1% of the gross proceeds received by us from the sale of the ordinary shares in the offering upon closing of this offering.

We have agreed to pay to the Representative a total of $60,000 in consideration for the Representative’s advisory services. Of this amount, $30,000 has been paid by us, and the remaining $30,000 will be paid at the closing of this offering.

We have agreed to pay certain expenses relating to the offering, including, without limitation: (a) all filing fees and expenses relating to the registration of the securities under this offering with the Commission; (b) all fees and expenses relating to the listing of the ordinary shares on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdiction as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the Representative’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Representative; (g) the fees and expenses of the Company’s accountants; (h) all filing fees and communication expenses associated with the review of the offering by FINRA.

We have also agreed to reimburse Representative up to a maximum of $190,000 for its reasonable out-of-pocket expenses in connection with the performance of its services for the purpose of the offering regardless of whether the offering is successfully closed., including but not limited to Representative’s counsel(s) fees, expenses associated with D&O background check, roadshow, and third-party financial due diligence.

We paid an expense deposit of $60,000 to the Representative upon the execution of the engagement letter between us and the Representative for the Representative’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have applied to list our ordinary shares on Nasdaq Stock Market under the symbol “QHT.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Underwriter Warrants

In addition, we have agreed to issue to the Representative or its designees at the closing of the offering, and each closing of the over-allotment option, warrants (the “Underwriter Warrants”) to purchase a number of our ordinary shares equal to 3% of the aggregate number of shares sold in this offering. The Underwriter Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six months from the closing date of this offering, at a price per ordinary share equal to 115% of the public offering price per ordinary share. The Underwriter Warrants may be exercised cashless.

The Underwriter Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Underwriter Warrants nor any of the ordinary shares issued upon exercise of the Underwriter Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of this offering. In addition, although the Underwriter Warrants and the underlying shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the Underwriter Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights no more than seven years from the commencement of sale of the Offering at the Company’s expense) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the ordinary shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of ordinary shares or ordinary shares equivalents at prices (or with exercise and/or conversion prices) below the offering price in this offering, as permitted under FINRA Rule 5110(g)(8).

Lock-Up Agreements

We and each of our successors have agreed not to, for a period of 180 days from the date of this prospectus, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, except in this offering, any ordinary shares, without the prior written consent of the Representative.

Furthermore, each of our directors and executive officers and any existing holders of our ordinary shares will enter into a similar lock-up agreement for a period of 180 days from the date of the commencement of sales of this offering, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares.

Right of First Refusal

We have agreed to grant the Representative a right of first refusal for a period of twelve months after the closing of this offering, to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve-month period, of us or any successor to or any current or subsidiary of us.

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for our ordinary shares. The initial public offering price of our ordinary shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of our ordinary shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Our Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ordinary shares to selling group members for sale to its online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our ordinary shares. Specifically, the underwriters may sell more ordinary shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of our ordinary shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional ordinary shares or purchasing our ordinary shares in the open market. In determining the source of our ordinary shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of our ordinary shares compared to the price available under the option to purchase additional ordinary shares. The underwriters may also sell our ordinary shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing our ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when an underwriter or dealer repays selling concessions allowed to it for distributing shares in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our ordinary shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq Stock Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our ordinary shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of our ordinary shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or our ordinary shares, where action for that purpose is required. Accordingly, our ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and non-accountable expense allowance, expected to be incurred in connection with the offer and sale of our ordinary shares. Except for the SEC registration fee, the Nasdaq Stock Market listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

Legal Fees and Other Expenses	$
Accounting Fees and Expenses	$
Nasdaq Capital Market Listing Fee	$
Printing Expenses	$
Transfer Agent Expenses	$
Securities and Exchange Commission Registration Fee	$
FINRA Filing Fee	$
Miscellaneous Expenses	$
Total	$

We will bear these expenses and the underwriting discounts incurred in connection with the offer and sale of our ordinary shares by us.

LEGAL MATTERS

We are being represented by APAC Legal PLLC with respect to certain legal matters as to United States federal securities law. The Representative is represented by Greenberg Traurig LLP with respect to certain legal matters as to United States federal securities law. The validity of the ordinary shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to Mainland PRC law will be passed upon for us by AllBright Law Offices and for the Representative by Beijing DOCVIT Law Firm.

APAC Legal PLLC may rely upon Ogier with respect to matters governed by Cayman Islands law and AllBright Law Offices with respect to matters governed by Mainland PRC law. Greenberg Traurig LLP may rely upon Beijing DOCVIT Law Firm with respect to matters governed by Mainland PRC law.

EXPERTS

The consolidated financial statements of Qinhui Technology International Co., Ltd. as of December 31, 2022 and 2023, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of YCM CPA INC., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of YCM CPA INC. is located at 4482 Barranca Pkwy, Suite 239, Irvine, CA 92604.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering our ordinary shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about our ordinary shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

Qinhui Technology International Co., Ltd.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the shareholders of
Qinhui Technology International Co., Ltd

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Qinhui Technology International Co., Ltd and its subsidiaries (collectively, the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive income(loss), changes in shareholders’ equity, and cash flows for the years ended December 31, 2023 and 2022 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ YCM CPA INC.

We have served as the Company’s auditor since 2024.
PCAOB ID 6781
Irvine, California
February 11, 2025

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$545,648	$493,691
Note receivables	2,957,974	1,583,078
Accounts receivable, net	14,427,550	11,537,847
Accounts receivable, net – related parties	5,949	17,587
Inventories	2,782,282	3,411,858
Advances to suppliers	1,116,452	156,458
Amount due from related parties, current	100,903	103,868
Deferred offering cost	286,769	—
Prepaid expenses and other current assets, net	76,806	75,932
Total current assets	22,300,333	17,380,319

Non-current assets
Property and equipment, net	4,052,761	3,785,982
Intangible assets, net	498,080	526,575
Right-of-use assets, net	85,762	8,282
Other non-current assets	42,254	43,496
Total non-current assets	4,678,857	4,364,335
TOTAL ASSETS	$26,979,190	$21,744,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$6,352,202	$6,031,433
Accounts payable	13,560,911	9,487,753
Advances from customers	238,672	48,632
Amount due to related parties	3,685,775	3,681,893
Accrued expenses and other payables	935,242	1,218,514
Operating lease liabilities, current	37,071	—
Total current liabilities	24,809,873	20,468,225

Non-current liabilities
Other non-current liabilities	416,837	791,279
Operating lease liabilities, non-current	38,832	—
Total non-current liabilities	455,669	791,279
Total liabilities	25,265,542	21,259,504

Commitments and contingencies

Shareholders’ equity
Ordinary shares, par value $0.0000625, 800,000,000 shares authorized, 16,000,000* shares and 16,000,000* shares issued and outstanding	1,000	1,000
Additional paid-in capital	4,045,039	3,180,408
Accumulated deficit	(2,589,276)	(2,977,884)
Accumulated other comprehensive income	226,240	212,938
Total equity attributable to Qinhui’s shareholders	1,683,003	416,462
Non-controlling interests	30,645	68,688
Total Equity	1,713,648	485,150
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,979,190	$21,744,654

____________

*:       Retrospectively restated for the Reorganization and Recapitalization as described in Note 1 and for the effect of the share split as described in Note 16.

The accompanying notes are an integral part of these consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2023	2022
Net revenues	$30,037,148	$19,672,723
Net revenues from third parties	30,011,260	19,620,617
Net revenues from related parties	25,888	52,106
Cost of revenues	(25,698,509)	(19,744,189)
Gross profit (loss)	4,338,639	(71,466)

Operating expenses:
Selling and marketing expenses	(710,849)	(357,565)
Research and development expenses	(1,024,884)	(489,042)
General and administrative expenses	(1,405,686)	(1,504,258)
Total operating expenses	(3,141,419)	(2,350,865)

Loss (loss) from operations	1,197,220	(2,422,331)

Other income	55,667	90,648
Government subsidy income	619,814	36,470
Interest expenses	(627,021)	(563,868)
Total other income (expenses), net	48,460	(436,750)

Income (loss) from before income tax expense	1,245,680	(2,859,081)

Income tax benefits/(expenses)	—	—
Net income (loss)	1,245,680	(2,859,081)

Less: net income (loss) attributable to non-controlling interests	857,072	(791,902)
Net income (loss) attributable to Qinhui’s shareholders	388,608	(2,067,179)

Net income (loss)	1,245,680	(2,859,081)
Foreign currency translation difference	(17,182)	(199,843)
Comprehensive (income) loss	$1,228,498	$(3,058,924)

Less: comprehensive income (loss) attributable to non-controlling interests	826,588	(841,846)
Comprehensive income (loss) attributable to Qinhui’s shareholders	$401,910	$(2,217,078)

Net loss per ordinary share:
Basic and diluted*	$0.02	$(0.13)
Weighted average shares outstanding
Basic and diluted*	16,000,000	16,000,000

____________

*:       Retrospectively restated for the Reorganization and Recapitalization as described in Note 1 and for the effect of the share split as described in Note 16.

The accompanying notes are an integral part of these consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total equity attributable to Qinhui’s shareholders	Non- controlling interests	Total equity
	Share*	Amount
Balance at December 31, 2021	16,000,000	$1,000	$3,180,408	$(910,705	$362,837	$2,633,540	$910,534	$3,544,074
Net loss	—	—	—	(2,067,179)	—	(2,067,179)	(791,902)	(2,859,081)
Foreign currency translation adjustment	—	—	—		(149,899)	(149,899)	(49,944)	(199,843)
Balance at December 31, 2022	16,000,000	1,000	3,180,408	(2,977,884)	212,938	416,462	68,688	485,150
Net income	—	—	—	388,608	—	388,608	857,072	1,245,680
Non-controlling interests acquired	—	—	864,631	—	—	864,631	(864,631)	—
Foreign currency translation adjustment	—	—	—	—	13,302	13,302	(30,484)	(17,182)
Balance at December 31, 2023	16,000,000	$1,000	$4,045,039	$(2,589,276)	$226,240	$1,683,003	$30,645	$1,713,648

____________

*:       Retrospectively restated for the Reorganization and Recapitalization as described in Note 1 and for the effect of the share split as described in Note 16.

The accompanying notes are an integral part of these consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,245,680	$(2,859,081)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in inventory reserve	4,451	47,108
Bad debt expenses	61,665	7,759
Depreciation and amortization	783,093	745,204
Amortization of right-of-use asset	34,968	33,071
Loss on disposal of property and equipment	61,317	22,606

Changes in operating assets and liabilities:
Accounts receivable	(3,286,103)	2,741,743
Notes receivable	(1,423,903)	(823,312)
Inventories	529,146	(189,034)
Amount due from related parties	11,167	(18,027)
Advances to suppliers	(970,353)	(93,134)
Prepaid expenses and other current assets	(3,050)	(21,654)
Other non-current assets	—	29,722
Accounts payable	4,355,687	(39,104)
Advances from customers	191,942	26,750
Accrued expenses and other current liabilities	(249,149)	(866,756)
Lease liabilities	(36,787)	(33,071)
Other non-current liabilities	(352,796)	710,620
Net cash provided by (used in) operating activities	956,975	(578,590)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,206,784)	(555,616)
Proceeds from disposal of property and equipment	—	2,196
Loans to related parties	—	(74,305)
Net cash used in investing activities	(1,206,784)	(627,725)

CASH FLOWS FORM FINANCING ACTIVITIES
Proceeds from short-term bank loans	8,205,172	6,717,194
Repayments of short-term bank loans	(7,710,884)	(6,850,944)
Loans provided by related parties	238,643	1,980,788
Repayment of loans provided by related parties	(129,351)	(308,474)
Deferred offering cost	(287,539)	—
Net cash provided by financing activities	316,041	1,538,564

Effect of exchange rate changes	(14,275)	(22,061)

Net increase in cash and cash equivalents	51,957	310,188

Cash and restricted cash, beginning of the year	493,691	183,503
Cash and restricted cash, end of the year	$545,648	$493,691

Supplemental disclosures of cash flow information:
Interest expense paid	$—	$496,802

Supplemental disclosures of non-cash activities:
Increase in ROU and Lease Liabilities for new lease agreements	$112,894	$—

The accompanying notes are an integral part of these consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Qinhui Technology International Co., Ltd. (“Qinhui Cayman” or the “Company”, together with its subsidiaries, the “Group”) was incorporated on January 19, 2024 under the laws of the Cayman Islands with limited liability.

Qinhui Cayman owns 100% of the equity interest in Qinhui Development International Limited (“Qinhui BVI”), a holding company incorporated on February 5, 2024, in accordance with the laws in the British Virgin Islands.

Qinhui BVI owns 100% of the equity interest in Qinhui Technology (HK) Limited (“Qinhui HK”), a business company incorporated in accordance with the laws and regulations of Hong Kong on March 6, 2024.

Qinhui HK owns 100% of the equity interest in Anhui Qinhui Intelligent Machinery Co., Ltd. (“Qinhui WFOE”), a business company incorporated in accordance with the laws and regulations of the People’s Republic of China (“China” or “PRC”) on June 11, 2024.

Qinhui Cayman, Qinhui BVI, Qinhui HK and WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, the main operating activities of the Group were carried out by Wuhu Qinhui Technology Co., Ltd. (“Qinhui Technology”) and Wuhu City Qinhui Auto Parts Manufacturing Co., Ltd. (“Qinhui Manufacturing”, together with Qinhui Technology, the “Operating Subsidiaries”). Qinhui Technology was established on July 20, 2009 under the laws and regulations of the PRC. Qinhui Manufacturing was established on March 19, 2002 under the laws and regulations of the PRC.

The Group through the Operating Subsidiaries are primarily engaged in the design, manufacture and distribution of auto parts and accessories and related products.

Reorganization and Recapitalization

In the preparation of an initial public offering (“IPO”) of the equity securities of the Company, on June 18, 2024, Qinhui WFOE, Qinhui Technology, Qinhui Manufacturing, the shareholders of Qinhui Technology and Qinhui Manufacturing, entered into a Share Transfer Agreement (the “Agreement”), pursuant to which, the Shareholders of Qinhui Technology and Qinhui Manufacturing transferred 100% of their interest in Qinhui Technology and Qinhui Manufacturing to Qinhui WFOE. The transaction is closed on the same date as the Agreement and Qinhui Technology and Qinhui Manufacturing became 100% owned subsidiaries of Qinhui WFOE, and ultimately subsidiaries of the Company (the “Reorganization”). Prior to this transfer of the ownership interest in Qinhui Technology and Qinhui Manufacturing, the same controlling shareholders, collectively owned 96%, 96%, and 100% of the equity interest in Qinhui Technology, Qinhui Manufacturing and Qinhui Cayman, respectively. Due to the fact that the Company and its subsidiaries were effectively controlled by the Zhang Family immediately before and after the Reorganization as discussed above, the Reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the all the periods present.

The consolidated financial statements of the Group include the following entities:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Qinhui Technology International Co., Ltd. (“Qinhui Cayman”)	January 19, 2024	Cayman Islands	Parent	Investment holding
Qinhui Development International Limited (“Qinhui BVI”)	February 5, 2024	British Virgin Islands	100% owned by Qinhui Cayman	Investment holding
Qinhui Technology (HK) Limited (“Qinhui HK”)	March 6, 2024	Hong Kong	100% owned by Qinhui BVI	Investment holding

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Anhui Qinhui Intelligent Machinery Co., Ltd. (“Qinhui WFOE”)	June 11, 2024	PRC	100% owned by Qinhui HK	WFOE, investment holding
Wuhu Qinhui Technology Co., Ltd. (“Qinhui Technology”)	July 20, 2009	PRC	95% owned by Qinhui WFOE*	Design, development, manufacturing and sales of auto parts and accessories
Wuhu City Qinhui Auto Parts Manufacturing Co., Ltd. (“Qinhui Manufacturing”)	March 19, 2002	PRC	100% owned by Qinhui WFOE	Design, development, manufacturing and sales of auto parts and accessories

____________

*        Mr. Xin Zhang, Chairman of the Company’s Board of Directors and majority shareholder of the Company acquired the 5% ownership interest from the non-controlling interests holder in February 2024. Please refer to footnote 16 for further description.

As of December 31, 2023, the Company had approximately US$0.5 million in cash and cash equivalents and negative working capital of US$2.5 million. As of December 31, 2022, the Company had approximately US$0.5 million in cash and cash equivalents and negative working capital of US$3.1 million.

The Company’s net cash flow provided by operating activities for the year ended December 31, 2023 was approximately US$1 million, which was primarily attributable to the Company’s net income, offset by net investment in its working capital. Historically, the Company’s principal source of cash came from its operational income and loans from related parties and financial institutions. In assessing the liquidity, management monitors and analyzes the Company’s cash and cash equivalents, the Company’s ability to generate sufficient cash flows from operating activities, and the Company’s operating and capital expenditure commitments. With respect to capital funding requirements, the Company budgeted capital spending based on ongoing assessment of needs to maintain adequate cash. The Company expects to finance its capital requirements and capital expenditures from operating, borrowings from financial institutions and financial support from its related parties.

To mitigate the risk associated with the negative working capital, management has developed specific business plans. Key actions taken from January 1, 2024, through the date of this prospectus include: i) borrowing an additional approximately $4.1 million (RMB 29,100,000) from financial institutions and successfully renewing short-term borrowings with a balance of approximately $1.2 million (RMB 8,600,000) to support the Company’s operations and liquidity needs; ii) receiving approximately $0.5 million in governmental subsidies aimed at supporting Company’s anticipated IPO, which underscores the government’s commitment to advancing the Company’s sector.

To further optimize cost efficiency and enhance the Company’s liquidity, management has undertaken the following measures: (i) improved inventory management. The Company enhanced its inventory processing efficiency by streamlining workflows and reducing lead times for inventory purchases. The Company reduces the number of storage employees from eight to four. This allows the Company to avoid large prepayments to suppliers and reduce the need to hold excessive inventory long before manufacturing. Consequently, the Company have achieved a more agile supply chain that better aligns with our production cycles. (ii) enhanced operational efficiency. Through an in-depth review of the Company’s internal processes, management identified and eliminated redundant procedures by using one modern crane equipment to replace every four human workers for handling and carrying packages, resulting in a leaner operational structure that enhances productivity across departments and reduced the Company’s overall reliance on dispatched workers. This adjustment not only improves the Company’s responsiveness but also reduces unnecessary operational costs. (iii) supplier negotiations. The Company have proactively renegotiated payment terms with key suppliers to achieve more favorable conditions by changing our payment term to supplier from monthly cash payment to a 45-day banker’s acceptance so as to reduce the short-term cash flow pressure. This initiative has decreased the Company’s short-term cash outflows and provided greater flexibility in managing its working capital.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Taking into consideration all these actions mentioned above, management concluded that the Company could continue as a going concern for at least the next 12 months from the date of this prospectus.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principle of consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the financial statements of the Group and its wholly owned subsidiaries. All inter-Group balances and transactions are eliminated upon consolidation.

Non-controlling interest

For the Group’s consolidated subsidiaries, non-controlling interests are recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of income and comprehensive income (loss) to distinguish the interests from that of the controlling shareholder.

For the year ended December 31, 2022, 28.75% and 25% ownership interests of Qinhui Technology and Qinhui Manufacturing are owned by non-controlling interests holders respectively. On October 18, 2023, Mr. Xin Zhang, chairman of the board of directors of the Group, entered into agreements with certain non-controlling interests holders and acquired 23.75% and 25% ownership interests of Qinhui Technology and Qinhui Manufacturing, respectively. Upon the completion of this transaction, Zhang family collectively owned 95% ownership interest in Qinhui Technology and owned 100% ownership interest in Qinhui Manufacturing.

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, the net realizable value of inventories, useful lives of property, plant and equipment, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Group maintains most of its bank accounts in the PRC. The deposits held by banks are insured by the government authority with a maximum limitation of RMB 500,000 (approximately $70,424) per depositor per bank. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2023 and 2022, the Company did not have any cash equivalents.

Expected credit loss

The Group adopted Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) 326 “Financial Instruments — Credit Losses” (“ASC 326”) on January 1, 2023 by applying the modified retrospective approach. The adoption of ASC 326 did not have a material impact on the Group’s consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group’s notes receivable, accounts receivable, amount due from related parties and other receivables which is included in the prepaid expenses and other current assets, net line item in the consolidated balance sheets are within the scope of ASC 326. ASC 326 introduces an approach based on expected credit losses on financial assets at amortized cost. Upon adoption of ASC 326, the Group estimates the expected credit losses for notes receivable and accounts receivable using the roll-rate method on a collective basis when similar risk characteristics exist. The roll-rate method stratifies the receivables balance by delinquency stages and projected forward in three-month increments using historical roll rate. In each year of the simulation, losses on the receivables are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. The loss rate calculated for each delinquency stage is then adjusted for both current and forecasts of economic conditions. The management then applied the adjusted loss rate to respective receivables balance. For amount due from related parties and other receivables, the Group uses the loss-rate method to evaluates the expected credit losses on an individual basis. When establishing the loss rate, the Group makes the assessment on various factors, including historical experience, credit-worthiness of debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the debtors. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are included in general and administrative expenses in the consolidated statements of comprehensive income (loss). After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Notes receivable

Notes receivable mainly represents the Group’s commercial acceptance bills received from customers in exchange for goods or services that it has transferred to customers. The carrying value of notes receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected. The allowance for credit losses as of December 31, 2023 and 2022 was $nil.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. Accounts receivable is recognized in the period when the Group has unconditional right to consideration for goods and services provided to its customers. The allowance for credit losses as of December 31, 2023 and 2022 was $79,549 and $21,973, respectively.

Inventories

Inventories are stated at lower of cost or net realizable value using the weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. Write-down is recorded when future estimated net realizable value is less than cost, which is recorded in cost of revenue in the consolidated statements of comprehensive income (loss). The Group periodically evaluates inventories against their net realizable value, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and future demand of each type of inventories. The reversal of inventory written down is prohibited under the U.S. GAAP.

Advances to suppliers, net

Advance to suppliers consists of balances paid to suppliers for purchase of raw materials and others that have not been used against purchases. Advance to suppliers are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Group considers the assets to be impaired if the utilization of the advance becomes doubtful. The Group continually assesses the factors that affect the supplier’s capability of fulfilling the future purchase orders and then records specific allowances for those advances based on the specific facts and circumstances. Allowance for doubtful accounts amounted to $64,522 and $63,026 as of December 31, 2023 and 2022, respectively.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred offering costs

The Group complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the intended Initial Public Offering (“IPO”). Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to the statement of comprehensive income (loss).

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Group’s financial instruments, including cash and cash equivalent, notes receivable, accounts receivable, amounts due from related parties, other receivable, short-term borrowings, accounts payable, amount due to related parties, accrued liabilities and other payable, and income taxes payable, approximate the fair value of the respective assets and liabilities as of December 31, 2023 and 2022 based upon the short-term nature of the assets and liabilities.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Buildings	20 years
Leasehold improvement	Lesser of useful life and lease term
Machinery and equipment	3 – 10 years
Automobiles	3 – 5 years
Office and electric equipment	3 – 5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of comprehensive income.

Leases

Effective January 1, 2021, the Group adopted ASC 842, Leases. The adoption of this standard did not have a material impact on the Group’s consolidated financial statements. Therefore, no adjustments to opening retained earnings were necessary. The Group leases administrative office, which is classified as operating leases in accordance

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with an initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Group recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, less any lease incentives received. All ROU assets are reviewed for impairment annually. The Group also established a capitalization threshold of $10,000 for lease to be recognized as ROU and lease liability.

Land use rights, net

Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or Group. The government grants individuals and companies the right to use parcels of land for specified periods of time. Land use rights are stated at cost less accumulated amortization. Land use rights are amortized using the straight-line method with the following estimated useful lives:

Useful life
Land use rights	50 years

Impairment of long-lived assets

Long-lived assets with finite lives, primarily property and equipment and land use right are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of December 31, 2023 and 2022.

Revenue recognition

The Group generates its revenues primarily through sales of its products and services and recognizes revenue in accordance with ASC 606. The core principle requires an entity to recognize revenue to depict the transfer of controls over goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Group (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Group records its revenue.

In accordance to ASC 606, the Group recognizes revenue when it transfers goods to customers in an amount that reflects the consideration to which the Group expects to be entitled in such exchange. The Group accounts for the revenue generated from sales of its products on a gross basis as the Group is acting as a principal in these transactions, is responsible for fulfilling the promise to provide customers the specified goods, is subject to inventory risk, and has latitude in establishing prices. All of the Group’s contracts have one single performance obligation as the promise is to transfer the specified goods or services to customers, and there is no other separately identifiable promises in the contracts. The Group’s revenue streams are recognized at a point in time when the control of goods or services

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

is transferred to customer, which generally occurs upon the products or goods have the Group’s services on left the Group’s premises. The Group does not provide other credits or sales incentive to customers. The Group only may accept returns in cases where defects identified in the goods or services provided. Historically, returns are highly immaterial. Revenue is reported net of all value added taxes (“VAT”).

The Group generally offers 1 year warranty for auto parts and accessories. The warranty are assurance type warranty and the Group does not sell the warranty separately to customers. Assurance type warranty is accounted for in accordance with ASC 460-10. Historically, warranty costs incurred was immaterial, and the warranty costs for the years ended December 31, 2023 and 2022 were all $nil.

Contract Assets and Liabilities

Payment terms are established on the Group’s pre-established credit requirements based upon an evaluation of customers’ credit quality. The Group did not have contract assets as of December 31, 2023 and 2022. Contract liabilities are recognized for contracts where payment has been received in advance of delivery of the products or services. The contract liability balance can vary significantly depending on the timing when cash is received and when shipment or delivery occurs. As of December 31, 2023 and 2022, other than advance from customers, the Group had no other contract liabilities or deferred contract costs recorded on its consolidated balance sheets, and the Group had no material incremental costs for obtaining a contract. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

Disaggregation of Revenues

The Group disaggregates its revenue from contracts by product types, as the Group believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Group’s disaggregation of revenues for the years ended December 31, 2023 and 2022 are as the following:

Revenue by product categories

The summary of the Group’s total revenues by product categories for the years ended December 31, 2023 and 2022 was as follows:

	For the years ended December 31,
Revenue stream	2023	2022
Auto parts and accessories
Passenger auto parts and accessories	$8,876,785	$16,255,730
Truck parts and accessories	19,879,238	2,847,738
Other parts and accessories	179,615	73,397
Auto parts and accessories subtotal	28,935,638	19,176,865
Processing fee, die sales and others	1,101,510	495,858
Total revenue	$30,037,148	$19,672,723

Research and development expenses

In connection with the design and development of auto parts and accessories and other products, the Group expense all internal research costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, testing costs, and amortization of land use right, depreciation for property and equipment used in the research and development activities.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Government subsidy

Government grants represent cash subsidies received from the local governments. The Group adopted Accounting Standards Update (“ASU”) 2021-10, “Government Assistance (Topic 832) Disclosures by Business Entities about Government Assistance” on January 1, 2022. Government assistance that falls under other accounting codification topics such as Topic 606 “Revenue from Contracts with Customers” and Topic 740 “Income Taxes” were accounted for under the respective guidance in each applicable topic. Cash subsidies that have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized when received. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business. For cash subsidies received with conditions, the Group initially deferred the recognition of the subsidy income until all conditions are met. Total government subsidy income for the years ended December 31, 2023 and 2022 were $619,814 and $36,470, respectively.

Income taxes

The Group accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended December 31, 2023 and 2022. The Group does not believe there was any uncertain tax provision as of December 31, 2023 and 2022.

The Group’s subsidiary in China are subject to the income tax laws of the People’s Republic of China (“PRC”). No income was generated outside the PRC for the years ended December 31, 2023 and 2022. As of December 31, 2023, the Group’s tax returns of its PRC Subsidiaries filed for the calendar years of 2021 through 2023 remain open for statutory examination by PRC tax authorities.

Value added tax (“VAT”)

Sales revenue is reported net of VAT. The VAT is based on gross sales price and VAT rates range up to 13% in the years ended December 31, 2023 and 2022, depending on the type of products sold. The VAT may be offset by VAT paid by the Group on purchased raw materials and other materials included in the cost of producing or acquiring its finished products. The Group recorded a VAT payable or receivable net of payments in the accompany consolidated financial statements. All of the VAT returns filed for the Group have been and remain subject to examination by the tax authorities for five years from the date of filing.

Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants), using the treasury stock method, as if they had been converted at the beginning of the periods presented, or issuance date, if later. As of December 31, 2023 and 2022, there were no dilutive shares.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Risks and uncertainties

The main operation of the Group is located in the PRC. Accordingly, the Group’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Group’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Group has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Group’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Group’s operations.

In December 2019, a novel strain of coronavirus (COVID-19) was first reported in Wuhan, China and then spread globally. During the period from 2020 through 2022, due to multiple government imposed restrictions and limitation with an efforts to constrain the spread of COVID-19 virus, the Group’s operations were negatively impacted, including temporarily suspension of operations, delays in receiving and shipping goods, delays in collection of payments from customers. Although the spread of the COVID-19 appeared to be under control currently, our PRC operating entities have been gradually recovered from the COVID-19 outbreak, the impact of COVID-19 pandemic or any similar public health epidemic still cannot be accurately predicted at this time, we may experience further negative impact from these public events or conditions.

Additionally, since February, 2022, the global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine which has impacted global prices of some of our major raw materials such as steel. The Group’s operation has not been impacted by the ongoing military conflict, however, due to the significant uncertainties around the further development of the conflict, the potential additional sanctions and other volatilities that could be brought to the global market, it is impossible to predict the extent to which the Group’s operation and business may be impacted.

Foreign currency translation

The functional currency for Qinhui Cayman and all its subsidiaries outside of PRC are U.S Dollar (“US$”). Qinhui Cayman and its subsidiaries outside of PRC currently only serve as holding companies and do not have active operation as of the date of this report. The Group’s functional currency for its PRC subsidiaries is the Chinese Yuan (“RMB”). The Group’s consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”). Assets and liabilities of the Group are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from foreign currency transactions are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	December 31, 2023	December 31, 2022
Year-end spot rate	US$1=RMB7.0999	US$1=RMB6.8972
Average rate	US$1=RMB7.0809	US$1=RMB6.7290

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive income

Comprehensive income consists of two components, net income (loss) and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of comprehensive income (loss).

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Group’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Employee benefit expenses

The Group’s subsidiaries in the PRC participate in a government-mandated employer social insurance plan pursuant to which certain social security benefits, work-related injury benefits, maternity leave insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Group’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred or capitalized in the cost of inventories. Employee social security and welfare benefits included as expenses and capitalized in the cost of inventories in the consolidated statements of comprehensive income (loss) amounted to $2,682,799 and $3,051,597 for the years ended December 31, 2023 and 2022, respectively.

Recent accounting pronouncements

The Group considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures.” This ASU expands required public entities’ segment disclosures, including disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items and interim disclosures of a reportable segment’s profit or loss and assets. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group plans to adopt this guidance effective October 1, 2025 and the adoption of this ASU is not expected to have a material impact on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU requires additional quantitative and qualitative income tax disclosures to enable financial statements users better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This ASU is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group plans to adopt this guidance effective October 1, 2025 and the adoption of this ASU is not expected to have a material impact on its consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

Third Parties	December 31, 2023	December 31, 2022
Accounts receivable	$14,507,099	$11,559,820
Less: allowance for doubtful accounts	(79,549)	(21,973)
Accounts receivable, net	$14,427,550	$11,537,847

The Group’s accounts receivable primarily includes balances due from customers when the products or services have been sold and delivered to customers, the Group’s contracted performance obligations have been satisfied, amount billed and the Group has an unconditional right to payment, which has not been collected as of the balance sheet dates.

Allowance for doubtful accounts movement is as follows:

	December 31, 2023	December 31, 2022
Beginning balance	$21,973	$15,588
Additions	61,412	7,759
Foreign currency translation adjustments	(3,836)	(1,374)
Ending balance	$79,549	$21,973

NOTE 4 — INVENTORIES

Inventories consisted of the following:

	December 31, 2023	December 31, 2022
Raw materials	$1,082,713	$1,695,765
Finished goods	1,748,655	1,762,053
Inventory reserve	(49,086)	(45,960)
Inventories	$2,782,282	$3,411,858

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	December 31, 2023	December 31, 2022
Machinery and equipment	$6,173,722	$5,594,160
Buildings	3,373,343	3,472,481
Office furniture and equipment	20,207	22,953
Automobiles	38,737	—
Subtotal	9,606,009	9,089,594
Less: accumulated depreciation	(5,553,248)	(5,303,612)
Property, plant and equipment, net	$4,052,761	$3,785,982

Depreciation expense was $769,595 and $731,000 for the years ended December 31, 2023 and 2022, respectively.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — LAND USE RIGHT, NET

Land use right, net, consisted of the following:

	December 31, 2023	December 31, 2022
Land use rights	$673,081	$692,862
Less: accumulated amortization	(175,001)	(166,287)
Land use right, net	$498,080	$526,575

Amortization expense was $13,498 and $14,204 for the years ended December 31, 2023 and 2022, respectively.

Estimated future amortization expense for land use rights is as follows:

Years ending December 31,
2024	$13,462
2025	13,462
2026	13,462
2027	13,462
2028	13,462
Thereafter	430,770
$498,080

NOTE 7 — LEASES

The Group’s leasing activities primarily consists of one operating lease for its manufacturing plant. The Company leased a manufacture plant for a period of three years from April 1, 2020 with an annual rent of RMB 228,480 (approximately $32,181). The Company entered into a new lease agreement for the same manufacture plant for another three year term from April 1, 2023. The new lease had an annual rent of RMB 280,000 (approximately $39,437). ASC 842 requires leasee to recognize right-of-use assets and lease liabilities on the balance sheet upon the lease commitment date. As of December 31, 2023 and 2022, the Company right-of-use assets and lease liabilities are as follows.

	As of December 31,
	2023	2022
Operating lease right-of-use assets	$85,762	$8,282
Operating lease liabilities – current	37,071	—
Operating lease liabilities – noncurrent	38,832	—
Total operating lease liabilities	$75,903	$—

The weighted-average remaining lease term and the weighted-average discount rate of leases are as follows:

	As of December 31,
	2023	2022
Weighted-average remaining lease term (years)	2.25	0.25
Weighted-average discount rate	4.75%	4.75%

During the years ended December 31, 2023 and 2022, the Company incurred total operating lease expenses of $40,762 and $34,865, respectively.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LEASES (cont.)

The following table summarizes the maturity of operating lease liabilities as of December 31, 2023:

Year ending December 31,	Amount
2024	$39,362
2025	39,362
2026	—
Total lease payments	$78,724
Less: imputed interest	(2,821)
Total lease liabilities	$75,903

NOTE 8 — SHORT-TERM BANK LOAN

	As of December 31,
Bank Name	2023	2022
Wuhu Yangzi Rural Commercial Bank Co. Ltd. (“Yangzi Rural Bank”)	$1,014,098	$1,043,902
Postal Savings Bank of China Co., Ltd. (“Postal Bank”)	3,859,210	1,072,899
Bank of China (“BoC”)	281,694	289,973
Huishang Bank Corporation Limited (“Huishang Bank”)	704,235	724,932
China Construction Bank Corporation (“CCB”)	—	2,392,275
Yangzi Bank Co., Ltd. (“Yangzi Bank”)	492,965	507,452
	$6,352,202	$6,031,433

On January 5, 2022, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $521,951 (RMB 3,600,000) as working capital loan for one year, with a maturity date of December 4, 2022. The loan had a fixed interest rate of 4.35% per annum. The loan was guaranteed by a third-party, Wuhu High-tech Small and Medium Enterprises Financing Guarantee Co., Ltd. (“Wuhu HSME”) and six related parties of the Company, Mr. Zhucheng Zhang, Director and father of Xin Zhang, Lifen Zhu, Zhucheng Zhang’s wife, Yinhua Xue, who previously owned 23.75% ownership interest in Qinhui Technology prior to October 18, 2023, Liufeng Tang, spouse of Yinhua Xue and previously supervisor of Qinhui Manufacturing, Xin Zhang, CEO and Chairman of the Board of Directors of the Company and Ting Han, wife of Mr. Xin Zhang (each individually, the “Related Party Guarantor”, collectively, the “Related Party Guarantors”). The Group repaid the loan on December 4, 2022.

On January 10, 2022, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $521,951 (RMB 3,600,000) as working capital loan for one year, with a maturity date of January 10, 2023. The loan had a fixed interest rate of 4.35% per annum. The loan was guaranteed by a third-party, Wuhu Minqiang Financing Guarantee (Group) Co., Ltd. (“Wuhu Minqiang”) and the Related Party Guarantors. The Group repaid the loan on January 12, 2023.

On December 7, 2022, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $521,951 (RMB 3,600,000) as working capital loan for one year, with a maturity date of December 7, 2023. The loan had a fixed interest rate of 4.35% per annum. The loan was guaranteed by Wuhu HSME and the Related Party Guarantors. The Group repaid the loan on December 7, 2023.

On January 11, 2023, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $507,049 (RMB 3,600,000) as working capital loan for one year, with a maturity date of January 11, 2024. The loan had a fixed interest rate of 4.35% per annum. The loan was guaranteed by Wuhu Minqiang and the Related Party Guarantors. The Group repaid the loan on the maturity date.

On December 13, 2023, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $507,049 (RMB 3,600,000) as working capital loan for one year, with a maturity date of December 1, 2024. The loan had a fixed interest rate of 3.85% per annum. The loan was guaranteed by Wuhu HSME and four Related Party Guarantors, Mr. Zhucheng Zhang, Ms. Lifen Zhu, Mr. Xin Zhang, and Ms. Ting Han.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SHORT-TERM BANK LOAN (cont.)

On May 26, 2022, Qinhui Technology signed a short-term loan agreement with Postal Bank to borrow $434,959 (RMB 3,000,000) as working capital loan for one year, with a maturity date of May 25, 2023. The loan had a fixed interest rate of 4.15% per annum. The loan was guaranteed by Wuhu HSME. The Company repaid the loan on May 24, 2023.

On May 26, 2022, Qinhui Manufacturing signed a short-term loan agreement with Postal Bank to borrow $637,940 (RMB 4,400,000) as working capital loan for one year, with a maturity date of May 25, 2023. The loan had a fixed interest rate of 4.20% per annum. The loan was guaranteed by Wuhu HSME and five Related Party Guarantors, Mr. Zhucheng Zhang, Ms. Lifen Zhu, Yinhua Xue, Liufeng Tang, and Mr. Xin Zhang. The Group repaid the loan on the May 24, 2023.

On May 26, 2023, Qinhui Technology signed a short-term loan agreement with Postal Bank to borrow $422,541 (RMB 3,000,000) as working capital loan for one year, with a maturity date of May 25, 2024. The loan had a fixed interest rate of 3.95% per annum. The loan was guaranteed by Wuhu HSME and the Related Party Guarantors.

On October 25, 2023, Qinhui Technology signed a short-term loan agreement with Postal Bank to borrow $2,816,943 (RMB 20,000,000) as working capital loan for one year, with a maturity date of October 24, 2024. The loan had a fixed interest rate of 3.65% per annum. The loan was guaranteed by Wuhu HSME and the Related Party Guarantors. In addition, Qinhui Technology pledged its land use right and attached building with carrying value of $2,027,584 to the short-term loan.

On May 29, 2023, Qinhui Manufacturing signed a short-term loan agreement with Postal Bank to borrow $619,727 (RMB 4,400,000) as working capital loan for one year, with a maturity date of May 25, 2024. The loan had a fixed interest rate of 3.95% per annum. The loan was guaranteed by Wuhu HSME and five Related Party Guarantors, Mr. Zhucheng Zhang, Ms. Lifen Zhu, Yinhua Xue, Liufeng Tang, and Mr. Xin Zhang.

On November 14, 2022, Qinhui Technology signed a short-term loan agreement with BoC to borrow $289,973 (RMB 2,000,000) as working capital loan for one year, with a maturity date of November 4, 2023. The loan had a fixed interest rate of 4.00% per annum. The loan was repaid on November 2, 2023.

On November 2, 2023, Qinhui Technology signed a short-term loan agreement with BoC to borrow $281,694 (RMB 2,000,000) as working capital loan for one year, with a maturity date of November 2, 2024. The loan had a fixed interest rate of 3.90% per annum.

On September 28, 2022, Qinhui Technology signed a short-term loan agreement with Huishang Bank to borrow $724,932 (RMB 5,000,000) as working capital loan for one year, with a maturity date of September 27, 2023. The loan had a fixed interest rate of 4.68% per annum. The loan is guaranteed by a third-party, Anhui Science and Technology Financing Guarantee Co., Ltd. (“Anhui STFG”). The Group repaid the loan September 26, 2023.

On September 26, 2023, Qinhui Technology signed a short-term loan agreement with Huishang Bank to borrow $704,235 (RMB 5,000,000) as working capital loan for one year, with a maturity date of September 25, 2024. The loan had a fixed interest rate of 4.20% per annum. The loan is guaranteed by a third-party, Anhui Science and Technology Financing Guarantee Co., Ltd. (“Anhui STFG”) and the Related Party Guarantors.

On April 1, 2022, Qinhui Manufacturing signed a short-term loan agreement with CCB to borrow $2,392,275 (RMB 16,500,000) as working capital loan for one year, with a maturity date of March 31, 2023. The loan had a fixed interest rate of 4.50% per annum. The loan was guaranteed by four Related Party Guarantors, Mr. Zhucheng Zhang, Ms. Lifen Zhu, Yinhua Xue, and Liufeng Tang. The loan was also guaranteed by Qinhui Technology. The Group repaid the loan on March 23, 2023.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SHORT-TERM BANK LOAN (cont.)

On March 27, 2023, Qinhui Manufacturing signed a short-term loan agreement with CCB to borrow $2,323,976 (RMB 16,500,000) as working capital loan for one year, with a maturity date of March 26, 2024. The loan had a fixed interest rate of 4.05% per annum. The loan was guaranteed by four Related Party Guarantors, Mr. Zhucheng Zhang, Ms. Lifen Zhu, Yinhua Xue, and Liufeng Tang. The loan was also guaranteed by Qinhui Technology. The Group repaid the loan on October 23, 2023.

On October 24, 2022, Qinhui Manufacturing signed a short-term loan agreement with Yangzi Bank to borrow $507,452 (RMB 3,500,000) as working capital loan for one year, with a maturity date of October 23, 2023. The loan had a fixed interest rate of 4.35% per annum. The loan was guaranteed by Wuhu Minqiang and four Related Party Guarantors, Mr. Zhucheng Zhang, MS. Lifen Zhu, Yinhua Xue, and Liufeng Tang. The Group repaid the loan on October 23, 2023.

On October 24, 2023, Qinhui Manufacturing signed a short-term loan agreement with Yangzi Bank to borrow $492,965 (RMB 3,500,000) as working capital loan for one year, with a maturity date of October 23, 2024. The loan had a fixed interest rate of 3.85% per annum. The loan was guaranteed by Qinhui Technology and the Related Party Guarantors.

As of December 31, 2023 and 2022, the Company had not unused line of credit. For the years ended December 31, 2023 and 2022, the weighted average interest rate were 4.28% and 4.45%, respectively. The Group incurred interest expenses of $612,553 and $542,559 for the years ended December 31, 2023 and 2022, respectively.

NOTE 9 — RELATED PARTY TRANSACTIONS

a. Accounts receivable — related parties

Accounts receivable — related parties consists of the following:

Name	Related party relationship	December 31, 2023	December 31, 2022
Wuhu Dingheng Lanhua Mould Remanufacturing Technology Co., Ltd.	49% equity owned by Xin Zhang, chairman of the board and controlling shareholder of Qinhui Cayman	$5,949	$17,587
Subtotal		5,949	17,587
Less: allowance for doubtful accounts		—	—
Total accounts receivable, net – related parties		$5,949	$17,587

b. Due from related parties

Due from related parties consists of the following:

Name	Related party relationship	December 31, 2023	December 31, 2022
Xin Zhang	Chairman of the board and controlling shareholder of Qinhui Cayman	$100,903	$103,868
Total due from related parties		$100,903	$103,868

____________

(1)      As of December 31, 2023 and 2022, the balance due from a related party, Mr. Xin Zhang, was $100,903 and $103,868, respectively. The balance is due upon request and non-interest bearing.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS (cont.)

c. Due to related parties

Due to related parties consists of the following:

Name	Related party relationship	December 31, 2023	December 31, 2022
Zhucheng Zhang	Director of Qinhui Cayman; owns more than 5% of Qinhui Cayman.’s voting securities and father of Xin Zhang	$3,371,933	$3,361,605
Ting Han	Wife of Mr. Xin Zhang	4,389	—
Wuhu Qinhui Mould Manufacturing Co., Ltd.	25% equity owned by Mr. Xin Zhang	309,453	320,288
Total due from related parties		$3,685,775	$3,681,893

The balance due to related parties was mainly comprised of advances from related individuals and entities controlled by the Group’s CEO and used for working capital during the Group’s normal course of business. These advances are non-interest bearing and due on demand.

d. Revenue from related parties

Revenue from related parties consists of the following:

Name	Related party relationship	For the Years Ended December 31,
		2023	2022
Wuhu Dingheng Lanhua Mould Remanufacturing Technology Co., Ltd.	49% owned by Mr. Xin Zhang	$25,888	$52,106
Total revenue from related parties		$25,888	$52,106

NOTE 10 — GOVERNMENT SUBSIDY

Government subsidy for the years ended December 31, 2023 and 2022 consists of the followings:

	For the Years ended December 31,
	2023	2022
Government subsidy related to IPO[1]	$564,900	$—
Other government subsidy[2]	54,914	36,470
	$619,814	$36,470

____________

[1]      In April 2022, Wuhu local government announced and implemented the “Several Provisions on Policies Supporting Industrial Development in Wuhu City” (the “Wuhu Policy”) pursuant to which the Wuhu local government would provide subsidies to qualified local businesses to support the industrial development in Wuhu City. According to the Wuhu Policy, the Group will receive an aggregate of RMB 16,000,000 (approximately $2,253,553) from Wuhu local government as subsidy related to its IPO. The grant will be made progressively upon the Company’s achieve each predefined milestones in its IPO process. During the year ended December 31, 2023, the Company achieved the first milestone of signing agreements with all professional service providers in connection with the upcoming IPO and received RMB 4,000,000 (approximately $564,900) from Wuhu local government. The amount was recognized as government subsidy in the year ended December 31, 2023 as the conditions for such benefits were all met as of December 31, 2023.

[2]      In the years ended December 31, 2023 and 2022, the Group also received cash subsidies from local governments with no defined rules and regulations to govern the criteria necessary for it to enjoy the benefits. These benefits are recognized when received.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES

(a) Corporate Income Taxes (“CIT”)

The Group is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Cayman Islands

Under the current laws of the Cayman Islands, the Group is not subject to tax on income or capital gain. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Group to its shareholders.

British Virgin Islands

Under the current laws of the British Virgin Islands, the Group is not subject to tax on income or capital gain. In addition, no British Virgin Islands withholding tax will be imposed upon the payment of dividends by the Group to its shareholders.

Hong Kong

Qinhui HK is subject to Hong Kong profits tax at a rate of 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. However, it did not generate any assessable profits arising in or derived from Hong Kong for the years ended December 31, 2023 and 2022, and accordingly no provision for Hong Kong profits tax has been made in these periods.

PRC

The Group’s subsidiaries that are incorporated in the PRC are subject to the PRC Enterprise Income Tax. Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (“FIE”) are subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemptions may be granted on case-by-case basis.

The components of the income tax provision are as follows:

	For the years ended December 31,
	2023	2022
Current tax provision
Outside of PRC	$—	$—
Inside of PRC	231,871	—
	231,871	—
Deferred tax provision (benefit)
Outside of PRC	—	—
Inside of PRC	(231,871)	—
	(231,871)	—
Total income tax provision	$—	$—

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES (cont.)

Deferred tax assets, net are composed of the following:

	For the years ended December 31,
	2023	2022
Deferred tax assets:
Net operating loss carry-forwards	$1,006,020	$974,078
Allowance for credit losses	14,551	1,893
Allowance for advance to suppliers	824
Inventory provision	1,110	11,490
Operating lease liabilities	18976	—
Total deferred tax assets, gross	1,041,481	987,461

Offset:
Deferred tax liabilities	(21,441)	(2,070)
Deferred tax assets, net of deferred tax liabilities	1,020,040	985,391
Valuation allowance	(1,020,040)	(985,391)
Total deferred tax assets, net	$—	$—

Movement of the valuation allowance:

	For the years ended December 31,
	2023	2022
Beginning balance	$(985,391)	$(273,467)
Current year addition	(294,821)	(751,039)
Current year reversal	231,871	—
Exchange difference	28,301	39,115
Ending balance	$(1,020,040)	$(985,391)

The Group periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Group’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Group determined that it is more likely than not its deferred tax assets could not be realized due to uncertainty on future earnings in Qinhui Technology and Qinhui Manufacturing. The Group provided a 100% allowance for its deferred tax assets of Qinhui Technology and Qinhui Manufacturing as of December 31, 2023 and 2022.

The following table reconciles the China statutory rates to the Group’s effective tax rate for the years ended December 31, 2023 and 2022:

	For the years ended December 31,
	2023	2022
China income tax statutory rate	25.00%	25.00%
Research and development tax credit	(82.28)%	(12.85)%
Non-taxable governmental grant	(45.60)%	(0.69)%
Non-deductible expenses	15.69%	5.90%
Change in valuation allowance	87.19%	(17.36)%
Effective tax rate	0.00%	0.00%

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES (cont.)

The Group continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

(b) Taxes payable

Taxes payable consist of the following:

	As of December 31,
	2023	2022
Income tax payable	$—	$—
Value added tax payable*	387,246	405,680
Other taxes payable*	34,490	49,554
Total taxes payable	$421,736	$455,234

____________

*:       the value added tax payable and other taxes payable balances are included in the accrued expenses and other payables account in the accompanying consolidated balance sheets as of December 31, 2023 and 2022.

NOTE 12 — CONCENTRATIONS

A majority of the Group’s revenue and expense transactions are denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

As of December 31, 2023 and 2022, $544,659 and $486,769 of the Group’s cash was deposited at financial institutions in mainland China. The deposits held by banks are insured by the government authority with a maximum limitation of RMB 500,000 (approximately $70,424) per depositor per bank. The Group has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash on bank accounts. For the years ended December 31, 2023 and 2022, the Group’s substantially all of the assets were located in the PRC and all of the Group’s revenues were derived from its subsidiaries located in the PRC.

For the year ended December 31, 2023 four customers accounted for approximately 21.1%, 16.5%, 11.9% and 10.9% of the Group’s total revenue. For the year ended December 31, 2022, four customers accounted for approximately 21.9%, 14.8%, 14.0% and 10.7% of the Group’s total revenue.

As of December 31, 2023 two customers accounted for 18% and 13.6% of the accounts receivable balance. As of December 31, 2022, three customers accounted for 22.8%, 12.1% and 10.2% of the accounts receivable balance.

For the year ended December 31, 2023 two suppliers accounted for 13.4% and 10.3% of the Group’s total purchases. For the year ended December 31, 2022, one supplier accounted for 11.0% of the Group’s total purchases.

As of December 31, 2023 and 2022, one supplier accounted for 21.63% and 49.46% of the accounts payable balance, respectively.

NOTE 13 — SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was established under the laws of the Cayman Islands on January 19, 2024. The authorized number of ordinary shares was 800,000,000 shares with par value of $0.0000625 per share and 16,000,000 shares were issued.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SHAREHOLDERS’ EQUITY (cont.)

Statutory reserve and restricted net assets

The Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Group. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.

The Group is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends.

Relevant PRC laws and regulations restrict the Group’s PRC subsidiaries from transferring a portion of their net assets, equivalent to their statutory reserves and their share capital, to the Group’s shareholders in the form of loans, advances or cash dividends. Only PRC entities’ accumulated profits may be distributed as dividends to the Group’s shareholders without the consent of a third party. As of December 31, 2023 and 2022, the restricted amounts as determined pursuant to PRC statutory laws totaled $nil and $nil, respectively, and total restricted net assets amounted to $4,236,662 and $4,236,662, respectively.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Group is a party to various legal actions arising in the ordinary course of business. The Group accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Group’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Group’s consolidated financial position, results of operations and cash flows. The Group currently does not have any material legal proceedings.

NOTE 15 — SEGMENT REPORTING

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The management of the Group concludes that it has only one reporting segment. The Group designs and manufactures auto parts and accessories products and other services. The Group’s products have similar economic characteristics with respect to raw materials, vendors, marketing and promotions, customers and methods of distribution. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group, rather than by product types or geographic area; hence the Group has only one reporting segment.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before these financial statements are issued, the Group has evaluated all events or transactions that occurred after December 31, 2023, up through February 11, 2025, when the Group issued the consolidated financial statements.

On February 28, 2024, Mr. Xin Zhang, the Chairman of the Board of Directors of the Group, acquired the remaining 5% ownership interest in Qinhui Technology from the non-controlling interest holder. Upon the completion of this transaction, Zhang Family collectively owned 100% ownership interest in both Qinhui Technology and Qinhui Manufacturing.

On February 11, 2025, the Group’s authorized and issued shares of par value $0.0001 each was subdivided into one-point-six shares of par value $0.0000625 each, and the authorized share capital of $50,000 was divided into 800,000,000 ordinary shares with a par value of $0.0000625 each, and the issued share capital was $1,000 divided into 16,000,000 ordinary shares with a par value of $0.0000625 each, with the shareholder’s shareholding ratio remaining unchanged.

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent Company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. The Group performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Group as the restricted net assets of the Group’s PRC subsidiaries exceeded 25% of the consolidated net assets of the Group, therefore, the condensed financial statements for the parent Company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Group’s proportionate share of net assets of consolidated subsidiaries (after inter-Group eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent Company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent Company has been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the parent Company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income and comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Group. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

The Company did not announce nor pay any dividend for the periods presented. As of December 31, 2023 and 2022, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
PARENT COMPANY BALANCE SHEETS

	As of December 31,
	2023	2022
ASSETS
Non-current assets
Income from investment in subsidiaries and VIE	1,713,648	485,150
Total assets	$1,713,648	$485,150

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Total liabilities	—	—

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0000625 par value, 800,000,000 shares authorized, 16,000,000 shares and 16,000,000 shares were issued and outstanding as of December 31, 2023 and 2022, respectively*	1,000	1,000
Additional paid-in capital	4,045,039	3,180,408
Accumulated deficit	(2,363,036)	(2,764,946)
Total shareholders’ equity	1,683,003	416,462
Non-controlling interests	30,645	68,688
Total equity	1,713,648	485,150
Total liabilities and shareholders’ equity	$1,713,648	$485,150

____________

*        Retrospectively restated for the Reorganization and Recapitalization as described in Note 1 and for the effect of the share split as described in Note 16.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
PARENT GROUP STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years ended December 31,
	2023	2022
EARNINGS (LOSSES) OF SUBSIDIARIES	$1,228,498	$(3,058,924)

NET INCOME (LOSS)	1,228,498	(3,058,924)
Less: Net Income (Loss) Attributable to Non-controlling Interests	826,588	(841,846)
Net Income (Loss) Attributable to Qinhui’s Shareholders	401,910	(2,217,078)

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	—	—
Less: Comprehensive Income (Loss) Attributable to Non-controlling Interests	1,288,498	(841,846)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE GROUP	$401,910	$(2,217,078)

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
PARENT GROUP STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,228,498	$(3,058,924)
Adjustments to reconcile net cash flows from operating activities:
Earnings (losses) of subsidiaries	(1,228,498)	3,058,924
Net cash used in operating activities	—	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by financing activities	—	—

CHANGES IN CASH	—	—
CASH, beginning of year	—	—
CASH, end of year	$—	$—

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$929,499	$545,648
Note receivables	498,660	2,957,974
Accounts receivable, net	15,958,425	14,427,550
Accounts receivable, net – related parties	—	5,949
Inventories	2,262,410	2,782,282
Advances to suppliers	336,134	1,116,452
Amount due from related parties, current	—	100,903
Deferred offering cost	507,350	286,769
Prepaid expenses and other current assets, net	40,824	76,806
Total current assets	20,533,302	22,300,333

Non-current assets
Property and equipment, net	4,654,451	4,052,761
Intangible assets, net	480,038	498,080
Right-of-use assets, net	62,824	85,762
Other non-current assets	41,281	42,254
Total non-current assets	5,238,594	4,678,857
TOTAL ASSETS	$25,771,896	$26,979,190

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$9,191,986	$6,352,202
Accounts payable	10,890,589	13,560,911
Advances from customers	34,044	238,672
Amount due to related parties	2,800,415	3,685,775
Accrued expenses and other payables	913,967	935,242
Operating lease liabilities, current	35,303	37,071
Total current liabilities	23,866,304	24,809,873

Non-current liabilities
Other non-current liabilities	809,383	416,837
Operating lease liabilities, non-current	—	38,832
Total non-current liabilities	809,383	455,669
Total liabilities	24,675,687	25,265,542

Commitments and contingencies

Shareholders’ equity
Ordinary shares, par value $0.0000625, 800,000,000 shares authorized, 16,000,000* shares and 16,000,000* shares issued and outstanding	1,000	1,000
Additional paid-in capital	4,040,134	4,045,039
Accumulated deficit	(3,136,399)	(2,589,276)
Accumulated other comprehensive income	191,474	226,240
Total equity attributable to Qinhui’s shareholders	1,096,209	1,683,003
Non-controlling interests	—	30,645
Total Equity	1,096,209	1,713,648
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,771,896	$26,979,190

____________

*:       Retrospectively restated for the Reorganization and Recapitalization as described in Note 1 and for the effect of the share split as described in Note 16.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the Six Months Ended June 30,
	2024	2023
Net revenues
Net revenues from third parties	$10,401,031	$10,490,879
Net revenues from related parties	—	26,458
Cost of revenues	(9,174,239)	(9,313,368)
Gross profit (loss)	1,226,792	1,203,969

Operating expenses:
Selling and marketing expenses	(304,652)	(296,298)
Research and development expenses	(463,990)	(407,314)
General and administrative expenses	(801,936)	(652,522)
Total operating expenses	(1,570,578)	(1,356,134)

Loss from operations	(343,786)	(152,165)

Other income (loss)	55,521	(103,784)
Government subsidy income	28,413	22,926
Interest expenses	(322,322)	(270,830)
Total other expenses, net	(238,388)	(351,688)

Loss from before income tax expense	(582,174)	(503,853)

Income tax benefits (expenses)	—	—
Net loss	$(582,174)	$(503,853)

Less: net loss attributable to non-controlling interests	(35,051)	(125,021)
Net loss attributable to Qinhui’s shareholders	$(547,123)	$(378,832)

Net loss	$(582,174)	$(503,853)
Foreign currency translation difference	(35,265)	(1,245)
Comprehensive loss	$(617,439)	$(505,098)

Less: comprehensive loss attributable to non-controlling interests	(35,550)	(122,807)
Comprehensive loss attributable to Qinhui’s shareholders	$(581,889)	$(382,291)

Net loss per ordinary share:
Basic and diluted*	$(0.03)	$(0.02)
Weighted average shares outstanding
Basic and diluted*	16,000,000	16,000,000

____________

*:       Retrospectively restated for the Reorganization and Recapitalization as described in Note 1 and for the effect of the share split as described in Note 16.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY

	Ordinary Shares		Additional paid-in capital	Accumulated deficits	Accumulated Other Comprehensive Income (Loss)	Total equity attributable to shareholders of Qinhui	Non- controlling interest	Total Shareholders’ Equity (Deficit)
	Share*	Amount
Balance as of December 31, 2023	16,000,000	1,000	4,045,039	(2,589,276)	226,240	1,683,003	30,645	1,713,648
Net loss	—	—	—	(547,123)	—	(547,123)	(35,051)	(582,174)
Non-controlling interests acquired	—	—	(4,905)	—	—	(4,905)	4,905	—
Foreign currency translation adjustment	—	—	—	—	(34,766)	(34,766)	(499)	(35,265)
Balance as of June 30, 2024	16,000,000	1,000	4,040,134	(3,136,399)	191,474	1,096,209	—	1,096,209
Balance as of December 31, 2022	16,000,000	1,000	3,180,408	(2,977,884)	212,938	416,462	68,688	485,150
Net loss	—	—	—	(378,832)	—	(378,832)	(125,021)	(503,853)
Foreign currency translation adjustment	—	—	—	—	(3,459)	(3,459)	2,214	(1,245)
Balance as of June 30, 2023	16,000,000	1,000	3,180,408	(3,356,716)	209,479	34,171	(54,119)	(19,948)

____________

*:       Retrospectively restated for the Reorganization and Recapitalization as described in Note 1 and for the effect of the share split as described in Note 16.

The accompanying notes are an integral part of these consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(582,174)	$(503,853)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Bad debt expenses	(240)	55,515
Depreciation and amortization	471,083	361,944
Amortization of right-of-use asset	21,116	17,315
Loss on disposal of property and equipment	—	80,648

Changes in operating assets and liabilities:
Accounts receivable	(1,876,266)	(1,117,628)
Notes receivable	2,408,533	272,193
Inventories	459,122	298,236
Accounts receivable – related parties	5,854	11,413
Advances to suppliers	760,081	(148,112)
Prepaid expenses and other current assets	34,462	(44,972)
Accounts payable	(2,375,209)	1,831,526
Advances from customers	(200,575)	404
Amounts due to related parties	99,294	—
Accrued expenses and other current liabilities	257	(310,674)
Lease liabilities	(39,134)	(39,381)
Other non-current liabilities	405,054	(187,912)
Net cash (used in) provided by operating activities	(408,742)	576,662

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,164,483)	(271,281)
Payments for construction of properties	—	(534,384)
Net cash used in investing activities	(1,164,483)	(805,665)

CASH FLOWS FORM FINANCING ACTIVITIES
Proceeds from short-term bank loans	4,532,254	3,969,215
Repayments of short-term bank loans	(1,524,611)	(3,969,215)
Loans provided by related parties	200,971	124,128
Repayment of loans provided by related parties	(1,007,277)	(73,900)
Deferred offering cost	(228,828)	—
Net cash provided by financing activities	1,972,509	50,228

Effect of exchange rate changes	(15,433)	(16,145)

Net increase (decrease) in cash and cash equivalents	383,851	(194,920)

Cash and cash equivalents, beginning of the period	545,648	493,691
Cash and cash equivalents, end of the period	$929,499	$298,771

Supplemental disclosures of non-cash activities:
Increase in ROU and Lease Liabilities for new lease agreements	—	115,380

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Qinhui Technology International Co., Ltd. (“Qinhui Cayman” or the “Company”, together with its subsidiaries, the “Group”) was incorporated on January 19, 2024 under the laws of the Cayman Islands with limited liability.

Qinhui Cayman owns 100% of the equity interest in Qinhui Development International Limited (“Qinhui BVI”), a holding company incorporated on February 5, 2024, in accordance with the laws in the British Virgin Islands.

Qinhui BVI owns 100% of the equity interest in Qinhui Technology (HK) Limited (“Qinhui HK”), a business company incorporated in accordance with the laws and regulations of Hong Kong on March 6, 2024.

Qinhui HK owns 100% of the equity interest in Anhui Qinhui Intelligent Machinery Co., Ltd. (“Qinhui WFOE”), a business company incorporated in accordance with the laws and regulations of the People’s Republic of China (“China” or “PRC”) on June 11, 2024.

Qinhui Cayman, Qinhui BVI, Qinhui HK and WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, the main operating activities of the Group were carried out by Wuhu Qinhui Technology Co., Ltd. (“Qinhui Technology”) and Wuhu City Qinhui Auto Parts Manufacturing Co., Ltd. (“Qinhui Manufacturing”, together with Qinhui Technology, the “Operating Subsidiaries”). Qinhui Technology was established on July 20, 2009 under the laws and regulations of the PRC. Qinhui Manufacturing was established on March 19, 2002 under the laws and regulations of the PRC.

The Group through the Operating Subsidiaries are primarily engaged in the design, manufacture and distribution of auto parts and accessories and related products.

Reorganization and Recapitalization

In the preparation of an initial public offering (“IPO”) of the equity securities of the Company, on June 18, 2024, Qinhui WFOE, Qinhui Technology, Qinhui Manufacturing, the shareholders of Qinhui Technology and Qinhui Manufacturing, entered into a Share Transfer Agreement (the “Agreement”), pursuant to which, the Shareholders of Qinhui Technology and Qinhui Manufacturing transferred 100% of their interest in Qinhui Technology and Qinhui Manufacturing to Qinhui WFOE. The transaction is closed on the same date as the Agreement and Qinhui Technology and Qinhui Manufacturing became 100% owned subsidiaries of Qinhui WFOE, and ultimately subsidiaries of the Company (the “Reorganization”). Prior to this transfer of the ownership interest in Qinhui Technology and Qinhui Manufacturing, the same controlling shareholders, collectively owned 96%, 96%, and 100% of the equity interest in Qinhui Technology, Qinhui Manufacturing and Qinhui Cayman, respectively. Due to the fact that the Company and its subsidiaries were effectively controlled by the Zhang Family immediately before and after the Reorganization as discussed above, the Reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the all the periods present.

The consolidated financial statements of the Group include the following entities:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Qinhui Technology International Co., Ltd. (“Qinhui Cayman”)	January 19, 2024	Cayman Islands	Parent	Investment holding
Qinhui Development International Limited (“Qinhui BVI”)	February 5, 2024	British Virgin Islands	100% owned by Qinhui Cayman	Investment holding
Qinhui Technology (HK) Limited (“Qinhui HK”)	March 6, 2024	Hong Kong	100% owned by Qinhui BVI	Investment holding

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Anhui Qinhui Intelligent Machinery Co., Ltd. (“Qinhui WFOE”)	June 11, 2024	PRC	100% owned by Qinhui HK	WFOE, investment holding
Wuhu Qinhui Technology Co., Ltd. (“Qinhui Technology”)	July 20, 2009	PRC	100% owned by Qinhui WFOE	Design, development, manufacturing and sales of auto parts and accessories
Wuhu City Qinhui Auto Parts Manufacturing Co., Ltd. (“Qinhui Manufacturing”)	March 19, 2002	PRC	100% owned by Qinhui WFOE	Design, development, manufacturing and sales of auto parts and accessories

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principle of consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles of the United States (“U.S. GAAP”) for interim financial information and pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of the management, all adjustments necessary for the fair presentation have been included in the Group’s unaudited condensed consolidated financial statement. The unaudited condensed consolidated financial statements should be read in conjunction with the Group’s consolidated financial statements and the notes for the years ended December 31, 2023 and 2022 that is included in elsewhere in this prospectus. The accompanying unaudited condensed consolidated financial statements include the financial statements of the Group and its wholly owned subsidiaries. All inter-Group balances and transactions are eliminated upon consolidation.

Non-controlling interest

For the Group’s consolidated subsidiaries, non-controlling interests are recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. Non-controlling interests are classified as a separate line item in the equity section of the Group’s unaudited condensed consolidated balance sheets and have been separately disclosed in the Group’s unaudited condensed consolidated statements of income and comprehensive income (loss) to distinguish the interests from that of the controlling shareholder.

For the six months ended June 30, 2023, 28.75% and 25% ownership interests of Qinhui Technology and Qinhui Manufacturing are owned by non-controlling interests holders respectively. On October 18, 2023, Mr. Xin Zhang, chairman of the board of directors of the Group, entered into agreements with certain non-controlling interests holders and acquired 23.75% and 25% ownership interests of Qinhui Technology and Qinhui Manufacturing, respectively. Upon the completion of this transaction, Zhang family collectively owned 95% ownership interest in Qinhui Technology and owned 100% ownership interest in Qinhui Manufacturing. On March 4, 2024, Mr. Xin Zhang, chairman of the board of directors of the Group acquired the remaining 5% ownership interest in Qinhui Technology from the non-controlling interests holder.

Uses of estimates

In preparing the unaudited condensed consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the unaudited condensed consolidated financial statements. Significant estimates required to be made by management include, but

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

are not limited to, the valuation of accounts receivable, the net realizable value of inventories, useful lives of property, plant and equipment, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Group maintains most of its bank accounts in the PRC. The deposits held by banks are insured by the government authority with a maximum limitation of RMB 500,000 (approximately $68,802) per depositor per bank. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2024 and December 31, 2023, the Company did not have any cash equivalents.

Expected credit loss

The Group adopted Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) 326 “Financial Instruments — Credit Losses” (“ASC 326”) on January 1, 2023 by applying the modified retrospective approach. The adoption of ASC 326 did not have a material impact on the Group’s unaudited condensed consolidated financial statements.

The Group’s notes receivable, accounts receivable, amount due from related parties and other receivables which is included in the prepaid expenses and other current assets, net line item in the consolidated balance sheets are within the scope of ASC 326. ASC 326 introduces an approach based on expected credit losses on financial assets at amortized cost. Upon adoption of ASC 326, the Group estimates the expected credit losses for notes receivable and accounts receivable using the roll-rate method on a collective basis when similar risk characteristics exist. The roll-rate method stratifies the receivables balance by delinquency stages and projected forward in three-month increments using historical roll rate. In each year of the simulation, losses on the receivables are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. The loss rate calculated for each delinquency stage is then adjusted for both current and forecasts of economic conditions. The management then applied the adjusted loss rate to respective receivables balance. For amount due from related parties and other receivables, the Group uses the loss-rate method to evaluates the expected credit losses on an individual basis. When establishing the loss rate, the Group makes the assessment on various factors, including historical experience, credit-worthiness of debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the debtors. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are included in general and administrative expenses in the unaudited condensed consolidated statements of comprehensive income (loss). After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Notes receivable

Notes receivable mainly represents the Group’s commercial acceptance bills received from customers in exchange for goods or services that it has transferred to customers. The carrying value of notes receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected. The allowance for credit losses as of June 30, 2024 and December 31, 2023 was $nil.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. Accounts receivable is recognized in the period when the Group has unconditional right to consideration for goods and services provided to its customers. The allowance for credit losses as of June 30, 2024 and December 31, 2023 was $77,480 and $79,549, respectively.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventories

Inventories are stated at lower of cost or net realizable value using the weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. Write-down is recorded when future estimated net realizable value is less than cost, which is recorded in cost of revenue in the unaudited condensed consolidated statements of comprehensive income (loss). The Group periodically evaluates inventories against their net realizable value, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and future demand of each type of inventories. The reversal of inventory written down is prohibited under the U.S. GAAP.

Advances to suppliers, net

Advance to suppliers consists of balances paid to suppliers for purchase of raw materials and others that have not been used against purchases. Advance to suppliers are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Group considers the assets to be impaired if the utilization of the advance becomes doubtful. The Group continually assesses the factors that affect the supplier’s capability of fulfilling the future purchase orders and then records specific allowances for those advances based on the specific facts and circumstances. Allowance for doubtful accounts amounted to $63,037 and $64,522 as of June 30, 2024 and December 31, 2023, respectively.

Deferred offering costs

The Group complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the intended Initial Public Offering (“IPO”). Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to the unaudited condensed statement of comprehensive income (loss).

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Group’s financial instruments, including cash and cash equivalent, notes receivable, accounts receivable, amounts due from related parties, other receivable, short-term borrowings, accounts payable, amount due to related parties, accrued liabilities and other payable, and income taxes payable, approximate the fair value of the respective assets and liabilities as of June 30, 2024 and December 31, 2023 based upon the short-term nature of the assets and liabilities.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Buildings	20 years
Leasehold improvement	Lesser of useful life and lease term
Machinery and equipment	3 – 10 years
Automobiles	3 – 5 years
Office and electric equipment	3 – 5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of comprehensive income.

Leases

Effective January 1, 2021, the Group adopted ASC 842, Leases. The adoption of this standard did not have a material impact on the Group’s unaudited condensed consolidated financial statements. Therefore, no adjustments to opening retained earnings were necessary. The Group leases administrative office, which is classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with an initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Group recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, less any lease incentives received. All ROU assets are reviewed for impairment annually. The Group also established a capitalization threshold of $10,000 for lease to be recognized as ROU and lease liability.

Land use rights, net

Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or Group. The government grants individuals and companies the right to use parcels of land for specified periods of time. Land use rights are stated at cost less accumulated amortization. Land use rights are amortized using the straight-line method with the following estimated useful lives:

Useful life
Land use rights	50 years

Impairment of long-lived assets

Long-lived assets with finite lives, primarily property and equipment and land use right are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of June 30, 2024 and December 31, 2023.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition

The Group generates its revenues primarily through sales of its products and services and recognizes revenue in accordance with ASC 606. The core principle requires an entity to recognize revenue to depict the transfer of controls over goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Group (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Group records its revenue.

In accordance to ASC 606, the Group recognizes revenue when it transfers goods to customers in an amount that reflects the consideration to which the Group expects to be entitled in such exchange. The Group accounts for the revenue generated from sales of its products on a gross basis as the Group is acting as a principal in these transactions, is responsible for fulfilling the promise to provide customers the specified goods, is subject to inventory risk, and has latitude in establishing prices. All of the Group’s contracts have one single performance obligation as the promise is to transfer the specified goods or services to customers, and there is no other separately identifiable promises in the contracts. The Group’s revenue streams are recognized at a point in time when the control of goods or services is transferred to customer, which generally occurs upon the products or goods have the Group’s services on left the Group’s premises. The Group does not provide other credits or sales incentive to customers. The Group only may accept returns in cases where defects identified in the goods or services provided. Historically, returns are highly immaterial. Revenue is reported net of all value added taxes (“VAT”).

The Group generally offers 1 year warranty for auto parts and accessories. The warranty are assurance type warranty and the Group does not sell the warranty separately to customers. Assurance type warranty is accounted for in accordance with ASC 460-10. Historically, warranty costs incurred was immaterial, and the warranty costs for the six months ended June 30, 2024 and 2023 were all $nil.

Contract Assets and Liabilities

Payment terms are established on the Group’s pre-established credit requirements based upon an evaluation of customers’ credit quality. The Group did not have contract assets as of June 30, 2024 and December 31, 2023. Contract liabilities are recognized for contracts where payment has been received in advance of delivery of the products or services. The contract liability balance can vary significantly depending on the timing when cash is received and when shipment or delivery occurs. As of June 30, 2024 and December 31, 2023, other than advance from customers, the Group had no other contract liabilities or deferred contract costs recorded on its unaudited condensed consolidated balance sheets, and the Group had no material incremental costs for obtaining a contract. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of Revenues

The Group disaggregates its revenue from contracts by product types, as the Group believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Group’s disaggregation of revenues for the six months ended June 30, 2024 and 2023 are as the following:

Revenue by product categories

The summary of the Group’s total revenues by product categories for the six months ended June 30, 2024 and 2023 was as follows:

	For the Six Months Ended June 30,
Revenue stream	2024	2023
	(Unaudited)	(Unaudited)
Auto parts and accessories
Passenger auto parts and accessories	$4,493,850	$2,780,353
Truck parts and accessories	5,509,452	7,117,232
Other parts and accessories	56,445	455,091
Auto parts and accessories subtotal	10,059,747	10,352,676
Processing fee, die sales and others	341,284	164,661
Total revenue	$10,401,031	$10,517,337

Research and development expenses

In connection with the design and development of auto parts and accessories and other products, the Group expense all internal research costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, testing costs, and amortization of land use right, depreciation for property and equipment used in the research and development activities.

Government subsidies

Government grants represent cash subsidies received from the local governments. The Group adopted Accounting Standards Update (“ASU”) 2021-10, “Government Assistance (Topic 832) Disclosures by Business Entities about Government Assistance” on January 1, 2022. Government assistance that falls under other accounting codification topics such as Topic 606 “Revenue from Contracts with Customers” and Topic 740 “Income Taxes” were accounted for under the respective guidance in each applicable topic. Cash subsidies that have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized when received. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business. For cash subsidies received with conditions, the Group initially deferred the recognition of the subsidy income until all conditions are met. Total government subsidy income for the six months ended June 30, 2024 and 2023 were $28,413 and $22,926, respectively.

Income taxes

The Group accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended June 30, 2024 and 2023. The Group does not believe there was any uncertain tax provision as of June 30, 2024 and December 31, 2023.

The Group’s subsidiary in China are subject to the income tax laws of the People’s Republic of China (“PRC”). No income was generated outside the PRC for the six months ended June 30, 2024 and 2023. According to PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or withholding agent. The statute of limitations will be extended five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB0.1 million is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

Value added tax (“VAT”)

Sales revenue is reported net of VAT. The VAT is based on gross sales price and VAT rates range up to 13% in the six months periods ended June 30, 2024 and 2023, depending on the type of products sold. The VAT may be offset by VAT paid by the Group on purchased raw materials and other materials included in the cost of producing or acquiring its finished products. The Group recorded a VAT payable or receivable net of payments in the accompany unaudited condensed consolidated financial statements. All of the VAT returns filed for the Group have been and remain subject to examination by the tax authorities for five years from the date of filing.

Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants), using the treasury stock method, as if they had been converted at the beginning of the periods presented, or issuance date, if later. As of June 30, 2024 and December 31, 2023, there were no dilutive shares.

Risks and uncertainties

The main operation of the Group is located in the PRC. Accordingly, the Group’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Group’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Group has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Group’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Group’s operations.

In December 2019, a novel strain of coronavirus (COVID-19) was first reported in Wuhan, China and then spread globally. During the period from 2020 through 2022, due to multiple government imposed restrictions and limitation with an efforts to constrain the spread of COVID-19 virus, the Group’s operations were negatively impacted, including temporarily suspension of operations, delays in receiving and shipping goods, delays in collection of payments from customers. Although the spread of the COVID-19 appeared to be under control currently, our PRC operating entities have been gradually recovered from the COVID-19 outbreak, the impact of COVID-19 pandemic or any similar public health epidemic still cannot be accurately predicted at this time, we may experience further negative impact from these public events or conditions.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Additionally, since February, 2022, the global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine which has impacted global prices of some of our major raw materials such as steel. The Group’s operation has not been impacted by the ongoing military conflict, however, due to the significant uncertainties around the further development of the conflict, the potential additional sanctions and other volatilities that could be brought to the global market, it is impossible to predict the extent to which the Group’s operation and business may be impacted.

Foreign currency translation

The functional currency for Qinhui Cayman and all its subsidiaries outside of PRC are U.S Dollar (“US$”). Qinhui Cayman and its subsidiaries outside of PRC currently only serve as holding companies and do not have active operation as of the date of this report. The Group’s functional currency for its PRC subsidiaries is the Chinese Yuan (“RMB”). The Group’s unaudited condensed consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”). Assets and liabilities of the Group are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from foreign currency transactions are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the unaudited condensed consolidated financial statements in this report:

	June 30, 2024	June 30, 2023
Year-end spot rate	US$1=RMB7.2672	US$1=RMB7.2513
Average rate	US$1=RMB7.2150	US$1=RMB6.9283

Comprehensive income

Comprehensive income consists of two components, net income (loss) and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the unaudited condensed consolidated statements of comprehensive income (loss).

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Group’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the unaudited condensed statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Employee benefit expenses

The Group’s subsidiaries in the PRC participate in a government-mandated employer social insurance plan pursuant to which certain social security benefits, work-related injury benefits, maternity leave insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Group’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred or capitalized in the cost of inventories. Employee social security and welfare benefits included as expenses and capitalized in the cost of inventories in the unaudited condensed consolidated statements of comprehensive income (loss) amounted to $1,179,385 and $1,177,511 for the six months ended June 30, 2024 and 2023, respectively.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent accounting pronouncements

The Group considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures.” This ASU expands required public entities’ segment disclosures, including disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items and interim disclosures of a reportable segment’s profit or loss and assets. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group adopted this guidance on January 1, 2024 for the year ending December 31, 2024 and will adopt this for the interim periods within fiscal year ending December 31, 2025. The Company does not expect the adoption of this ASU to have a material impact on its unaudited condensed consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU requires additional quantitative and qualitative income tax disclosures to enable financial statements users better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This ASU is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group plans to adopt this guidance effective January 1, 2025 and the adoption of this ASU is not expected to have a material impact on its consolidated financial statements.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

Third Parties	June 30, 2024	December 31, 2023
	(Unaudited)
Accounts receivable	$16,035,905	$14,507,099
Less: allowance for doubtful accounts	(77,480)	(79,549)
Accounts receivable, net	$15,958,425	$14,427,550

The Group’s accounts receivable primarily includes balances due from customers when the products or services have been sold and delivered to customers, the Group’s contracted performance obligations have been satisfied, amount billed and the Group has an unconditional right to payment, which has not been collected as of the balance sheet dates.

Allowance for doubtful accounts movement is as follows:

	June 30, 2024	December 31, 2023

	(Unaudited)
Beginning balance	$79,549	$21,973
Additions	240	61,412
Less: write-off	—	—
Foreign currency translation adjustments	(2,309)	(3,836)
Ending balance	$77,480	$79,549

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — INVENTORIES

Inventories consisted of the following:

	June 30, 2024	December 31, 2023

	(Unaudited)
Raw materials	$814,314	$1,082,713
Finished goods	1,496,052	1,748,655
Inventory reserve	(47,956)	(49,086)
Inventories	$2,262,410	$2,782,282

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	June 30, 2024	December 31, 2023

	(Unaudited)
Machinery and equipment	$7,181,508	$6,173,722
Buildings	3,295,684	3,373,343
Office furniture and equipment	25,940	20,207
Automobiles	37,845	38,737
Subtotal	10,540,977	9,606,009
Less: accumulated depreciation	(5,886,526)	(5,553,248)
Property, plant and equipment, net	$4,654,451	$4,052,761

Depreciation expense was $464,460 and $355,047 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 6 — LAND USE RIGHT, NET

Land use right, net, consisted of the following:

	June 30, 2024	December 31, 2023

	(Unaudited)
Land use rights	$657,586	$673,081
Less: accumulated amortization	(177,548)	(175,001)
Land use right, net	$480,038	$498,080

Amortization expense was $6,623 and $6,897 for the six months ended June 30, 2024 and 2023, respectively.

Estimated future amortization expense for land use rights is as follows:

Years ending June 30,
2025	$13,462
2026	13,462
2027	13,462
2028	13,462
2029	13,462
Thereafter	412,728
$480,038

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LEASES

The Group’s leasing activities primarily consists of one operating lease for its manufacturing plant. The Company leased a manufacture plant for a period of three years from April 1, 2020 with an annual rent of RMB 228,480 (approximately $32,181). The Company entered into a new lease agreement for the same manufacture plant for another three year term from April 1, 2023. The new lease had an annual rent of RMB 280,000 (approximately $39,437). ASC 842 requires leasee to recognize right-of-use assets and lease liabilities on the balance sheet upon the lease commitment date. As of June 30, 2024 and December 31, 2023, the Company right-of-use assets and lease liabilities are as follows.

	June 30, 2024	December 31, 2023

	(Unaudited)
Operating lease right-of-use assets	$62,824	$85,762
Operating lease liabilities – current	35,303	37,071
Operating lease liabilities – noncurrent	—	38,832
Total operating lease liabilities	$35,303	$75,903

The weighted-average remaining lease term and the weighted-average discount rate of leases are as follows:

	As of June 30, 2024	As of December 31, 2023

	(Unaudited)
Weighted-average remaining lease term (years)	1.75	2.25
Weighted-average discount rate	4.75%	4.75%

During the six months ended June 30, 2024 and 2023, the Company incurred total operating lease expenses of $21,116 and $17,315, respectively.

The following table summarizes the maturity of operating lease liabilities as of June 30, 2024:

Year ending June 30,	Amount
2025	$38,529
2026	—
2027	—
Total lease payments	$38,529
Less: imputed interest	(3,226)
Total lease liabilities	$35,303

NOTE 8 — SHORT-TERM BANK LOAN

	June 30, 2024	December 31, 2023
Bank Name
	(Unaudited)
Wuhu Yangzi Rural Commercial Bank Co. Ltd. (“Yangzi Rural Bank”)	$1,981,506	$1,014,098
Postal Savings Bank of China Co., Ltd. (“Postal Bank”)	2,752,092	3,859,210
Bank of China (“BoC”)	275,209	281,694
Huishang Bank Corporation Limited (“Huishang Bank”)	688,023	704,235
China Construction Bank Corporation (“CCB”)	—	—
Yangzi Bank Co., Ltd. (“Yangzi Bank”)	481,616	492,965
China CITIC Bank	688,023	—
China Minsheng Bank	963,232	—
Agricultural Bank of China	1,362,285	—
	$9,191,986	$6,352,202

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SHORT-TERM BANK LOAN (cont.)

On January 11, 2023, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $507,049 (RMB 3,600,000) as working capital loan for one year, with a maturity date of January 11, 2024. The loan had a fixed interest rate of 4.35% per annum. The loan was guaranteed by Wuhu Minqiang and the Related Party Guarantors. The Group repaid the loan on the maturity date.

On December 13, 2023, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $507,049 (RMB 3,600,000) as working capital loan for one year, with a maturity date of December 1, 2024. The loan had a fixed interest rate of 3.85% per annum. The loan was guaranteed by Wuhu High-tech Small and Medium Enterprises Financing Guarantee Co., Ltd. (“Wuhu HSME”) and four Related Party Guarantors, Mr. Zhucheng Zhang, Ms. Lifen Zhu, Mr. Xin Zhang, and Ms. Ting Han. The Company repaid the loan on December 4, 2024.

On May 26, 2023, Qinhui Technology signed a short-term loan agreement with Postal Bank to borrow $422,541 (RMB 3,000,000) as working capital loan for one year, with a maturity date of May 25, 2024. The loan had a fixed interest rate of 3.95% per annum. The loan was guaranteed by Wuhu HSME and the Related Party Guarantors. The Company repaid the loan on May 22, 2024.

On October 25, 2023, Qinhui Technology signed a short-term loan agreement with Postal Bank to borrow $2,816,943 (RMB 20,000,000) as working capital loan for one year, with a maturity date of October 24, 2024. The loan had a fixed interest rate of 3.65% per annum. The loan was guaranteed by Wuhu HSME and the Related Party Guarantors. In addition, Qinhui Technology pledged its land use right and attached building with carrying value of $2,027,584 to the short-term loan. The Company repaid the loan on October 18, 2024.

On January 11, 2024, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $495,376 (RMB 3,600,000) as working capital for one year, with a maturity date of January 11, 2025. The loan carries a fixed interest rate of 3.85% per annum. The loan is guaranteed by related party guarantors, Wuhu Qin Hui Automotive Parts Manufacturing Co., Ltd., Mr. Zhucheng Zhang, Ms. Lifen Zhu, Mr. Xin Zhang, and Ms. Ting Han. The Company repaid the loan on December 27, 2024.

On May 20, 2024, Qinhui Technology signed a short-term loan agreement with Yangzi Rural Bank to borrow $385,293 (RMB 2,800,000) for one day. The loan carried a fixed interest rate of 3.85% per annum. The loan was guaranteed by Wuhu HSME as a third party and related party guarantors, including Mr. Zhucheng Zhang, Ms. Lifen Zhu, Mr. Xin Zhang, and Ms. Ting Han.

On February 5, 2024, Qinhui Technology signed a short-term loan agreement with Agriculture Bank of China to borrow $1,362,286 (RMB 9,900,000) for one year, with a maturity date of February 4, 2025. The loan carries a fixed interest rate of 3.45% per annum. The loan is guaranteed by a related party guarantor, Mr. Xin Zhang.

On June 12, 2024, Qinhui Technology signed a short-term loan agreement with China CITIC Bank to borrow $688,023 (RMB 5,000,000) as working capital for one year, with a maturity date of June 12, 2025. The loan carries a fixed interest rate of 3.70% per annum. No guarantees were provided for this loan.

On June 28, 2024, Qinhui Technology signed a short-term loan agreement with China Mingsheng Bank to borrow $963,232 (RMB 7,000,000) as working capital for one year, with a maturity date of June 28, 2025. The loan carries a fixed interest rate of 4.30% per annum. The loan is guaranteed by related party guarantors, including Mr. Xin Zhang and Ms. Ting Han.

On May 29, 2023, Qinhui Manufacturing signed a short-term loan agreement with Postal Bank to borrow $619,727 (RMB 4,400,000) as working capital loan for one year, with a maturity date of May 25, 2024. The loan had a fixed interest rate of 3.95% per annum. The loan was guaranteed by Wuhu HSME and five Related Party Guarantors, Mr. Zhucheng Zhang, Ms. Lifen Zhu, Yinhua Xue, Liufeng Tang, and Mr. Xin Zhang. The Company repaid the loan on May 22, 2024.

On September 26, 2023, Qinhui Technology signed a short-term loan agreement with Huishang Bank to borrow $704,235 (RMB 5,000,000) as working capital loan for one year, with a maturity date of September 25, 2024. The loan had a fixed interest rate of 4.20% per annum. The loan is guaranteed by a third-party, Anhui Science and Technology Financing Guarantee Co., Ltd. (“Anhui STFG”) and the Related Party Guarantors. The Company repaid the loan on September 24, 2024.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SHORT-TERM BANK LOAN (cont.)

On March 27, 2023, Qinhui Manufacturing signed a short-term loan agreement with CCB to borrow $2,323,976 (RMB 16,500,000) as working capital loan for one year, with a maturity date of March 26, 2024. The loan had a fixed interest rate of 4.05% per annum. The loan was guaranteed by four Related Party Guarantors, Mr. Zhucheng Zhang, Ms. Lifen Zhu, Yinhua Xue, and Liufeng Tang. The loan was also guaranteed by Qinhui Technology. The Group repaid the loan on October 23, 2023.

On October 24, 2023, Qinhui Manufacturing signed a short-term loan agreement with Yangzi Bank to borrow $492,965 (RMB 3,500,000) as working capital loan for one year, with a maturity date of October 23, 2024. The loan had a fixed interest rate of 3.85% per annum. The loan was guaranteed by Qinhui Technology and the Related Party Guarantors. The Company repaid the loan on October 22, 2024.

On May 24, 2024, Qinhui Manufacturing signed a short-term loan agreement with Yangzi Rural Bank to borrow $605,460 (RMB 4,400,000) as working capital for one year, with a maturity date of May 21, 2025. The loan carries a fixed interest rate of 3.85% per annum. The loan is guaranteed by related party guarantors, including Mr. Xin Zhang and Ms. Ting Han.

As of June 30, 2024 and December 31, 2023, the Company had not unused line of credit. For the six months ended June 30, 2024 and 2023, the weighted average interest rate were 3.76% and 4.22%, respectively. The Group incurred interest expenses of $138,423 and $123,977 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 9 — RELATED PARTY TRANSACTIONS

a. Accounts receivable — related parties

Accounts receivable — related parties consists of the following:

Name	Related party relationship	June 30, 2024	December 31, 2023
		(Unaudited)
Wuhu Dingheng Lanhua Mould Remanufacturing Technology Co., Ltd.	Xin Zhang controls 49%	$—	$5,949
Subtotal		—	5,949
Less: allowance for doubtful accounts		—	—
Total accounts receivable, net – related parties		$—	$5,949

b. Due from related parties

Due from related parties consists of the following:

Name	Related party relationship	June 30, 2024	December 31, 2023
		(Unaudited)
Xin Zhang	CEO of the Company and the Chairman of the Board of Directors of the Company	$—	$100,903
Total due from related parties		$—	$100,903

____________

(1)      As of June 30, 2024 and December 31, 2023 and 2022, the balance due from a related party, Mr. Xin Zhang, was $nil and $100,903, respectively. The balance is due upon request and non-interest bearing.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS (cont.)

c. Due to related parties

Due to related parties consists of the following:

Name	Related party relationship	June 30, 2024	December 31, 2023
		(Unaudited)
Zhucheng Zhang	Director and father of Mr. Xin Zhang who is the CEO and Chairman of the Board of Directors	$2,499,462	$3,371,933
Ting Han	Wife of Mr. Xin Zhang	—	4,389
Wuhu Qinhui Mould Manufacturing Co., Ltd.	25% owned by Mr. Xin Zhang, CEO and Chairman of the Board of Directors	300,953	309,453
Total due from related parties		$2,800,415	$3,685,775

The balance due to related parties was mainly comprised of advances from related individuals and entities controlled by the Group’s CEO and used for working capital during the Group’s normal course of business. These advances are non-interest bearing and due on demand.

d. Revenue from related parties

Revenue from related parties consists of the following:

Name	Related party relationship	For the Six Months Ended June 30,
		2024	2023
		(Unaudited)	(Unaudited)
Wuhu Dingheng Lanhua Mould Remanufacturing Technology Co., Ltd.	49% owned by Mr. Xin Zhang, CEO and Chairman of the Board of Directors	$—	$26,458
Total revenue from related parties		$—	$26,458

NOTE 10 — GOVERNMENT SUBSIDY

Government subsidy for the six months ended June 30, 2024 and 2023 consists of the followings:

	For the Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Other government subsidy[1]	28,413	22,926
	$28,413	$22,926

____________

[1]      In the six months ended June 30, 2024 and 2023, the Group also received cash subsidies from local governments with no defined rules and regulations to govern the criteria necessary for it to enjoy the benefits. These benefits are recognized when received.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES

(a) Corporate Income Taxes (“CIT”)

The Group is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Cayman Islands

Under the current laws of the Cayman Islands, the Group is not subject to tax on income or capital gain. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Group to its shareholders.

British Virgin Islands

Under the current laws of the British Virgin Islands, the Group is not subject to tax on income or capital gain. In addition, no British Virgin Islands withholding tax will be imposed upon the payment of dividends by the Group to its shareholders.

Hong Kong

Qinhui HK is subject to Hong Kong profits tax at a rate of 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. However, it did not generate any assessable profits arising in or derived from Hong Kong for the six months ended June 30, 2024 and 2023, and accordingly no provision for Hong Kong profits tax has been made in these periods.

PRC

The Group’s subsidiaries that are incorporated in the PRC are subject to the PRC Enterprise Income Tax. Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (“FIE”) are subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemptions may be granted on case-by-case basis.

The components of the income tax provision are as follows:

For the Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Current tax provision
Outside of PRC	$—	$—
Inside of PRC	—	—
	—	—
Deferred tax provision (benefit)
Outside of PRC	—	—
Inside of PRC	—	—
	—	—
Total income tax provision	$—	$—

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES (cont.)

Deferred tax assets, net are composed of the following:

	As of June 30, 2024	As of December 31, 2023

	(Unaudited)
Deferred tax assets:
Net operating loss carry-forwards	$851,920	$1,006,020
Allowance for credit losses	19,370	14,551
Allowance for advance to suppliers	15,759	824
Inventory provision	11,989	1,110
Operating lease liabilities	18,539	18,976
Total deferred tax assets, gross	917,577	1,041,481

Offset:
Deferred tax liabilities	(20,947)	(21,441)
Deferred tax assets, net of deferred tax liabilities	896,630	1,020,040
Valuation allowance	(896,630)	(1,020,040)
Total, deferred tax assets, net	$—	$—

Movement of the valuation allowance:

	For the Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Beginning balance	$1,020,040	$985,391
Current period addition	31,330	26,777
Current period reversal	(129,294)	(161,326)
Exchange difference	(25,446)	(44,779)
Ending balance	$896,630	$806,063

The Group periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Group’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Group determined that it is more likely than not its deferred tax assets could not be realized due to uncertainty on future earnings in Qinhui Technology and Qinhui Manufacturing. The Group provided a 100% allowance for its deferred tax assets of Qinhui Technology and Qinhui Manufacturing as of June 30, 2024 and December 31, 2023.

The following table reconciles the China statutory rates to the Group’s effective tax rate for the six months ended June 30, 2024 and 2023:

	For the Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
China income tax statutory rate	25.00%	25.00%
Research and development tax credit	(55.37)%	(80.84)%
Non-deductible expenses	5.01%	7.95%
Change in valuation allowance	25.35%	47.89%
Effective tax rate	0.00%	0.00%

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES (cont.)

The Group continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

(b) Taxes payable

Taxes payable consist of the following:

	As of June 30,	As of December 31,
	2024	2023
	(Unaudited)
Income tax payable	$—	$—
Value added tax payable*	518,702	387,246
Other taxes payable*	34,352	34,490
Total taxes payable	$553,054	$421,736

____________

*        the value added tax payable and other taxes payable balances are included in the accrued expenses and other payables account in the accompanying unaudited condensed consolidated balance sheets as of June 30, 2024 and December 31, 2023.

NOTE 12 — CONCENTRATIONS

A majority of the Group’s revenue and expense transactions are denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

As of June 30, 2024 and December 31, 2023, $928,814 and $544,659 of the Group’s cash was deposited at financial institutions in mainland China. The deposits held by banks are insured by the government authority with a maximum limitation of RMB 500,000 (approximately $68,802) per depositor per bank. The Group has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash on bank accounts. For the six months ended June 30, 2024 and 2023, the Group’s substantially all of the assets were located in the PRC and all of the Group’s revenues were derived from its subsidiaries located in the PRC.

For the six months ended June 30, 2024 three customers accounted for approximately 22.3%, 17.0% and 11.2% of the Group’s total revenue. For the six months ended June 30, 2023, four customers accounted for approximately 21.7%, 17.6%, 16.2% and 12.8% of the Group’s total revenue.

As of June 30, 2024, five customers accounted for 17.3%, 13.8%, 12.8%,11.2% and 10.1% of the accounts receivable balance. As of December 31, 2023 two customers accounted for 18% and 13.6% of the accounts receivable balance.

For the six months ended June 30, 2024, two suppliers accounted for 14.3% and 10.1% of the Group’s total purchases, respectively. For the six months ended June 30, 2023, two suppliers accounted for 13.6% and 10.7% of the Group’s total purchases, respectively.

As of June 30, 2024, one supplier accounted for 25.9% of the accounts payable balance. As of December 31, 2023, one supplier accounted for 21.63%of the accounts payable balance.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was established under the laws of the Cayman Islands on January 19, 2024. The authorized number of ordinary shares was 800,000,000 shares with par value of $0.0000625 per share and 16,000,000 shares were issued.

Statutory reserve and restricted net assets

The Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Group. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.

The Group is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends.

Relevant PRC laws and regulations restrict the Group’s PRC subsidiaries from transferring a portion of their net assets, equivalent to their statutory reserves and their share capital, to the Group’s shareholders in the form of loans, advances or cash dividends. Only PRC entities’ accumulated profits may be distributed as dividends to the Group’s shareholders without the consent of a third party. As of June 30, 2024 and December 31, 2023, the restricted amounts as determined pursuant to PRC statutory laws totaled $nil and $nil, respectively, and total restricted net assets amounted to $4,040,134 and $4,236,662, respectively.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Group is a party to various legal actions arising in the ordinary course of business. The Group accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Group’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Group’s consolidated financial position, results of operations and cash flows. The Group currently does not have any material legal proceedings.

NOTE 15 — SEGMENT REPORTING

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The management of the Group concludes that it has only one reporting segment. The Group designs and manufactures auto parts and accessories products and other services. The Group’s products have similar economic characteristics with respect to raw materials, vendors, marketing and promotions, customers and methods of distribution. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group, rather than by product types or geographic area; hence the Group has only one reporting segment.

QINHUI TECHNOLOGY INTERNATIONAL CO., LTD. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before these financial statements are issued, the Group has evaluated all events or transactions that occurred after June 30, 2024, up through February 11, 2025, when the Group issued the consolidated financial statements.

In September 2024, the Company received RMB 4,000,000 (approximately $554,404) from Wuhu local government. The amount represents the second government subsidy received from Wuhu local government related to the Company’s IPO. The total amount of the subsidy is RMB 16,000,000 (approximately $2,217,616). The Group achieved second milestone. The Amount is recognized in September 2024.

On February 11, 2025, the Group’s authorized and issued shares of par value $0.0001 each was subdivided into one-point-six shares of par value $0.0000625 each, and the authorized share capital of $50,000 was divided into 800,000,000 ordinary shares with a par value of $0.0000625 each, and the issued share capital was $1,000 divided into 16,000,000 ordinary shares with a par value of $0.0000625 each, with the shareholder’s shareholding ratio remaining unchanged.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective immediately post-offering
4.1*	Registrant’s Specimen Certificate for Ordinary Shares
4.2	Underwriters’ Warrant (included in Exhibit 1.1)
5.1*	Opinion of Ogier regarding the validity of the ordinary shares being registered
8.1*	Opinion of AllBright Law Offices regarding certain PRC tax matters
8.2*	Opinion of Ogier regarding certain Cayman islands tax matters
10.1	Form of Indemnification Agreement between the Registrant and each of its independent directors
10.2*	Employment Agreement between the Registrant and each of its executive officers
21.1	Subsidiaries of the Registrant
23.1*	Consent of YCM CPA INC., an independent registered public accounting firm
23.2*	Consent of Ogier
23.3*	Consent of AllBright Law Offices
24.1	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Consent of Frost and Sullivan
99.3*	Consent of Qi Guo (independent director appointee)
99.4*	Consent of Aijun Huang (independent director appointee)
99.5*	Consent of Kaiyu Ni (independent director appointee)
107	Filing Fee Table

____________

*        To be filed by amendment

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wuhu, People’s Republic of China, on February 11, 2025.

Qinhui Technology International Co., Ltd
By:	/s/ Xin Zhang
Name: Xin Zhang
Title: Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on February 11, 2025.

Signature	Title
/s/ Xin Zhang	Chief Executive Officer and Chairman of the Board of Directors
Name: Xin Zhang	(principal executive officer)
/s/ Wenjun Zhang	Chief Financial Officer
Name: Wenjun Zhang	(principal financial and accounting officer)
/s/ Zhucheng Zhang	Director-to-be
Name: Zhucheng Zhang
/s/ Qi Guo	Independent Director Appointee
Name: Qi Guo
/s/ Aijun Huang	Independent Director Appointee
Name: Aijun Huang
/s/ Kaiyu Ni	Independent Director Appointee
Name: Kaiyu Ni

II-2

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Qinhui Technology International Co., Ltd, has signed this registration statement or amendment thereto in Washington, District of Columbia on February 11, 2025.

Authorized U.S. Representative
By:	/s/ Thomas A. Mauro
Name: Thomas A. Mauro

II-3